As filed with the Securities and Exchange Commission on April 21, 2005
                                      An Exhibit List can be found on page II-2.
                                                     Registration No. 333-



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                           ---------------------------


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           ---------------------------

                             THOMAS EQUIPMENT, INC.
                 (Name of small business issuer in its charter)

           DELAWARE                            3531                    58-3565680
(State or other Jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)     Identification No.)

                            1818 North Farwell Avenue
                               Milwaukee, WI 53202
                                 (312) 224-8812
                                 --------------

          (Address and telephone number of principal executive offices and principal place of business)

                                 David M. Marks,
                                    Chairman
                            1818 North Farwell Avenue
                               Milwaukee, WI 53202
                                 (312) 224-8812
            (Name, address and telephone number of agent for service)

                           ---------------------------

                                   Copies to:
                              Thomas A. Rose, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                       (212) 930-9700 (212) 930-9725 (fax)

                           ---------------------------

                Approximate Date of Proposed Sale to the Public:
     From time to time after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                           Proposed Maximum      Proposed Maximum      Amount of
          Title of each class of securities               Amount to be    Offering Price Per    Aggregate Offering   Registration
                   to be registered                        Registered         Security(1)             Price               Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value (2)                          12,985,000          $4.50                $ 58,432,500       $ 6,877.50
Common Stock, $.001 par value (3)                           4,020,000          $6.00                $ 24,120,000       $ 2,838.92
Common Stock, $.001 par value(4)                            4,000,000          $6.00                $ 24,000,000       $ 2,824.80
Common Stock, $.001 par value                               5,980,000          $6.00                $ 35,880,000       $ 4,223.08
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                      26,985,000          n/a                  $142,432,500       $16,764.30
===================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on April 19, 2005, which was $4.50 per share.

(2) Includes a good faith estimate of shares of common stock issuable upon the conversion of convertible debentures.

(3) Includes a good faith estimate of shares of common stock issuable upon the exercise of common stock purchase option.

(4) Includes a good faith estimate of shares of common stock issuable upon the exercise of common stock purchase warrants.

      The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 21, 2005

                             Thomas Equipment, Inc.
                           Up to 26,985,000 Shares of
                                  Common Stock

      This prospectus relates to the resale by the selling stockholders of up to 26,985,000 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering.

      We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the sale price of any common stock we sell to the selling stockholders upon exercise of warrants or options. All costs associated with this registration will be borne by us.

      Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol TEQI. As of April 19, 2005, the closing price of our common stock was $4.50.

            Investing in our common stock involves substantial risks.
                    See "Risk Factors," beginning on page 7.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is _______, 2005

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Thomas Equipment," "we," "us," and "our" refer to Thomas Equipment, Inc., a Delaware corporation.

                             Thomas Equipment, Inc.

      Thomas Equipment, Inc. operates through two business segments, Thomas Equipment and Pneutech.

      Thomas Equipment manufactures and distributes through a worldwide network of dealers and distributors a full line of skid steer and mini skid steer loaders as well as attachments, mobile screening plants and six models of mini excavators. In addition to our industrial and construction products, Thomas manufactures a complete line of potato harvesting and handling equipment. Thomas Equipment also operates six retail stores, three in Atlantic Canada, one in Presque Isle, Maine, one in Aurora, Colorado and one in Chicago, Illinois.

      Pneutech and its subsidiaries are engaged in the fluid power industry providing distribution and manufacturing of pneumatic and hydraulic components and systems for the industrial market, distribution and manufacturing of hydraulic components and systems for the mobile market and manufacturing of hydraulic cylinders and metal gaskets for the industrial market. Pneutech is a strategic supplier to Thomas, as well as 15,000 other active customers. Pneutech maintains nine manufacturing and distribution facilities in Canada and one manufacturing plant in South Korea. It has a diverse array of capabilities in the distribution of fluid power components as well as manufacturing spiral wound metal gaskets and steel components.

      Our principal executive offices are located at 1818 North Farwell Avenue, Milwaukee, Wisconsin 53202. Our telephone number is (312) 224-8812.

                                  The Offering

Common stock outstanding before the offering      21,250,006 shares
  Common stock offered by selling
  stockholders...............................     Up to 26,985,000 shares assuming full conversion of convertible debentures and exercise of outstanding common stock purchase warrants and options by the selling stockholders. This number would represent approximately 55.9%
                                                  of our total outstanding stock, assuming the issuance of all such shares.
Common stock to be outstanding
  after the offering.........................     Up to 42,255,006 shares.
  Use of proceeds............................     We will not receive any proceeds from the sale of the common stock hereunder. We will, however, receive the sale price of any common stock we sell to the selling stockholders upon exercise of warrants or options.
                                                  See "Use of Proceeds" for a complete description.

OTCBB Symbol.................................     TEQI

FINANCIAL SUMMARY

 (In thousands of U.S. dollars, except share and per share data)

Because the following is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements, from which this information was derived, and their explanatory notes and Management's Discussion and Analysis before making an investment decision.

The following three pages contain information related to Thomas Equipment (since inception on October 1, 2004 and before the acquisition of Pneutech), Thomas Equipment Limited, a predecessor business to Thomas Equipment, Pneutech which was acquired on February 28, 2005, and proforma combined condensed financial information as if Thomas Equipment and Pneutech were merged as of December 31, 2004 and on July 1, 2003. For a more detailed discussion of the businesses and the acquisitions you should refer to the overview section in management's Discussion and Analysis.

      THOMAS EQUIPMENT AND PREDECESSOR BUSINESS (THOMAS EQUIPMENT LIMITED)



                                       --Successor Business-- | -------------------- Predecessor Business ---------------------
                                             Unaudited        |  Unaudited        Unaudited
                                            Three months      | Three months      Six months
                                               ended          |    ended            ended          Year Ended       Year Ended
                                            December 31,      | December 31,     December 31,       June 30,         June 30,
                                                2004          |     2003             2003             2004             2003
                                            ------------      | ------------     ------------     ------------     ------------
Statement of Operations Data:                                 |
     Revenues                               $     28,490      | $     11,928     $     26,578     $     55,705     $     49,274
     Gross profit                                  4,362      |        1,264            3,502            8,146            5,659
     Operating loss                               (8,359)     |       (2,053)          (2,548)          (6,916)            (982)
     Net loss                                     (9,757)     |       (2,047)          (2,614)         (11,555)          (1,020)
  Common Share Data:                                          |
       Net loss per share -                                   |
           Basic *                                 (0.46)     |        (0.10)           (0.12)           (0.54)           (0.05)
        Common shares                                         |
           outstanding*                       21,250,006      |   21,250,006       21,250,006       21,250,006       21,250,006
                                                              |
Balance Sheet Data:                                           |
       Total assets                         $     51,065      | $         --     $         --     $     51,186     $     51,945
       Working capital (deficit)                  10,361      |           --               --          (25,223)          23,202
       Shareholders' equity (deficit)              6,894      |           --               --          (11,766)         (21,667)



* Common shares outstanding used herein are those of the combined Thomas Equipment and Pneutech as if the acquisition of Pneutech had occurred at the beginning of the periods presented. No affects of dilutive shares are included as the proforma combined results of operations would have resulted in a net loss and therefore such shares would be antidilutive.

                                    PNEUTECH

                                             Year Ended      Year Ended
                                             October 31,     October 31,
                                                2004            2003
                                            ------------    ------------

      Statement of Operations Data:
           Revenues                         $     49,040    $     37,971
           Gross profit                           10,882           8,197
           Operating income                        1,849           1,144
           Net income (loss)                         192            (328)
        Common Share Data:
             Net income (loss) per share
                - Basic *                           0.01           (0.02)
             Common shares
                 outstanding*                 21,250,006      21,250,006

      Balance Sheet Data:
             Total assets                   $     35,075              --
             Working capital                       1,306              --
             Shareholders' equity                  4,381              --

* Common shares outstanding used herein are those of the combined Thomas Equipment and Pneutech as if the acquisition of Pneutech had occurred at the beginning of the periods presented. No affects of dilutive shares are included as the proforma combined results of operations would have resulted in a net loss and therefore such shares would be antidilutive.

                   REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following is derived from our unaudited proforma combined condensed financial statements, included elsewhere in this prospectus, as if the acquisition had occurred on December 31, 2004 for the balance sheet data and as if the acquisition had occurred on July 1, 2003 for the statement of operations data. Certain proforma adjustments and eliminations have been reflected to account for the combination and have been described in the notes to the unaudited proforma combined condensed financial statements.

                                                              Year Ended
                                             December 31,      June 30,
                                               2004 **           2004
                                            ------------     ------------
      Statement of Operations Data:
           Revenues                                   --     $     97,559
           Gross profit                               --           17,218
           Operating income (loss)                    --          (12,315)
           Net income (loss)                          --          (23,415)
        Common Share Data:
             Net loss per share -
                 Basic *                              --            (1.10)
              Common shares
                 outstanding*                         --       21,250,000

      Balance Sheet Data:
             Total assets                   $     91,438               --
             Working capital                      13,883               --
             Shareholders' equity                 20,451               --

* Common shares outstanding used herein are those of the combined Thomas Equipment and Pneutech as if the acquisition of Pneutech had occurred at the beginning of the periods presented. No affects of dilutive shares are included as the proforma combined results of operations would have resulted in a net loss and therefore such shares would be antidilutive.

** The proforma information as of December 31, 2004 balance sheet data is derived from the December 31, 2004 balance sheet of Thomas Equipment (prior to acquiring Pneutech) and Pneutech's balance sheet as of its latest year end of October 31, 2004 with adjustments as reflected in the proforma combined financial statements.

                   REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

  Amounts reported throughout this prospectus derived from specific financial statements are translated to U.S. dollars at various period end rates or average period rates. Other amounts not related to results of operations or financial condition have been translated into U.S. dollars at the December 31, 2004 translation rate of 0.8303 U.S. dollars per Canadian dollar

     As noted in the financial summary above, the financial statements and Management's Discussion and Analysis of Financial Condition and Results of
  Operations amounts are stated in thousands. Amounts in all other sections of this registration statement are stated in whole dollars.

RISK FACTORS

      This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock.

      We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results.

Risks Relating to Our Business

Thomas Equipment Limited, Our Predecessor, was in Poor Financial Condition and Had a History of Operating Losses Which Raised Substantial Doubt About Its Ability to Continue as a Going Concern At the Date We Acquired Their Operating Business and Certain Assets.

      As described in Thomas Equipment Limited's financial statements, Thomas Equipment Limited was not generating sufficient cash flows to cover its operating costs and to fund investments in working capital and additions to property, plant and equipment. Thomas Equipment Limited also had a working capital deficit and shareholder's deficiency at October 1, 2004, the date we acquired their business and certain assets. For the year ended June 30, 2004, Thomas Equipment Limited had sales of $55,705,000 and a net loss of $11,555,000. In their report dated January 7, 2005, Thomas Equipment Limited's independent registered public accountants, PricewaterhouseCoopers LLP indicated that the financial statements were affected by conditions and events that cast substantial doubt on Thomas Equipment Limited's ability to continue as a going concern. Mc Cain Foods Limited has committed to provide financial support as required to ensure Thomas Equipment Limited is able to meet its remaining liabilities after thesale of its business to Thomas Equipment as they fall due. However, this commitment does not extend to Thomas equipment.

      We Have Experienced Significant Losses Since October 1, 2004, and Must Obtain Needed Capital Through Operations or Other Sources or We Will be Required to Curtail or Cease Certain Operations

      Since our acquisition of this business on October 1, 2004 we have also experienced negative cash flows in our first quarter of operations which is likely to continue until such time as our receivables become due and their collection will begin to offset the cash used in paying our operating expenses. For the three months ended December 31, 2004, Thomas Equipment, Inc. had sales of $14,633,000 and a net loss of $8,155,000, which included non-cash items totaling approximately $7,500,000 consisting of stock based compensation and depreciation and amortization of debt discount related to the issuance of warrants. The ability of Thomas Equipment to continue as a going concern and to meet its obligations as they fall due is dependant upon timely collection of receivables, our ability to secure additional financing as required and upon attaining profitable operations. While we believe we have sufficient funding in place to enable us to continue as a going concern for at least the next 12 months, there is no assurance that our collections will be timely or that we will have access to available borrowings if needed in the future. The failure to obtain any such needed capital could cause us to curtail or cease particular operations.

We Have in The Past And May in the Future Acquire Other Businesses Which Could be Difficult to Integrate, Thereby Reducing Our Opportunities for Success.

      We recently completed the acquisitions of Thomas Equipment 2004 and Pneutech. In the future, we may acquire or make strategic investments in other complementary businesses. We have limited experience in acquiring or investing in other businesses and we may not be successful in completing, financing, or integrating an acquired business into our existing operations.

      Any such acquisitions could involve the dilutive issuance of equity securities or the incurrence of debt. In addition, although we have not experienced any of these problems to date, the acquisition of businesses pose numerous additional risks, such as:

      o     unanticipated costs associated with the acquisition or investment;

      o     diversion of management time and resources;

      o problems in assimilating and integrating the new business operations;

      o     potential loss of key customers or personnel of an acquired company;

      o     increased legal and compliance costs; and

      o     unanticipated liabilities of an acquired company.

Further, although an acquired company may have already developed and marketed products, we can not assure you that the products will continue to be successful, that product enhancements will be made in a timely fashion or that pre-acquisition due diligence will have identified all possible issues that might arise with respect to the acquired company or its products and that could materially and adversely affect our business.

We Face Intense Competition From Multinational Manufacturers, Which Could Materially and Adversely Affect Pricing Policies and Resultant Profitability.

      Thomas Equipment's construction equipment product lines face competition in each of our markets. In general, each line competes with a small group of companies, all of which are larger than Thomas Equipment. In addition, the agriculture equipment industry has become significantly consolidated, which affects our ability to compete. The agriculture equipment markets in North America are highly competitive and require substantial capital outlays. We compete within these equipment markets based primarily on products sold, price, quality, service and distribution. From time to time, the intensity of competition results in price discounting in a particular industry or region. Such price discounting puts pressure on margins and can negatively impact operating profit. Outside of the United States and Canada, certain competitors enjoy competitive advantages inherent to operating in their home countries.

      Our outlook depends on a forecast of our share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices. The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated price realization.

Our Sales Growth is Tied to Global Economic Conditions and Changes in Interest Rates and Currency Exchange Rates Could Affect Our Anticipated Revenue.

      We are exposed to market risk from changes in interest rates as well as fluctuations in currency. A worldwide economic recovery is now underway. If interest rates rise significantly, this recovery could be less robust than assumed, likely weakening machinery and engine sales. In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

      We currently do not engage in hedging transactions that would mitigate losses from changes in interest rates or currency fluctuation which could result in higher than expected costs or lower than expected sales.

We Rely Heavily On Commodities in the Manufacturing of Our Equipment and Price Fluctuations Can Have a Material and Adverse Affect On the Cost Structure of Our Business.

      We are exposed to fluctuations in market prices for commodities, especially steel. Due to increasing global demand for steel, coupled with steel supply constraints, the cost of steel increased significantly during 2004 (the world steel price index rose approximately 125% between June 2003 and June
2004). At this time, we are unable to predict the potential impact of future increases in steel costs on the cost of our products, or our ability, if any, to increase the selling price of our products to cover such costs. We have not yet established arrangements to hedge commodity prices and, where possible, to limit near-term exposure to fluctuations in raw material prices. As a result, the cost to manufacture our products may rise at a time when we are unable to increase the selling price of such products.

Our Business is Subject to Environmental Regulations, With Which the Failure to Comply Could Result in Substantial Penalties.

      We are regulated by various local and international environmental laws governing our use of substances and control of emissions in all our operations. Compliance with these laws could have a material impact on our capital expenditures, earnings, or competitive position. Our failure or inability to comply with the applicable laws and regulations could result in monetary or other penalties, resulting in unanticipated expenditures or restrictions on our ability to operate.

We Are Dependent on Third-Party Dealers for Much of Our Thomas Equipment Sales, Which Could Reduce Our Ability to Gain a Foothold in the Marketplace.

      We are attempting to build the Thomas brand through direct retail sales, dealer networks and major supply agreements with United Rental, the largest US equipment rental chain. Dealers carry inventories of both new and rental equipment and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively. The current outlook assumes dealers will reduce inventories slightly in the coming year; more drastic reductions would adversely affect sales.

We are Dependent On Third-party Dealers for Much of Our Thomas Equipment Sales, Which Could Reduce Our Ability to Gain a Foothold in the Marketplace.

      We are attempting to build the Thomas brand through direct retail sales, dealer networks and major supply agreements with United Rental, the largest US equipment rental chain. Dealers carry inventories of both new and rental equipment and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively. The current outlook assumes dealers will reduce inventories slightly in the coming year; more drastic reductions would adversely affect sales.

We Have Recently Entered Into a Supply Agreement With Hyundai Heavy Industries Co., Ltd., the Loss of Which Would Result in Significantly Lower Sales Than Anticipated.

      In February 2005, we entered into an agreement with Hyundai Heavy Industries Co., Ltd. pursuant to which we were engaged as the sole and exclusive supplier of private label skid loaders, accessories and parts to be sold by Hyundai throughout the world. The initial term of the agreement with Hyundai is for two years and will be automatically renewed for successive terms of one year unless terminated. We anticipate sales to Hyundai to represent a substantial portion of our skid loader sales for the foreseeable future, although there is no minimum sales requirement contained in the agreement. The termination of the Hyundai agreement for any reason or a volume of sales which is materially below our anticipated levels would result in substantially lower sales revenue for Thomas Equipment overall.

A Disruption or Termination of Our Relationships With Certain Suppliers Could Have a Material Adverse Effect On Our Operations.

      Certain of the components included in our products are obtained from a limited number of suppliers, including in particular the engines used for our skid loaders. Disruption or termination of supplier relationships could have a material adverse effect on our operations. We believe that alternative sources could be obtained, if necessary, but the inability to obtain sufficient quantities of the components or the need to develop alternative sources, if and as required in the future, could result in delays or reductions in product shipments which in turn may have an adverse effect on our operating results and customer relationships.

We May Face Product Liability Claims, Which Could Result in Losses in Excess of Our Insurance Coverage or in Our Inability to Obtain Adequate Insurance Coverage in the Future.

      Like most manufacturing companies, we may be subject to significant claims for product liability and may have difficulty in obtaining product liability insurance or be forced to pay high premiums. We currently have product liability insurance and have not been subject to material claims for product liability. However, there can be no assurance that we will be able to obtain adequate insurance in the future or that our present or future insurance would prove adequate to cover potential product claims.

Our Sales Are Subject to Numerous Political Factors, Including Terrorist Attacks Which Could Cause Unanticipated Declines in Sales.

      Political factors in the United States and abroad have a major impact on global companies. Our business outlook assumes that there will be no major terrorist attacks. If there is a major terrorist attack, confidence could be undermined, causing a sharp drop in economic activities and our sales. Attacks in major developed economies would be the most disruptive.

Risks Relating to Our Current Financing Arrangements

There are a Large Number of Shares Underlying Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

      As of the date of this prospectus, we had 21,250,006 shares of common stock issued and outstanding and we had convertible notes which could require the issuance of approximately 13,000,000 additional shares of common stock to Laurus Master Fund, Ltd., convertible preferred stock which is convertible into 8,333,333 shares of common stock and options and warrants which could require the issuance of 10,103,333 additional shares of common stock. All of the shares, including all of the shares issuable upon conversion of the convertible notes and upon exercise of our warrants and option, are being registered hereunder. Upon registration such shares may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Issuance of Shares Upon Conversion of the Convertible Notes and Exercise of Outstanding Warrants and Options May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

      The issuance of shares upon conversion of the convertible notes and exercise of warrants and options may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the stock at a price lower than the current market prices. Although Laurus may not convert their convertible notes and/or exercise their warrants if such conversion or exercise would cause them to beneficially own more than 9.99% of our outstanding common stock, this restriction does not prevent Laurus from converting and/or exercising some of their holdings, selling the shares obtained and then converting the rest of their holdings. In this way, Laurus could sell more than this limit while never holding more than this limit.

If We are Required for Any Reason to Repay Our Outstanding Secured Convertible Notes to Laurus At an Unexpected Time, We Could Deplete Our Working Capital. Our Inability to Repay the Secured Convertible Notes, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

      In November 2004, we entered into various agreements, as subsequently amended, with Laurus for the sale of up to $27,900,000 principal amount of secured promissory notes. The $7,900,000 of secured convertible term notes are due and payable, with interest, on a monthly basis over a three-year period, unless sooner converted into shares of our common stock. The secured revolving note and minimum borrowing note in the maximum amount of $20,000,000 are due in three years, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to pay any taxes when due, our failure to perform under and/or commit any breach of the security agreements or any ancillary agreement, any event of default under any other indebtedness by us or any of our subsidiaries could require the early repayment of the secured convertible notes at a rate of 115%, including a default interest rate on the outstanding principal balance of the notes if the default is not cured within the specified grace period. If we are required to repay the secured convertible notes, we would be required to use our limited working capital and we would need to raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If We are Unable for Any Reason to Repay Our Outstanding Secured Note Payable to Roynat Merchant Capital Inc. On Its Due Date of December 30, 2005, It Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

      We issued a $5,397,000 secured debenture to Roynat Merchant Capital
Inc. in February 2005 which is due and payable, in full on December 30, 2005 and bears interest at the rate of 15% per annum. If the principal amount is not repaid in full on December 30, 2005 then on December 31, 2005 and the last day of each month thereafter until payment in full, we agreed to pay additional interest to Roynat in the amount of $41,515. The obligations to Roynat are secured by various security agreements and pledges on substantially all of our assets, subordinated generally to Laurus. If we do not have adequate resources at such time to repay the debenture, through other financing or the depletion of our working capital, Roynat could commence legal action against us and foreclose on our assets in a sufficient amount to recover the amounts due. Any such action could hinder our ability to operate in the normal course of business.

If an Event of Default Occurs Under the Security Agreement, Secured Convertible Notes, Warrants, Stock Pledge Agreement or Subordination Agreement, the Investors Could Take Possession of All Our and Our Subsidiaries' Assets.

      In connection with the security agreement we entered into in November 2004, as subsequently amended, we executed a stock pledge agreement in favor of Laurus granting them a first priority security interest in the common stock of our subsidiaries, all of our and our subsidiaries' goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. In February 2005, we also entered into security and stock pledge agreements with Roynat Merchant Capital Inc. in connection with the issuance of a $5,397,000 subordinated debenture. The security agreements and stock pledge agreements state that if an event of default occurs under any agreement with the lenders, the lenders have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

If we Sell any Securities at an Effective Price below the Conversion Price of Our Laurus Debentures or Exercise Price of Our Laurus Warrants, Such Conversion and Exercises Prices Will be Lowered, Resulting in Additional Dilution to Shareholders

      We have allocated and registered in this offering approximately 16,000,000 shares of common stock to cover the conversion of the debentures and exercise of warrants by Laurus. If we engage in a lower priced transaction than our current financing arrangements with Laurus while the convertible debentures or warrants are outstanding, then the conversion price of the debentures and exercise price of the warrants will be adjusted to the lower transaction price and we may be required to issue additional shares of common stock to Laurus. If this occurs, the number of shares which are registered pursuant to this prospectus may not be adequate. Accordingly, we may be required to file a subsequent registration statement covering additional shares. If the shares we have allocated and are registering herewith are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection therewith.

If We Sell Any Securities At a an Effective Price Below $3.00 Per Share, the Exercise Price of Our Roynat Warrants Will be Lowered, Resulting in Additional Dilution to Shareholders

      We have allocated and registered in this offering 1,000,000 shares of common stock to cover the exercise of warrants by Roynat Merchant Capital. If we engage in a lower priced transaction than $3.00 per share while the Roynat warrants are outstanding, then the exercise price of the warrants will be adjusted to account for the dilution to Roynat and we may be required to issue additional shares of common stock to Roynat. If this occurs, the number of shares which are registered pursuant to this prospectus may not be adequate. Accordingly, we may be required to file a subsequent registration statement covering additional shares. If the shares we have allocated and are registering herewith are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection therewith.

If Our Subsidiary's Preference Shareholder Elects to Have the Preference Shares Redeemed, We Will be Required to Pay $8,303,000, Which May Not be Available or Which Would Reduce Working Capital

      In connection with our acquisition of the assets of Thomas Equipment Limited, our wholly-owned subsidiary, Thomas Equipment 2004 Inc. issued Preference Shares having a value of $8,303,000 to the owner of Thomas Equipment Limited. The Preference Shares are redeemable at the option of the holder at any time after April 1, 2006. If we are required to pay the redemption amount, we may be unable to pay such amount due to unavailability of sufficient working capital. In such event, we would be required to raise additional capital which may not be available on reasonable terms or at all.

Our Common Stock May be Subject to the "Penny Stock" Rules of the Sec and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

      The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

      In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

      The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

      Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Forward-Looking Statements

      Information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, fluctuations in currency exchange rates or interest rates, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the option and/or warrants. We expect to use the proceeds received from the exercise of the option and/or warrants, if any, for general working capital purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information


      Our common stock is currently quoted on the Over-The-Counter Bulletin Board under the symbol TEQI. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions. All prices have been adjusted for a one-for-40 reverse stock split effected in October 2004.

                                                            2005
                                                  -------------------------
Common Stock                                      High         Low
---------------------------------------------------------------------------
Second Quarter Ended April 19, 2005               $6.00        $4.50
First Quarter Ended March 31, 2005                $8.00        $3.90

                                                            2004
                                                  -------------------------
Common Stock                                      High         Low
---------------------------------------------------------------------------
Fourth Quarter Ended December 31, 2004            $5.00        $0.40
Third Quarter Ended September 30, 2004            $2.00        $1.20
Second Quarter Ended June 30, 2004                $2.40        $1.20
First Quarter Ended March 31, 2004                $2.40        $0.40

                                                            2003
                                                  -------------------------
Common Stock                                      High         Low
---------------------------------------------------------------------------
Fourth Quarter Ended December 31, 2003            $2.80        $0.80
Third Quarter Ended September 30, 2003            $2.40        $1.20
Second Quarter Ended June 30, 2003                $8.00        $1.60
First Quarter Ended March 31, 2003                $3.20        $0.40

      As of March 30, 2005, there were approximately 325 stockholders of record of our common stock. Our registrar and transfer agent is Interwest Stock Transfer, Inc.

Dividend Policy


      We have not adopted any policy regarding the payment of dividends on our common stock. We do not intend to pay any cash dividends on our common stock in the foreseeable future. All cash resources are expected to be invested in developing our business. We are not permitted to pay dividends on our common stock except with the prior consent of Roynat and Laurus.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this registration statement. This discussion contains forward-looking statements that involve risks and uncertainties. All statements regarding future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In many cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of such terms and other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from those projected in the forward-looking statements. In evaluating these statements, you should specifically consider various factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this registration statement.

  UNLESS OTHERWISE MARKED ALL AMOUNTS ARE IN U.S. DOLLARS IN THOUSANDS, EXCEPT
                            SHARE AND PER SHARE DATA

Overview

      Thomas Equipment, Inc. has two business segments, Thomas Equipment and Pneutech.

      Thomas Equipment 2004 Inc acquired the business, fixed assets and inventory of Thomas Equipment Limited from McCain Foods Limited effective October 1, 2004, and manufactures and distributes through a worldwide network of dealers and distributors a full line of skid steer and mini skid steer loaders as well as attachments, mobile screening plants and six models of mini excavators. In addition to industrial and construction products, Thomas Equipment manufactures a complete line of potato harvesting and handling equipment, and also operates six retail stores, three in Atlantic Canada, one in Presque Isle, Maine, one in Aurora, Colorado and one in Chicago, Illinois. Thomas Equipment Limited originated in 1943 as a manufacturer of farm equipment and in 1964, was acquired by McCain Foods Limited. In 1969, Thomas Equipment Limited further diversified its product line with the development of the world's first hydrostatic drive skid steer loader. Today, this business manufactures a full line of skid steer loaders, attachments, screening plants, excavators, and other agricultural and industrial equipment as noted above.

      Pneutech, established in 1973, and its subsidiaries are engaged in the fluid power industry providing distribution and manufacturing of pneumatic and hydraulic components and systems for the industrial market, distribution and manufacturing of hydraulic components and systems for the mobile market and manufacturing of hydraulic cylinders and metal gaskets for the industrial market. Pneutech is a strategic supplier to Thomas Equipment, as well as 15,000 other active customers. Pneutech maintains nine manufacturing and distribution facilities in Canada and one manufacturing plant in South Korea. It has a diverse array of capabilities in the distribution of fluid power components as well as manufacturing spiral wound metal gaskets and steel components.

      Although a significant portion of our sales are transacted in the U.S., Korea and Europe, most of our assets and operations are in Canada and, as a result, our functional currency for recording transactions is the Canadian dollar, which is then translated into U.S. dollars for reporting purposes. Amounts reported throughout this discussion derived from specific financial statements are translated at various period end rates or average period rates. Other amounts not related to results of operations or financial condition have been translated to U.S. dollars at the December 31, 2004 rate of $0.8303 per Canadian dollar.

Reorganization of Maxim Mortgage Corporation to Thomas Equipment, Inc.

      On October 11, 2004, Thomas Equipment, Inc., formerly Maxim Mortgage Corporation, entered into an Agreement and Plan of Reorganization with Thomas Equipment 2004 Inc., Thomas Ventures Inc., both of which were formed in 2004 for the purposes of the asset acquisition described below. Under the terms of the agreement, we acquired 100% of the common stock of Thomas Equipment 2004 and Thomas Ventures in exchange for the issuance by us of 16,945,000 common shares (approximately 94% of the outstanding shares immediately after the reorganization). Although we were the legal acquirer, Thomas Equipment 2004 has been identified as the accounting acquirer and as such the acquisition has been accounted for as a recapitalization. The officers and directors of Thomas Equipment 2004 and Thomas Ventures assumed similar positions with us. As a result, our consolidated financial statements represent the results of operations and cash flows of the accounting acquirer from the date of its inception, October 1, 2004.


Acquisition of Operating Assets from Predecessor Business - Thomas Equipment Limited


      On November 9, 2004, Thomas Equipment 2004 acquired the business, fixed assets and inventory of Thomas Equipment Limited, an unrelated company for $33,879, which includes $5,210 in capital leases, effective as of October 1, 2004. Thomas Equipment Limited is considered to be a predecessor business of ours. As a result, we have included discussions of its results of operations for the periods prior to the acquisition.

      Prior to acquisition, Thomas Equipment Limited was not generating sufficient cash flows to cover its operating costs and to fund investments in working capital and additions to property, plant and equipment, and also had a working capital deficit and shareholder's deficit at the date acquired. We have obtained a flexible borrowing base in connection with the acquisition of Thomas Equipment Limited's business and certain of its assets to fund our operations which we believe will provide us with sufficient resources to operate for the next twelve months (see discussion of Liquidity and Capital Resources below).

Acquisition of Operating Businesses - Pneutech, Inc. and Subsidiaries

      On February 28, 2005, we acquired 100% of the common stock of Pneutech, in exchange for the issuance by us of a total of 1,082,639 shares of our common stock and warrants to purchase 211,062 shares of common stock, exercisable at $3.00 per share. An additional 167,359 shares of common stock were issued as of the closing in exchange for the cancellation of approximately $508 of debt owed by Pneutech.

      Upon the closing, Pneutech also redeemed 929 preference shares and 530,000 special shares owned by 3156176 Canada, Inc. for an aggregate of $523. Clifford Rhee, the President and a member of our Board of Directors is the beneficial owner of 3156176 Canada, Inc., which was the owner of approximately 47% of the common shares, 929 preference shares and 530,000 special shares of Pneutech. Mr. Rhee is also the President and a member of the Board of Directors of Pneutech. Upon the Closing of the acquisition, Mr. Rhee continues to serve as President of both the Company and Pneutech. The members of the Company's Board were appointed as members of the Pneutech Board.

RESULTS OF OPERATIONS

      Although the revenue generating activities of Thomas Equipment Limited, the predecessor business, remained significantly intact after the acquisition, there have been changes in our distribution strategy, cost structure, hedging and financing activities. As a result, we believe that the expenses of the predecessor business are not representative of our current business, financial condition or results of operations. Accordingly, where practicable we have included various forward looking statements regarding effects of our new operating structure.

      Because of the integrated nature of Thomas Equipment's sole manufacturing operation and common administrative and marketing support functions, the Thomas Equipment business is treated by management as a single operating segment for the purpose of making operating decisions and assessing performance.


RESULTS OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 2004 COMPARED TO 2003

  The information contained in this section, "For the year ended June 30, 2004 compared to 2003," is related to our predecessor and is the only section in this MD&A that has been reviewed with management of that predecessor business, Thomas Equipment Limited.

Going Concern


      The financial statements of the predecessor business, Thomas Equipment Limited, have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business for the foreseeable future. This company was not generating sufficient cash flows to cover its operating costs and to fund investments in working capital and additions to property, plant and equipment, and also had a working capital deficit and shareholder's deficiency at the date the business was acquired by Thomas Equipment.

      These conditions cast substantial doubt upon the validity of the going concern assumption. Thomas Equipment Limited's parent, McCain Foods Limited has committed to provide financial support to ensure Thomas Equipment Limited is able to settle its obligations after the sale of its business, fixed assets and inventory to Thomas Equipment, however this commitment is limited to Thomas Equipment Limited's remaining obligations as they become due, and does not involve any continued financial support of the business now operated by Thomas Equipment.

      As a result, the ability of Thomas Equipment to continue as a going concern and to meet its obligations as they fall due is dependant upon our ability to secure additional financing as required and upon attaining profitable operations (see Liquidity and Capital Resources section below for further discussion on this matter).

Market Conditions and Company Developments in 2004

      In 2004, Thomas Equipment Limited continued to operate under challenging market conditions. The weakness of the U.S. dollar negatively impacted Thomas Equipment Limited's financial performance, as the majority of Thomas Equipment Limited's costs and expenses were incurred in Canadian dollars. In addition, escalating raw material costs, particularly steel (the world steel price index rose approximately 125% between June 2003 and June 2004) put pressure on gross margins and the uncertainty of raw material costs is expected to continue to remain a challenge for TE2004 in the future.

      Thomas Equipment Limited's market share in the Canadian loader market for 2004 was approximately 3.76% compared to approximately 3.50% in 2003, based on information obtained from the Association of Equipment Manufacturers.

      2004 represented a vital year for Thomas Equipment Limited in terms of innovation. The new to market T900 Screen, which is less expensive and more mobile compared to a competitor's similar product was developed to meet the needs and wants of customers. Product lines were also expanded to include a variety of loaders and mini skids (T320, T205, T250/ T255, 35DT).


----------------------------------------------------------------------------------------------------------------
                                                                                                % Change
For the year ended June 30              2003                          2004                     2003 to 2004
----------------------------------------------------------------------------------------------------------------
Revenues                             $   49,274         100.0%      $55,705         100.0%         13.1%
  Cost of Goods                          43,615          88.5%       47,559          85.4%          9.0%
Gross Profit                              5,659          11.5%        8,146          14.6%         43.9%
  Selling Expenses                        5,810          11.8%        6,179          11.1%          6.4%
  G&A Expenses                            3,551           7.2%        5,472           9.8%         54.1%
  Research and Development                  134           0.3%        1,052           1.9%        685.1%
  Provision for Doubtful Accounts           197           0.4%        1,657           3.0%        741.0%
  Other Expense (Income)                 (3,051)         (6.2%)         702           1.3%        123.0%
Operating Loss                             (982)         (2.0%)      (6,916)        (12.4%)       604.3%
  Net Financial (Income) Expense            (34)           --         4,574           8.2%            *
  Provision for Income Taxes                 72           0.1%           65           0.1%        (9.72%)
Net Loss                                 (1,020)         (2.1%)     (11,555)        (20.7%)     1,032.8%
----------------------------------------------------------------------------------------------------------------

*     Percentage too large to be meaningful

Revenues

      Revenues increased by 13% to $55,705 for the year ended June 30, 2004 compared to $49,274 for fiscal 2003. Overall sales volumes in 2004 remained relatively unchanged from 2003, although the product mix changed due to a decision in fiscal 2004 to reduce the number of loaders being sold through the auction channel, and focus on enhancing stronger dealer relationships to allow Thomas Equipment Limited to increase its overall profitability on its sales. By the end of fiscal 2004, Thomas Equipment Limited had entirely exited the sale of loaders through the auction channel.

      The primary reasons for the increase in revenues relates to selling price increases to compensate for escalating raw material increases (price increases ranged between 3% - 5% depending on geographical location and product line), coupled with the weakening of the U.S. dollar, as approximately 35% of Thomas Equipment Limited sales were denominated in non-US dollar currencies (primarily the Euro and Canadian dollar) whose relative value increased compared to the previous year.

Cost of Sales and Gross Profit

      Cost of sales increased by 9% to $47,559 for the year ended June 30, 2004 compared to $43,615 for fiscal 2003 mainly due to a 40% increase in Thomas Equipment Limited's cost of steel (which accounts for approximately 10% of Thomas Equipment Limited's cost of sales) coupled with the weakening of the U.S. dollar which increased manufacturing costs, as those costs are primarily incurred in Canadian dollars.

      As a result of the above, gross profit margin increased by 43.9% to $8,146 for the year ended June 30, 2004 compared to $5,659 for fiscal 2003.

Selling Expenses

      Selling expenses increased by 6.4% to $6,179 for the year ended June 30, 2004 compared to $5,810 for fiscal 2003. As a percentage of revenues, selling costs increased to 11.8% in 2004 from 11.1% in 2003. This increase primarily related to Thomas Equipment Limited's focus on its dealer network versus the use of auctions in 2003.

General and Administrative Expenses

      General and administrative expenses which consist of administrative expenses, insurance, legal and other non-manufacturing related expenses, increased by 54.1%, or $1,921, to $5,472 in fiscal 2004 compared to $3,551 for fiscal 2003. The increase in these costs is due in part to the weakening of the U.S. dollar as the majority of these costs are incurred in Canadian dollars. This was coupled with higher product liability insurance premiums and deductible costs, higher legal fees resulting from marketing the company for sale, completion of an environmental audit and more aggressive attempts to collect delinquent accounts, and higher employee benefit costs due to the reduction in the discount rate used to determine the annual benefit cost.

Research and Development Costs

      Research and development costs, including outsourced engineering costs, increased by $918 from $134 in fiscal 2003 to $1,052 in fiscal 2004 in an effort to expand and improve Thomas Equipment Limited's product lines.

Provision for Doubtful Accounts

      Thomas Equipment Limited's provision for doubtful accounts expense increased by $1,460, or 741% to $1,657 in fiscal 2004 from $197 in fiscal 2003. The terms of Thomas Equipment Limited's trade and financing receivables extend for periods of between 6 - 18 months before they start to become due for payment. During the first quarter of 2004 (September 30, 2003), the number and magnitude of overdue accounts started to increase relating to sales from as early as mid 2002, when the U.S. economy, and to a certain extent the world, was in an economic recession. As a result, during the second quarter of 2004, management performed a detailed review and investigation of their aged receivables and determined that an increase in the provision was required to reserve for the accounts that were becoming overdue. This was continually monitored throughout the year and collection efforts were stepped up in an attempt to collect these overdue accounts. See critical accounting policies below for a description of the policy & risk of actual results being different than estimates used in determining a provision for doubtful accounts.

Other Income (Expense), Net

      Other income (expense) consisted primarily of restructuring charges & foreign currency gains and losses, and amounted to a net expense of $702 in 2004 compared to a net income of $3,051 in 2003. Significant reasons for this change are as follows:

      o Thomas Equipment Limited recorded a restructuring charge of approximately $886 in 2004 related to severance costs associated with a decision to terminate certain employees. The restructuring program's goal was to reduce annual costs by approximately $1,500 (including salaries, benefits and travel).

      o A foreign exchange loss of $106 was recorded in 2004 versus a gain of $3,061 in 2003 on foreign currency forward exchange contracts entered into to manage some of the company's foreign exchange risk on its U.S. dollar sales. The gain in fiscal 2003 was primarily caused by the weakening of the U.S. dollar against the Canadian dollar over the course of fiscal 2003 as the fair value of Thomas Equipment Limited's foreign exchange contracts was greater on June 30, 2003 compared to June 30, 2002. In fiscal 2004, many of the contracts with positive fair values matured resulting in a relatively small net loss for the year.

Net Financial Income (Expense)

      Net financial expense, consisting of interest income (expense) and dividends on preferred stock, amounted to an expense of $4,574 in 2004 compared to an income of $34 in 2003. In 2004, Thomas Equipment Limited recorded a dividend of $4,565 which comprised significantly all of the change from 2003. In fiscal 2003, prior to the adoption of SFAS 150, the dividends on the preferred stock was recorded as dividends in the consolidated statement of shareholder's deficiency. As most of the Thomas Equipment Limited's financial support from the McCain group was in the form of preferred shares throughout fiscal 2003 and most of 2004, interest charges from affiliates within the McCain group only amounted to $256 in 2004 and $134 in 2003. Other net interest income amounted to $247 in 2004 and $165 in 2003 which primarily came from receivables.

Provision for Income Taxes

      Thomas Equipment Limited has historically experienced operating losses, and as Thomas Equipment Limited's management were uncertain as to whether Thomas Equipment Limited would be able to utilize these tax losses before they expire, they provided a reserve for the income tax benefits associated with Thomas Equipment Limited's net future tax assets which primarily relate to its cumulative net operating losses. The amounts recorded as an income tax expense related to large corporation taxes and income taxes incurred by its European subsidiary, Thomas Europe NV.

Net Loss

      As a result of the above Thomas Equipment Limited reported a net loss of $11,555, for fiscal 2004, compared to a net loss of $1,020 for fiscal 2003.

Comprehensive Loss

      Thomas Equipment Limited recorded losses for currency translation adjustments of $165 and $2,369 for fiscal 2004 and 2003, respectively, related to the translation of its accounts to U.S. dollars for reporting purposes.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED DECEMBER 31, 2004 COMPARED TO DECEMBER 31, 2003

The comparative information contained in this section is that of Thomas Equipment, Inc. for the three months ended December 31, 2004 and that of our predecessor, Thomas Equipment Limited, for the three months ended December 31, 2003.

----------------------------------------------------------------------------------------------------------------
For the three months ended                                                                       % Change
December 31, (unaudited)                2003                          2004                     2003 to 2004
----------------------------------------------------------------------------------------------------------------
Revenues                             $   11,928         100.0%      $14,633         100.0%         22.7%
  Cost of Goods                          10,664          89.4%       12,358          84.5%         15.9%
Gross Profit                              1,264          10.6%        2,275          15.5%         80.0%
  Selling Expenses                        1,499          12.6%        1,361           9.3%         (9.2%)
  G&A Expenses                            1,265          10.6%        1,219           8.3%         (3.6%)
  Research and Development                  355           3.0%          245           1.7%        (31.0%)
  Provision for Doubtful Accounts           827           6.9%           74           0.5%        (91.1%)
  Stock Based Compensation                   --            --         6,431          43.9%            *
  Other (Income) Expense                   (629)         (5.3%)         216           1.5%       (134.3%)
Operating Loss                           (2,053)        (17.2%)      (7,271)        (49.7%)      (254.2%)
  Net Financial (Income) Expense            (23)           --           884           6.0%            *
  Provision for Income Taxes                 17            --            --            --             *
Net Loss                                 (2,047)        (17.2%)      (8,155)        (55.7%)      (298.4%)
----------------------------------------------------------------------------------------------------------------

*     Percentage too large to be meaningful


Revenues

      For the three months ended December 31, 2004, revenues increased by 22.7% to $14,633 compared to Thomas Equipment Limited's $11,928 for the same period in 2003. Overall sales volumes in the three months ended December 31, 2004 remained relatively unchanged from the same period in 2003. However, the product mix changed due to a decision in fiscal 2004 to reduce the number of loaders and screeners being sold through the auction channel, and focus on enhancing stronger dealer relationships to allow Thomas Equipment Limited to increase its overall profitability on its sales. By July 1, 2004, Thomas Equipment Limited had entirely exited the sale of loaders through the auction channel as noted above. The impact of this decision was to increase revenues by approximately $800 for the quarter ended December 31, 2004. Selling prices were increased to compensate for escalating raw material increases (price increases ranged between 3% - 5% depending on geographical location and product line). The impact of this increase was approximately $400. As approximately 35% of sales were denominated in non U.S. dollar currencies (primarily the Euro and the Canadian dollar), the weakening of the U.S. dollar, increased reported sales in the quarter ended December 31, 2004 by approximately $1,000 compared to the quarter ended December 31, 2003, as the relative value of these non U.S. dollar denominated sales increased compared to the previous year..

Cost of Sales and Gross Profit

      Cost of sales increased by 15.9% to $12,358 for the three months ended December 31, 2004 compared to Thomas Equipment Limited's $10,664 for the same period in 2003. As a percentage of sales, costs of sales were 89.4% for the three months ended December 2003 compared to 84.5% for the same period in 2003. The main reason for the decrease in costs of sales as a percentage of sales from 2003 to 2004 relates to Thomas Equipment Limited's decision, in 2003, to stop selling via auction channels thus decreasing cost of sales as a percentage of sales by approximately 6%. This was partially offset by an increase in our total cost of sales of approximately 3% due to rising steel prices which account for approximately 10% of our total cost of sales. As a result of the above, the gross profit margin increased by 80.0% to $2,275 for the three months ended December 31, 2004 compared to Thomas Equipment Limited's $1,264 for the same period in 2003.

Selling Expenses

      Selling expenses decreased by 9.2% to $1,361 for the second quarter ended December 31, 2004 compared to $1,499 for the same period in 2003. As a percentage of sales, selling costs also decreased to 9.3% in 2004 from 12.6% in 2003 and 11.1% for Thomas Equipment Limited's year ended June 30, 2004. These decreases primarily resulted from additional expenditures in 2003 as Thomas Equipment Limited exited from auction sales and focused on increasing dealer sales.

General and Administrative Expenses

      General and administrative expenses, consisting of administrative expenses, insurance, legal and other non-manufacturing related expenses, remained relatively stable decreasing by 3.6%, or $46, to $1,219 for the three months ended December 31, 2004 compared to Thomas Equipment Limited's $1,265 for the same period in 2003. This decrease is mainly due to the reduction in staff count initiated in July 2004.

Research and Development Costs

      Although we have made a commitment to research and development costs, they were 31% lower amounting to $245 for the second quarter of ended December 31, 2004 compared to Thomas Equipment Limited's $355 for the same period in 2003. The amount spent during the second quarter of fiscal 2005 is consistent with our plans for fiscal year 2005 and is lower than the same period of fiscal 2004 because Thomas Equipment Limited essentially had no such costs in the first quarter of fiscal 2004.

Provision for Doubtful Accounts

      Provision for doubtful accounts expense decreased significantly by 91.1% to $74 for the second quarter 2004 from Thomas Equipment Limited's $827 for the same period in 2003. The reason for this decrease is a result of the 2003 provision being increased to compensate for the accounts that were becoming overdue, as determined by the management review during the quarter ended December 31, 2003, as noted above.

Stock Based Compensation

      At our inception and for the second quarter 2005 we issued 16,945,000 shares to our founders for $2,855 or an average of $0.20 per share and sold 1,980,000 shares to Laurus for $20. Management has estimated, using the price that the highest paying founding shareholder paid and an analysis of the market price of the stock immediately after the reorganization, that the fair value of the shares was $0.59. We have recorded $6,431 as an immediate expense for the difference in the values.

Other Income (Expense), Net

      Other income (expense), consisting of foreign currency losses and other miscellaneous expenses, amounted to an expense of $216 in the quarter ended December 31, 2004 from Thomas Equipment Limited's net other income of $629 for the same quarter ended in 2003. In 2003 Thomas Equipment Limited had a foreign exchange gain on foreign currency forward exchange contracts entered into to manage some of the company's foreign exchange risk on its U.S. dollar sales. The gain in 2003 was primarily caused by the 4.4% weakening of the U.S. dollar against the Canadian dollar between June 2003 and December 2003 as the fair value of Thomas Equipment Limited's foreign exchange contracts was greater on December 31, 2003 compared to June 30, 2003. In fiscal 2004, many of the contracts with positive fair values were exercised resulting in a small net loss for fiscal year 2004. We did not enter into, nor do we have, any such contracts in the quarter ended December 31, 2004.

Net Financial Income (Expense)

      Net financial income (expense), consisting of interest income (expense), amortization of debt discounts and debt premiums and dividends on preferred stock, amounted to an net expense of $884 in the quarter ended December 31, 2004 compared to an net income of $23 in same quarter ended in 2003. In 2004, we entered into various debt agreements which resulted in financing charges consisting of amortization of deferred financing costs, warrant, stock option and premium amortization of approximately $431 (an effective interest rate of 8%); dividends on preferred shares of approximately $95 (an effective interest rate of 8%) and interest charges on issued debt of $358.

      During the same period in 2003 most of the Thomas Equipment Limited's financial support from the McCain group was in the form of preferred shares resulting in interest charges from affiliates within the McCain group offset by other net interest income which primarily came from receivables.

Provision for Income Taxes

      During the second quarter 2005, we experienced an operating loss for a loss for tax purposes. Thomas Equipment Limited had historically experienced operating losses, and as Thomas Equipment Limited's management were uncertain as to whether Thomas Equipment Limited would be able to utilize these tax losses before they expire, they provided a reserve for the income tax benefits associated with Thomas Equipment Limited's net future tax assets which primarily related to its cumulative net operating losses. We have adopted the same policy to reserve such net tax assets until such time profitability is reasonably assured and it becomes more likely than not that we will be able to utilize such assets.

Net Loss

      As a result of the above we reported a net loss of $8,155 for the quarter ended December 31, 2004 compared to Thomas Equipment Limited's net loss of $2,047 for same period in 2003.

Comprehensive Loss

      For the quarter ended December 31, 2004 we recorded losses for currency translation adjustments of $226 compared to Thomas Equipment Limited's loss of $926 for the same period in 2003 related to the translation of accounts to U.S. dollars for reporting purposes.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 2004 COMPARED TO DECEMBER 31, 2003

Unlike the operating results for the three months ended December 31, 2004, which are our standalone results, the results of operations for the six months ended December 31, 2004 are a combination of our results for the three months ended December 31, 2004 and those of our predecessor, Thomas Equipment Limited, for the three months ended September 30, 2004. The combined amounts for the six months ended December 31, 2004 do not include any adjustments for operating differences between us and Thomas Equipment Limited. Significant differences exist in "net financial (income) expense" where we have a significantly different borrowing structure and in "other (income) expense," as Thomas Equipment Limited recognized gains (losses) on the revaluation of foreign currency contracts that we currently do not use. As a result the results of operations for the six months ended December 31, 2004 are not necessarily indicative of what our results would have been for the six months had we operated for the entire six months under our current operating structure.

-----------------------------------------------------------------------------------------------------------------
For the six months ended                                                                              % Change
December 31, (unaudited)                2003                           2004**                        2003 to 2004
-----------------------------------------------------------------------------------------------------------------
Revenues                             $   26,578          100.0%     $   28,490          100.0%            7.2%
  Cost of Goods                          23,076           86.8%         24,128           84.7%            4.6%
Gross Profit                              3,502           13.2%          4,362           15.3%           24.6%
  Selling Expenses                        3,071           11.6%          3,158           11.1%            2.8%
  G&A Expenses                            2,320            8.7%          3,130           11.0%           34.9%
  Research and Development                  355            1.3%            555            1.9%           56.3%
  Provision for Doubtful Accounts           963            3.6%            115            0.4%          (88.1%)
  Stock Based Compensation                   --             --           6,431           22.6%              *
  Other (Income) Expense                   (659)          (2.5%)          (668)          (2.3%)            --
Operating Loss                           (2,548)          (9.6%)        (8,359)         (29.3%)        (228.1%)
  Net Financial (Income) Expense             33            0.1%          1,383            4.9%              *
  Provision for Income Taxes                 33            0.1%             15             --              --
Net Loss                                 (2,614)          (9.8%)        (9,757)         (34.2%)        (273.3%)
-----------------------------------------------------------------------------------------------------------------


*     Percentage too large to be meaningful

** Derived from the combination of our results of operations from inception, October 1, 2004 (post acquisition of Thomas Equipment Limited assets) and the three month results of Thomas Equipment Limited (pre acquisition, July 1, 2004 through September 30, 2004). This combined information is not intended to be a measure of operating results in accordance with accounting principle generally accepted in the United States of America. This information is not necessarily indicative of the results that would have occurred during the period presented nor what may be expected in the future. Additionally, this information does not include adjustments which may be necessary to reflect differences in operating structures and therefore is not necessarily a fair presentation of the results.

Revenues

      For the six months ended December 31, 2004, revenues increased by 7.1% to $28,490 compared to Thomas Equipment Limited's $26,578 for the same period in 2003. While, overall sales volumes in the six months ended December 31, 2004 remained relatively unchanged from the same period in 2003, the product mix changed due to a decision in fiscal 2004 to reduce the number of loaders and screeners being sold through the auction channel, and focus on enhancing stronger dealer relationships to allow Thomas Equipment Limited to increase its overall profitability on its sales. By July 1, 2004, Thomas Equipment Limited had entirely exited the sale of loaders through the auction channel as noted above.

      The primary reason for the increase in revenues relates to selling price increases to compensate for escalating raw material increases (price increases ranged between 3% - 5% depending on geographical location and product line), coupled with the weakening of the U.S. dollar, as approximately 35% of our sales are denominated in non-US dollar currencies (primarily the Euro and Canadian dollar) whose relative value increased compared to the previous year.

Cost of Sales and Gross Profit

      Cost of sales increased by 15.9% to $12,358 for the three months ended December 31, 2004 compared to Thomas Equipment Limited's $10,664 for the same period in 2003. As a percentage of sales, costs of sales were 89.4% for the three months ended December 2003 compared to 84.5% for the same period in 2003. The main reason for the decrease in costs of sales as a percentage of sales from 2003 to 2004 relates to Thomas Equipment Limited's decision, in 2003, to stop selling via auction channels thus decreasing cost of sales as a percentage of sales by approximately 6%. This was partially offset by an increase in the our total cost of sales of approximately 3% due to rising steel prices which account for approximately 10% of our total cost of sales. As a result of the above, the gross profit margin increased by 80.0% to $2,275 for the three months ended December 31, 2004 compared to Thomas Equipment Limited's $1,264 for the same period in 2003.

Selling Expenses

      Selling expenses increased by 2.8% to $3,158 for the six months ended December 31, 2004 compared to $3,071 for the same period in 2003. As a percentage of revenues, selling costs decreased to 11.1% in 2004 from 11.6% in 2003 and were consistent with Thomas Equipment Limited's 11.1% for year ended June 30, 2004. The decrease as a percentage of revenues was due to additional expenditures in 2003 resulting from Thomas Equipment Limited's decision to exit the auction sales business and focus on increasing dealer sales.

General and Administrative Expenses

      General and administrative expenses, consisting of administrative expenses, insurance, legal and other non-manufacturing related expenses, increased by 34.9%, or $810, to $3,130 for the six months ended December 31, 2004 compared to $2,320 for the same period in 2003. Expenses in Thomas Equipment Limited for the three months ended September 30, 2004 contributed significantly to this increase resulting from higher product liability insurance and deductible costs, pension curtailment expenses and legal costs associated with marketing Thomas Equipment Limited for sale as well as the impact of the weaker U.S. dollar as the majority of these costs are incurred in Canadian dollars.

Research and Development Costs

      Research and development costs increased by 56.3% to $555 for the six months ended December 31, 2004 compared to Thomas Equipment Limited's $355 for the same period in 2003. The amount spent during the six months ended December 31, 2004 is consistent with our plans for fiscal year 2005 and is greater than the same period of 2003 because Thomas Equipment Limited spent no money on research and development costs in the first quarter of fiscal 2004.

Provision for Doubtful Accounts

      Provision for doubtful accounts expense decreased significantly by 88.1% to $115 for the second quarter 2004 from Thomas Equipment Limited's $963 for the same period in 2003. The reason for this decrease is a result of the 2003 provision being increased to compensate for the accounts that were becoming overdue, as determined by the management review during the quarter ended December 31, 2003.

Stock Based Compensation

      At our inception and for the second quarter 2004 we issued 16,945,000 shares to our founders for $2,855 or an average of $0.20 per share and sold 1,980,000 shares to Laurus for $20. Management has estimated, using the price that the highest paying founding shareholder paid and an analysis of the market price of the stock immediately after the reorganization, that the fair value of the shares was $0.59. We have recorded $6,431 as an immediate expense for the difference in the values.

Other Income (Expense), Net

      Other income (expense), consisting of foreign currency losses and other miscellaneous expenses, amounted to an expense of $216 in the quarter ended December 31, 2004 from Thomas Equipment Limited's net other income of $629 for the same quarter ended in 2003. In 2003 Thomas Equipment Limited had a foreign exchange gain on foreign currency forward exchange contracts entered into to manage some of the company's foreign exchange risk on its U.S. dollar sales. The gain in 2003 was primarily caused by the 4.4% weakening of the U.S. dollar against the Canadian dollar between June 2003 and December 2003 as the fair value of Thomas Equipment Limited's foreign exchange contracts was greater on December 31, 2003 compared to June 30, 2003. In fiscal 2004, many of the contracts with positive fair values were exercised resulting in a small net loss for fiscal year 2004. We did not enter into, nor do we have, any such contracts in the quarter ended December 31, 2004.

Net Financial Income (Expense)

      Net financial income (expense), consisting of interest income (expense), amortization of debt discounts and debt premiums and dividends on preferred stock, amounted to an expense of $1,383 for the six months ended December 31, 2004 compared to a net expense of $33 for the same period in 2003. In 2004, we entered into various debt agreements which resulted in financing charges consisting of amortization of deferred financing costs, warrants, stock option and premiums of approximately $431 (an effective interest rate of 8%); dividends on preferred shares of approximately $95 (an effective interest rate of 8%) and interest charges on issued debt of $358 (an effective interest rate of 7%).

      During 2003 and for three months ended September 30, 2004 most of Thomas Equipment Limited's financial support from the McCain group was in the form of preferred shares resulting in interest charges from affiliates within the McCain group offset by other net interest income which primarily came from receivables.

Provision for Income Taxes

      During the three months ended September 30, 2004 and the three months ended December 31, 2004, Thomas Equipment Limited and Thomas Equipment, respectively, experienced operating and tax losses. Thomas Equipment Limited had historically experienced operating losses, and as Thomas Equipment Limited's management were uncertain as to whether Thomas Equipment Limited would be able to utilize these tax losses before they expire, they provided a reserve for the income tax benefits associated with Thomas Equipment Limited's net future tax assets which primarily relate to its cumulative net operating losses. We have adopted the same policy to reserve such net tax assets until such time profitability is reasonable assured and it becomes more likely than not that we will be able to utilize such assets.

Net Loss

      As a result of the above Thomas Equipment and Thomas Equipment Limited reported a combined net loss of $9,757 for the six months ended December 31, 2004 compared to Thomas Equipment Limited's net loss of $2,614 for same period in 2003.

Comprehensive Loss

      Currency translation adjustments amounted to a loss of $952 for the six months ended December 31, 2004 compared to Thomas Equipment Limited's loss of $900 for the same period in 2003 related to the translation of accounts to U.S. dollars for reporting purposes.

PROFORMA COMBINED RESULTS OF OPERATIONS FOR THOMAS EQUIPMENT LIMITED AND PNEUTECH FOR THE YEAR ENDED JUNE 30, 2004 AND FISCAL 2005 FORWARD LOOKING OUTLOOK

------------------------------------------------------------------
For the year ended June 30             2004
------------------------------------------------------------------

Revenues                            $ 97,559            100%
  Cost of Goods                       80,341             82.4%
Gross Profit                          17,218             17.6%
  Selling Expenses                     9,101              9.3%
  G&A Expenses                        14,001             14.4%
  Stock Based Compensation             6,431              6.6%
Operating Loss                       (12,315)           (12.6%)
  Net Financial (Income) Expense      11,034             11.3%
  Provision for Income Taxes              66             --
Net Loss                             (23,415)           (24.0)


    Derived from our unaudited proforma financial statements


Revenues

      We have not significantly altered the revenue generating activities as a result of our acquisition of Thomas Equipment Limited's operations. We do expect to make further changes in our relationships with dealers which we believe will have more of an effect on our expense structure than on revenues. Our primary focus will be to increase revenues through the expansion of our dealer network and entrance into new markets.

      As part of the exclusive global supply agreement with Hyundai Heavy Industries, we expect to achieve significant increases in revenues starting in the 2nd quarter of fiscal 2006 and beyond. The two year agreement stipulates exclusive supply of Thomas products under a private label arrangement to Hyundai's worldwide distribution channels.

Cost of Sales and Gross Profit

      We expect to make improvements to reduce manufacturing costs. We cannot predict the future costs of raw materials or labor but assuming they remain stable our goal is to achieve a 22% gross margin within the next two years., by optimizing internal manufacturing capabilities and by maximizing our corporate vertical supply channels. In addition, the roll out of the Hyundai global supply agreement will generate additional volume and hence savings.

Selling Expenses

      We expect our selling expenses to remain relatively consistent in the future but they may increase slightly as we spend more resources in developing new markets.

General and Administrative Expenses

      Upon the acquisition of Thomas Equipment Limited's business we discontinued the use of a defined benefit plan, and are now utilizing a defined contribution (matching) pension plan which will fix the expected fiscal 2005 contributions at approximately $150, based on current employee participation (under Thomas Equipment Limited's defined benefit plan, its costs were affected by variables such as plan earnings, actuarial gains and losses, and assumptions over discount rates). Insurance premiums and deductible expenses will continue to be a significant expense and may increase slightly as we receive new ratings after our disassociation from Thomas Equipment Limited's parent. Other expense items will remain stable except that we will have approximately $200 additional transition and integration expenses associated with our acquisitions and being a public company.

Research and Development Costs

      Research and development expenses are expected to remain relatively unchanged at approximately $1,050 in fiscal 2005.

Provision for Doubtful Accounts

      Thomas Equipment's management intends to improve credit controls and collection procedures as its' receivables will be included in determining Thomas' borrowing base. Although it is expected that fewer losses will occur we can not reasonable determine, at this time, the amount by which these controls and procedures will affect the amounts previously provided for doubtful accounts.

Stock Based Compensation

      This expense is related to initial issuances of stock to our founders. In the future we may grant stock or issue options and warrants to employees and non-employees, which may be used as a bonus or as payment of services. If the exercise price of these instruments is less than their fair value we will be required to record an expense for such difference.

Other Income (Expense), Net

      Upon acquisition we discontinued the use of foreign currency contracts and hedging activities. In addition, we do not expect any restructuring to occur outside of initial structuring in connection with the acquisition of Thomas Equipment Limited's assets. Pneutech does not engage in any significant hedging activities.

Net Financial Income (Expense)

      We anticipate the use of long-term receivable financing will be discontinued this fiscal year but we will have significant interest and financing expenses associated with borrowings that were required to acquire the assets from Thomas Equipment Limited, which we expect to consist of: (i) a decrease in interest costs by approximately $2,000 which primarily relates to the fact that Thomas Equipment Limited incurred a large dividend expense in fiscal 2004, and (ii) an increase of approximately $6,500 in amortization of non-cash debt premiums and discounts and amortization of deferred financing costs

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires the management of Thomas (Thomas Equipment and Pneutech) to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.

Our critical accounting policies are those where we have made the most difficult, subjective or complex judgments in making estimates, and/or where these estimates can significantly impact our financial results under different assumptions and conditions. Our critical accounting policies are:

      o     Revenue Recognition

      o     Allowance for Doubtful Accounts

      o     Warranty Obligations

Revenue Recognition

In accordance with Staff Accounting Bulletin 104 - Revenue Recognition in Financial Statements ("SAB 104"), revenue is generally recognized and earned when all of the following criteria are satisfied a) persuasive evidence of sales arrangements exist; b) delivery has occurred; c) the sales price is fixed or determinable, and d) collectibility is reasonably assured. It is the fourth criteria that requires us to make significant estimates. In those cases where all four criteria are not met, we defer recognition of revenue until the period these criteria are satisfied. In some cases where collectibility is an issue, we defer revenue recognition until the cash is actually received.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is evaluated on a regular basis and adjusted based upon management's best estimate of probable losses inherent in receivables, based on historical experience. For the current period we used the historical loss experience of the predecessor company. Receivables are determined to be past due if they have not been paid by the payment due dates. Debts are written off against the allowance when deemed to be uncollectible. Subsequent recoveries, if any, are credited to the allowance when received.

Product Warranties

At the time a sale to a dealer is recognized, the company records the estimated future warranty costs. These costs are estimated based on historical warranty claims. For the current period we used the historical warranty experience of the predecessor company. Warranty provisions are included as a component of cost of sales.

Recent Accounting Pronouncements

The following recent accounting pronouncements primarily relate to Thomas Equipment from October 1, 2004 forward (the date of inception and the acquisition of Thomas Equipment Limited's business). However certain pronouncements were adopted in Thomas Equipment Limited's (our predecessor's) financial statements and the effects of adoption on their financial statements have also been included below.

      FIN 46 'Consolidation of Variable Interest Entities' (VIE's)

      In January 2003, the FASB issued FASB Interpretation No. 46 (revised in December 2003 as FIN 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. We are required to apply FIN 46R to all variable interests in VIE's commencing in fiscal 2004. For variable interests in VIE's created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially are measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The application of FIN 46R to variable interests in VIE's had no effect on our financial statements as neither Thomas Equipment Limited or Thomas Equipment have variable interests in VIE's.

      SFAS 150 'Accounting for Certain Financial Instruments with
      Characteristics of both Liabilities and Equity'

      FASB Statement No. 150 was issued in May 2003 and establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity and includes required disclosures for financial instruments within its scope. This Statement is effective for instruments entered into or modified after May 31, 2003 and is otherwise effective as of July 1, 2003, except for mandatorily redeemable financial instruments of non-public companies. For such mandatorily redeemable financial instruments, the Statement was effective for Thomas Equipment Limited as of January 1, 2004. The application of Statement 150 resulted in the reclassification of the Class E preferred shares in Thomas Equipment Limited from the temporary equity section to the liabilities section of the Consolidated Balance Sheet for the period July 1, 2003 to the date of their redemption (June 23, 2004) and dividends paid on these shares in 2004 were treated as interest as opposed to a charge to the deficit.

      SFAS 143 'Accounting for Asset Retirement Obligations'

      In June 2001, FASB Statement No. 143 was issued which requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company also would record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation would be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company was required to adopt Statement 143 on July 1, 2003. The adoption of Statement 143 had no effect on Thomas Equipment Limited's financial statements.

      FIN 45 'Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34'

      In November 2002, FASB Interpretation No. 45 was issued which enhances the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation were applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002. Thomas Equipment Limited entered into a sales contract with a dealer / distributor which is being accounted for pursuant to Interpretation No. 45.

      SFAS 132 'Employers' Disclosures about Pensions and Other Postretirement Benefits'

      In December 2003, FASB Statement No. 132 (revised) was issued which prescribes the required employers' disclosures about pension plans and other postretirement benefit plans; but it does not change the measurement or recognition of those plans. The Statement retains and revises the disclosure requirements contained in the original Statement 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement generally is effective for fiscal years ending after December 15, 2003. Thomas Equipment Limited incorporated the requirements of Statement 132 (revised) in their financial statements for fiscal year 2004. We did not continue the use of a defined benefit plan after the acquisition of Thomas Equipment Limited's business, and as such the adoption of this Statement did not have an effect on our financial statements.

      SFAS 146 'Accounting for Costs Associated with Exit or Disposal
      Activities'

      In June 2002, FASB Statement No. 146 was issued which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity". The provisions of Statement 146 were effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. Thomas Equipment Limited undertook a restructuring of its operations during fiscal year 2004 which was accounted for pursuant to Statement 146, as discussed above.

      SFAS 123(R) 'Share-Based Payments'

      In December 2004, the Financial Accounting Standards Board issued Statement Number 123 ("FAS 123 (R)"), Share-Based Payments. FAS 123 (R) requires all entities to recognize compensation expense in an amount equal to the fair value of shared-based payments such as stock options granted to employees. The Company will be required to apply FAS 123 (R) on a modified prospective method. Under this method, the Company is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, the Company may elect to adopt FAS 123
      (R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in the pro forma disclosures that had been required by FAS 123. FAS 123 (R) is effective for the first reporting period beginning after June 15, 2005. The Company does not believe that the adoption of FAS 123 (R) will have a material impact on the financial statements as there are only 30,000 options, issued to directors, to purchase 30,000 shares of common stock outstanding at December 31, 2004.

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

      SFAS 153 'Exchanges of Nonmonetary Assets an Amendment of APB Opinion No. 29'

      In December 2004, FASB Statement No. 153 was issued amending APB Opinion No. 29 to eliminate the exception allowing nonmonetary exchanges of similar productive assets to be measured based on the carrying value of the assets exchanged as opposed being measured at their fair values. This exception was replaced with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement is not expected to have a material impact on our financial statements.

Liquidity and Capital Resources

QUARTER ENDED DECEMBER 31, 2004 FOR THOMAS EQUIPMENT, INC.

As described below in our predecessor's discussion of its liquidity and capital resources, Thomas Equipment Limited was not generating sufficient cash flows to cover its operating costs and to fund investments in working capital and additions to property, plant and equipment. Thomas Equipment Limited also had a working capital deficit and shareholder's deficiency at the date we acquired their business and certain assets.

As discussed below, we have also experienced negative cash flows in our first quarter of operations which is likely to continue until such time as our receivables become due and their collection will begin to offset the cash used in paying our operating expenses. In connection with our founding and the acquisition of Thomas Equipment Limited's business and certain of its assets we received approximately $2,472 in proceeds from the sale of our common stock and secured $30,910 in convertible borrowings and the sale of redeemable preferred stock during the three months ended December 31, 2004. At December 31, 2004 we had cash on hand of $741 and availability under our convertible credit facilities of approximately $1,010. In January 2005, we negotiated a $4,000 increase in our credit facility.

At March 15, 2005 we had approximately $1,000 of cash on hand and an availability of approximately $1,000 under our credit facilities at Thomas Equipment and an availability of approximately $1,000 under our credit facilities at Pneutech. Coupled with combined (ie: Pneutech and Thomas Equipment) receivables of approximately $24,000 at March 15, 2005 we believe we have sufficient resources to fund our operations for at least the next twelve months. As such we do not believe, in the short-term, we will have the same difficulties and concerns about our ability to continue as a going concern as our predecessor. However, our agreements with our significant creditor, and minority shareholder, Laurus, provide significant penalties and default provisions if our registration statement is not declared effective by June 22, 2005.

During the three months from inception on October 1, 2004 through December 31, 2004, we had a net loss of $8,155 which included non-cash items totaling $7,507, consisting of stock based compensation and depreciation and amortization of debt discount related to the issuance of warrants. However, as we only acquired inventory and property, plant and equipment along with Thomas Equipment Limited's business and the fact that we only took over operations effective October 1, 2004, our sales terms to customers resulted in collecting only $3,813 in cash from sales while our receivables increased to $10,820. Offsetting a portion of the low level of cash received were an increase in trade payables of $7,188. As a result net cash used in operating activities during the quarter was $4,230.

Changes in demand for our products and currency exchange rates will affect the amount of cash we realize on sales and the costs of our operations thereby affecting our cash provided by or (used in) operating activities. Similarly, as substantially all of our debt has variable interest rates, a change in interest rates will affect our cash flows from operations.

Net cash used in investing activities was $27,998 of which $722 was used for the purchase of new machinery and equipment while $27,276 was used in the acquisition of assets from Thomas Equipment Limited.

Net cash provided by financing activities was $33,082 consisting of $27,146 of debt used to acquire the assets of Thomas Equipment Limited, $2,472 in proceeds from the sale of our common stock principally to founders and $3,613 in additional borrowing under our credit facilities. At December 31, 2004 our debt and redeemable preferred stock have terms of 18 to 36 months with interest rates ranging from 4% to 8.2%. Except for the redeemable preferred stock ($8,303), which is due on June 26, 2006, $8,171 and $14,948 of debt is convertible into shares of our common stock at $2.25 and $1.50 per share, respectively. Upon conversion, the lender may not own more than 9.99% of our common shares outstanding.

As our debt is substantially payable in U.S. dollars and our functional currency is in Canadian dollars, changes in exchange rates between the two currencies could have a positive or negative impact on the amount and our ability to repay such debt. In addition, the convertible debts have prepayment penalties ranging from 3% to 5% for early payment or payments in cash (as the lender wishes to be paid through conversion to common shares).


In connection with the acquisition of Thomas Equipment Limited's assets we entered into two year capital leases of $5,210 for the purchase of land and buildings from Thomas Equipment Limited. The terms of the capital leases require minimum annual payments of $498 plus taxes, maintenance and certain other expenses. We have the right at any time prior to the expiration of the leases to purchase the properties for $5,003 (as translated to U.S. dollars on December 31, 2004). Similarly, Thomas Equipment Limited has the right to require us to purchase the properties subject to certain provisions such as a favorable environmental study.


Subsequent Financing Activities

Roynat Merchant Capital Inc.

Concurrently with the acquisition of Pneutech, we entered into financing agreements with Roynat Merchant Capital Inc. ("Roynat US"). RoyNat Capital Inc. ("Roynat Capital"), an affiliate of Roynat US, had provided financing to Pneutech which was terminated upon the closing. In connection therewith, on the closing the following transactions occurred:

      o Roynat Capital was paid $2,325 in consideration for the cancellation of its Pneutech preferred shares and payment of accrued dividends thereon;

      o Roynat Capital was paid $1,038 in consideration for the cancellation of warrants previously issued by Pneutech to Roynat Capital;

      o Roynat Capital was paid $3,321 in full satisfaction of all amounts due pursuant to a convertible debenture issued by Pneutech to Roynat Capital;


      o we sold a subordinated debenture to Roynat US with a principal amount of $5,397; and


      o we issued warrants to Roynat US to purchase 1,000,000 shares of common stock at an exercise price of $3.00 per share.


On April 19, 2005, we repaid the Roynat subordinated debenture in full.


Laurus Master Fund, Ltd.

On November 9, 2004, we entered into agreements with Laurus Master Fund, Ltd, a Cayman Islands corporation, pursuant to which we sold convertible debt, an option and a warrant to purchase our common stock to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. Concurrently with the closing of the Pneutech acquisition, we and Laurus amended certain terms of the original agreements, including the following:

      o we issued an additional secured convertible term note in the principal amount of $1,900 to Laurus;

      o we issued Laurus a common stock purchase warrant exercisable to purchase 150,000 shares of common stock for a period of seven years at a price of $2.25 per share; and

      o the payments on the previously issued secured convertible term note in the principal amount of $6,000 shall not commence until July 1, 2005, at which time the initial monthly payment in the amount of $207 shall be due and shall be due each month thereafter until the note is paid in full.


On April 19, 2005, we entered into agreements with several accredited investors for the sale of an aggregate of 25,000 shares of series A preferred stock and warrants to purchase an aggregate of 2,083,333 shares of common stock exercisable at a price of $3.75 per share at any time during a period of five years. The securities were sold for an aggregate cash consideration of $25,000,000. The securities were issued in a private placement transaction pursuant to Section 4(2) and Regulation D under the Securities Act of 1933. We agreed to cause a resale registration statement covering the common stock issuable upon conversion of the Preferred Stock and exercise of the Warrants to be effective within six months of the closing date.

The series A preferred stock is convertible into shares of common stock at the rate of $3.00 per share and pays a dividend of 5% per annum in cash. The preferred stock may be converted at any time upon five days notice by the preferred stockholders. We can require the holders to convert up to 20% of their preferred stock per month, if our common stock trades at an average price of $6.00 per share for 20 consecutive days, with average volume of 150,000 shares per day. At any time commencing after three years from the closing date, we can redeem the preferred stock. If the redemption occurs in the fourth year after issuance, the redemption amount shall be 200% of the stated value. If the redemption occurs during the fifth year after issuance, the redemption amount shall be 225% of the stated value. The holder can require us to redeem the preferred stock at 110% of the stated value, together with accrued dividends, after five years or upon certain events, including:

      o     failure to deliver common stock when required;
      o     failure to effect registration of the common stock; or
      o     a bankruptcy event.

We paid the placement agent of the offering a fee of 6% of the aggregate proceeds, together with warrants to purchase 500,000 shares of common stock at an exercise price of $3.00 per share for a period of five years.


YEAR ENDED JUNE 30, 2004 OF THE PREDECESSOR BUSINESS (THOMAS EQUIPMENT LIMITED)

The financial statements of the predecessor business, Thomas Equipment Limited, have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business for the foreseeable future. This company was not generating sufficient cash flows to cover its operating costs and to fund investments in working capital and additions to property, plant and equipment. Thomas Equipment Limited also had a working capital deficit and shareholder's deficiency at the date the business was acquired by Thomas Equipment.

These conditions cast substantial doubt upon the validity of the going concern assumption. Thomas Equipment Limited's parent, McCain Foods Limited has committed to provide financial support as required to ensure Thomas Equipment Limited is able to settle its remaining liabilities after the sale of its business to Thomas Equipment 2004 as they fall due. This commitment does not extend to Thomas Equipment (see above for a discussion of Liquidity and Capital Resources for Thomas Equipment since its inception and the acquisition of Thomas Equipment Limited's assets).

On October 1, 2004, Thomas Equipment Limited sold its assets to Thomas Equipment for $33,403 (as translated to U.S. dollars on October 1, 2004) and Thomas Equipment Limited leased certain land and buildings to us under a two year capital lease (terms as discussed above under the discussion of our liquidity and capital resources for Thomas Equipment) for $4,776 (as translated to U.S. dollars on October 1, 2004). The difference in the amounts discussed here and above primarily relate to translation differences between October 1, 2004 and December 31, 2004.

During the year ended June 30, 2004, Thomas Equipment Limited had a net loss of $11,555 which included non-cash items totaling $1,310, consisting of amortization of property, plant, equipment and other assets and a gain on sale of property, plant and equipment. Thomas Equipment Limited had a positive change in non-cash working capital items of $3,538 resulting from collection of receivables and an increase in trade payables. As a result, net cash used in operating activities during the quarter was $6,683.

Net cash used in investing activities was $684 of which $1,759 was used for the purchase of new property plant and equipment while $471 was realized from the sale of property plant and equipment and $604 was received from a fire insurance claim.

Net cash provided by financing activities was $8,106 consisting of repayments of $1,930 in bank advances and $10,036 of proceeds from the issuance of shares and advances, net of the redemption of preferred shares, from affiliated companies of Thomas Equipment Limited. As of June 30, 2004, the advances had interest rates ranging from 2.34% to 6.45% and were due on demand.

Thomas Equipment Limited had certain open hedge positions that were liquidated after the sale of its business to Thomas Equipment. At June 30, 2004 the value of these positions resulted in a liability of $262.

Off-Balance Sheet Arrangements

We currently have no off balance sheet arrangements.

Qualitative and Quantitative Disclosures About Market Risk

We are exposed to certain market risks which exist as part of our ongoing business operations. We currently do not engage in derivative and hedging transactions to mitigate the affects of the risks below. In the future, we may enter into foreign currency forward contracts to manage foreign currency risk. Because the operating structure of our business is different from that of our predecessor, Thomas Equipment Limited, we have described only those risks as they apply to our current operating environment. Thomas Equipment Limited did engage in certain derivative and hedging transactions, as well as borrowing activities through its parent - all of which affected the degree to which market risks affected Thomas Equipment Limited

Interest Rates

Because our debt is primarily tied to borrowing rates in the United States, changes in U.S. interest rates would affect the interest paid on our borrowings and/or earned on our cash and cash equivalents. Based on our overall interest rate exposure at December 31, 2004, a near-term change in interest rates, based on historical small movements, would not materially affect our operations or the fair value of interest rate sensitive instruments. Our debt instruments have variable interest rates and terms and, therefore, a significant change in interest rates could have a material adverse effect on our financial position or results of operations if we are unable to change the prices we charge to customers for our products.

We considered the historical volatility of short term interest rates and determined that it was reasonably possible that an adverse change of 100 basis points could be experienced in the near term. Based on our borrowings at December 31, 2004, a hypothetical 1.00% (100 basis-point) increase in interest rates would result in additional expenses of approximately $37 for the quarter or an annual increase in expenses of approximately $150.

Foreign Currency Fluctuations

Our exposure to foreign currency translation gains and losses arises from the translation of our statements from our functional currency, the Canadian dollar, into U.S. dollars for reporting purposes. To date, translation gains and losses have not been material.

Pneutech has costs and revenues primarily denominated in Canadian dollars and the Korean WON, while Thomas Equipment has significant revenues denominated in U.S. dollars and its costs are primarily incurred in Canadian dollars and is therefore exposed to risks arising from currency fluctuations between these two currencies.

We currently do not engage in hedging transactions to manage these risks. However, we may do so in the future.

                             DESCRIPTION OF BUSINESS

Overview

      Thomas Equipment, Inc. operates through two business segments, Thomas Equipment and Pneutech. Thomas Equipment manufactures and distributes through a worldwide network of dealers and distributors a full line of skid steer and mini skid steer loaders as well as attachments, mobile screening plants and six models of mini excavators. In addition to our industrial and construction products, Thomas also operates six retail stores, three in Atlantic Canada, one in Presque Isle, Maine, one in Aurora, Colorado and one in Chicago, Illinois.

      Thomas Equipment Limited, our predecessor, originated in 1943 as a manufacturer of farm equipment. In 1964, Thomas Equipment Limited was acquired by McCain Foods Limited. In 1969, Thomas Equipment Limited further diversified its product line with the development of the world's first hydrostatic drive skid steer loader. Today, we manufacture a full line of skid steer loaders, attachments, screening plants, excavators, and other agricultural and industrial equipment.

      Pneutech, established in 1973, and its subsidiaries are engaged in the fluid power industry providing distribution and manufacturing of pneumatic and hydraulic components and systems for the industrial market, distribution and manufacturing of hydraulic components and systems for the mobile market and manufacturing of hydraulic cylinders and metal gaskets for the industrial market. Pneutech is a strategic supplier to Thomas, as well as 15,000 other active customers. Pneutech maintains nine manufacturing and distribution facilities in Canada and one manufacturing plant in South Korea. It has a diverse array of capabilities in the distribution of fluid power components as well as manufacturing spiral wound metal gaskets and steel components.

Thomas Equipment Business Segment

      We manufacturer a full line of skid loaders, attachments, mini skid steers, and screening plants, as well as a full line of mini excavators and equipment trailers. We also manufacture a complete line of potato harvesting and handling equipment. Thomas Equipment has approximately a 10% share of the worldwide mini skid market, and is considered the market leader in the U.S. with its 400 series screening plant model.

Our major product lines are:

      o Skid steer loaders - nine models. Thomas skid steers are available in many power levels and come standard with a five-year warranty, the longest in the industry. Models range from the basic 85 series with 19.8 horsepower to the T320 track loader with 87.4 horsepower turbo charged diesel engine and range in base list prices from $15,880 to $47,000.

      o Mini skid steer loaders - three models. To maximize versatility and revenue opportunities the Thomas Equipment mini skid has a wide variety of attachments such as pallet forks, tree forks, hydraulic breakers, trenchers, snow blowers, angle brooms, grapple forks, dozer blades, sod rollers, augers, earth tillers and more. Mini skid steer loaders come in two models and range in base list prices from $12,545 to $17,500.

      o Excavators - six models. Thomas Equipment mini excavators come in many models to meet our customer's needs. Excavators come in six models and power supplies range from the 17 hp Mitsubishi to the
            58.2 horsepower Kubota diesel. Base list prices range from $22,990 to $76,962

      o Screen plants - three models. Thomas screening machines are available in three models the 300, 400, and 900. Base list prices range from $27,175 to $75,000. These machines enable contractors to screen topsoil; sand, loam, gravel, road base, drainage rock, mulch and other materials.

      Thomas Equipment products can be manufactured based on customer specific requirements and country specific standards. Most product models have multiple operating weight capacities. We also maintain inventory of used equipment that is typically acquired as a trade-in during the purchase of new equipment.

Marketing and Distribution

We sell through the following channels:

      o     Wholesale to distributors and equipment rental companies,

      o     Retail store sales to local customer base, and

      o International sales to Europe, South America, Australia, Africa, the Middle East, and Asia.

      o     OEM sales to Hyundai and Kubota

      Our sales and marketing team consists of U.S., Canadian and European field consultants. Each of the six retail branches operates with two to eight full and part-time employees.

      We operate retail stores in Florenceville, New Brunswick; Grand Falls, New Brunswick; Summerside, Prince Edward Island; Presque Isle, Maine; Aurora, Colorado and Chicago, Illinois. Each store sells a slightly different product mix based upon the local customer demands. Store hours fluctuate between 8 and 14 hours per day, depending on the season. To supplement the Thomas Equipment product offerings, store locations also market third-party branded products. In addition, locations sell used equipment that is typically acquired through customer trade-ins.

Hyundai

      In February 2005, we entered into an agreement with Hyundai Heavy Industries Co., Ltd. pursuant to which we were engaged as the sole and exclusive supplier of private label skid loaders, accessories and parts to be sold by Hyundai throughout the world. The products will be painted and labeled pursuant to the directions of Hyundai. Hyundai reserved the right to also sell its own brand of skid steers and related products. The products will be sold to Hyundai at specified prices which are subject to increase on an annual basis. We have agreed to stock replacement parts and accessories for a period of at least 10 years. The initial term of the agreement with Hyundai shall be for two years and will be automatically renewed for successive terms of one year, unless either party provides a written notice of termination at least three months prior to the termination date.

Industry and Competition

      We compete with the following multinational equipment manufacturers:
Ingersoll- Rand, John Deere, Caterpillar, Case, New Holland, and Gehl. Each of these companies are substantially larger and better capitalized, however, we believe we offer flexibility of product offerings and customization services.

      Agricultural machinery purchases are often affected by weather and climatic conditions. The agricultural machinery market is highly consolidated, with the top four companies accounting for approximately 87% of the total market value. In coming years, the agricultural equipment market is expected to grow significantly, especially the sector focused on replacement parts. We believe growth will be driven by new technologies designed to maximize harvesting speed and efficiency, while minimizing crop loss.

      The construction machinery industry is highly consolidated, with the top five companies accounting for over 60% of the market value. The construction machinery industry is affected by economic conditions, interest rates, and certain commodity prices (such as those applicable to pulp, paper, and saw log) which influence sales. The growth of the earthmoving sector has been driven by innovations in compact bulldozers and equipment. The construction trends of new homes also have a direct impact on sales of related machinery. It should be noted that increased consumer confidence in and strengthening of the U.S. economy has caused mortgage rates to increase, a trend that will continue as long as the economy continues to improve.

Backlog

         Our approximate backlog of orders at December 31, 2004, was approximately $2 million. These backlog figures are based on orders received. While the major portion of our products are built in advance of order and either shipped or assembled from stock, orders for specialized machinery or specific customer application are submitted with extensive lead times and are often subject to revision, deferral, cancellation or termination. We estimate that approximately 95% of the backlog will be shipped during the next twelve months.

Dealer and Product Financing

Canadian

      Sales to dealers are made at a standard 25% discount off the Thomas Industrial Price List. A further 5% discount is offered for full payment within 15 days of invoicing or 3% for payment within 45 days. Approximately 40% of the current dealers take advantage of one type of cash discount. Some dealers also have established their own inventory financing through outside commercial lenders. Balances carried by dealers are currently financed in house. Discussions are underway, but not yet concluded, with a third party finance company. The in house plan finances only the cost of the equipment; all taxes and freight are under standard terms. This inventory financing tool currently offers interest free financing for the first six months and will finance the product for up to eighteen months or whenever it is sold whichever occurs sooner within the final twelve month period being charged interest at a rate of prime plus 2.5%. To maintain the status of the floor plan 5% curtailment fees are due and payable in months seven and twelve of the plan. Full payment, or transfer to DORY, of the floor plan is due at the end of eighteen months from the date of the original invoice.

      Dealers can also finance inventory assets utilized in rental activities through either a Dealer Own Rental Yard (DORY) or a Direct Independent Rental Yard (DIRY) arrangement. The DORY is a facility available to all dealers. At any time during or at the end of a standard floor plan arrangement the dealer can move to a DORY. The standard finance term under a DORY is to extend the total term to thirty six months. Interest rates of prime plus 1% are fixed at each twelve month anniversary and monthly payments are calculated to retire the obligation over a maximum of thirty six months. DORY transactions can also be entered into at the time the equipment is received from the factory. Cash transactions, paid in advance, result in a 34% discount and financed purchases carry the same 25% from list discount as the standard floor plan. DORY financing from the time of order is financed over thirty six months at interest rates of prime less 1%. As with the standard floor plan the total obligation is due if the equipment is sold during the DORY financed period.

      The DIRY program is similar to the DORY. It offers a cash discount of 29% off list and the same 25% off list for financed purchases. This program offers interest free financing for the first twelve months and then prime plus 2% for the next two years (36 month plan) or prime plus 2.5% for the next three years (48 month plan). The maximum financing term under this program is forty eight months.

Both the DORY and DIRY programs are currently in house but negotiations are underway for a third party to provide this service.

United States

      The in house floor plan conditions and terms are the same with the exception that the interest rate after six months is prime plus 2.25% and there is no 5% curtailment at seven months only the 5% at twelve months. An agreement is in place with Northstar Trade Finance to provide, as dealers and distributors are approved, floor plan financing going forward. The Northstar program call for interest free terms for the first six months and the next six months at Prime +2.28% with full payment required at time of sale or twelve months whichever occurs sooner. The in house DORY financing is prime less 0.75% if established at the time of the order and at prime plus 1.25% if as a result of a transfer from a floor plan. The in house DIRY program offers interest free financing for the first 12 months and prime plus 2.25% for the next two years or prime plus 3.25% for the next three years. Currently Thomas Equipment is negotiating with a third party finance company to provide both DORY and DIRY structured finance to dealers and rental houses.

      There is no floor plan, DORY or DIRY facilities in place for sales made outside North America.

Manufacturing

      Component parts needed in the manufacture of our equipment are primarily produced by Thomas Equipment. We obtain raw materials (principally steel), component parts that we do not manufacture (mostly engines and hydraulics) and supplies from third party suppliers. Substantially all such materials and components used are available from a number of sources. We are not dependent on any supplier that cannot be replaced and have not experienced difficulty in obtaining necessary materials.

Research and Development

      We attempt to maintain and strengthen our market position through internal development of new products that meet specific customer needs and incremental improvements to existing products. Our research and development includes the designing and testing of new and improved products as well as the development of prototypes. For the year ended June 30, 2004, we expended approximately $1,052,000 for research and development activities.

Trademarks

      We possess rights under a number of Canadian trademarks relating to our products and business. As well as certain trademark rights in the United States. While we consider the trademarks and service marks important in the operation of our business, including the Thomas and Thomas Equipment name, our business is not dependent, in any material respect, on any single patent or trademark or group of patents or trademarks.

Employees

      As of December 31, 2004, we had 328 employees, of which 167 were hourly employees and 161 were salaried employees. None of our employees are represented by unions. We believe relations with our employees are good.

Description of Property

      Thomas Equipment operates six retail stores, two in New Brunswick, Canada, one in Prince Edward Island, Canada, and three in the United States. Our sole manufacturing facility comprising approximately 137,000 square feet is located in New Brunswick, Canada, where we also have an executive office.


      In connection with the purchase of assets from Thomas Equipment Limited, we entered into a two-year lease agreement with Thomas Equipment Limited, pursuant to which we leased three properties located in Centreville, Florenceville and Grand Falls, New Brunswick. The annual lease payment for all three properties is $468,000, payable at the rate of $39,000 per month. Pursuant to the lease, we have a right at any time prior to the expiration of the lease term to purchase the leased properties. In addition, Thomas Equipment Limited has a right to require us to purchase the leased properties at the expiration of the lease. The purchase price for the properties will be $4,899,000.

      We also entered into a two-year lease agreement with Thomas Equipment Limited, pursuant to which we leased a property located in Presque Isle, Maine. The annual lease payment for the property is $30,000, payable at the rate of $2,500 per month. Pursuant to the lease, we have a right at any time prior to the expiration of the lease term to purchase the leased property. In addition, Thomas Equipment Limited has a right to require us to purchase the leased property at the expiration of the lease. The purchase price for the property will be $104,000.


Pneutech Business Segment

      We manufacture and distribute a full line of pneumatic and hydraulic components and systems for the industrial and mobile market. We also manufacture hydraulic cylinders and metal gaskets for the industrial market. Pneutech, Inc. has three wholly-owned subsidiaries, Hydramen Fluid Power, Ltd., Rousseau Controls, Inc., and Samsung Industry Co., Ltd. Pneutech has over thirty-one years of experience in the field of fluid power and specializes in the design, engineering, manufacture and distribution of pneumatic and hydraulic systems and components for all automation and motion control applications.

      Pneutech's manufacturing and distribution facilities are located in Montreal, Toronto, Quebec City, Chicoutimi, Trois Rivieres and British Columbia. Pneutech has provided customers with turnkey solutions to realize the most complex motion and control applications, while supplying value-added services since 1973.

Distribution

      Pneutech is a full-line stocking distributor of Parker Hannifin, Schrader Bellows, Ingersoll Rand- Aro, Piab, Humphrey, Staubli and other leading brand pneumatic and hydraulic components. Each Pneutech location has on-line, real-time access to every warehouse providing an integrated distribution network to assure customers dependable and expedient service with just-in-time delivery.

Manufacturing

      Backed by an experienced team of engineers and technical representatives, we manufacture products for the aluminum, automotive, hydro-electric, pulp and paper, steel foundries, and other manufacturing industries in domestic and global markets. We have the ability to custom design and engineer to meet customers' industrial specifications and application needs.

Customer Service

      Pneutech's primary goal is to provide its customers with quality service, systems and components. In working closely with its customers, Pneutech strives to accommodate all their technical needs and industrial requirements. This fundamental goal of customer service as a priority, is achieved through the internal corporate culture at Pneutech of training all employees in the areas of product knowledge, technical assistance, customer service and support. Externally, Pneutech continues to avail itself of technical training from its suppliers to ensure a thorough understanding of the products it represents.

      Pneutech regularly sends their team of engineers to specialized technical programs abroad in order for them to hone their skills and enhance their expertise to become proficient in the latest technology available. It is the application of technological knowledge gained that permits Pneutech to maintain its leadership position in the field of fluid power and motion control.

Hydramen Fluid Power, Ltd.

      Since 1986, Hydramen Fluid Power has been designing and manufacturing welded hydraulic cylinders. The welded cylinders are widely used on mobile hydraulics such as dump trucks, telescoping applications on utility vehicles and recycling trucks to name a few. Hydramen is engaged in full aftermarket sales and service of its products as well as other makes and models.

Rousseau Controls, Inc.

      Rousseau Controls was formed in 1948 to serve a growing need for fluid power components in the Montreal area. Once the company was established and a complete line of components obtained for representation, it became apparent that customers also required application engineering assistance. A further need was for the assembly of these components into customer-engineered systems to interface with customers' requirements. Thus, the manufacturing department, including an engineering group, was formed.

Rousseau Controls specializes in the design and fabrication of hydraulic and pneumatic equipment as well as electrically-operated and/or electronically controlled systems. These projects are usually produced for a customer's specific needs. Normally we do not perform the function of a general contractor and usually when involved in new construction, act as a sub-contractor. Rousseau provides engineering assistance to its customers in their applications and will undertake consulting engineering services when requested.

Samsung Industry Co. Ltd.

      Samsung Industry Co. Ltd., located in Busan, South Korea, is one of Asia's premier manufacturers of spiral wound metal gaskets and gland packing. Since 1985, the company has been engaged in sales and service of sealing products to various oil & gas refineries and petrochemical plants. The company has long-term supply contracts with major corporations such as Daiwoo Heavy Industries and Hyundai HHI-Ship Building Division.

Marketing and Distribution

      Pneutech has manufacturing facilities in Mississauga (30,000 square feet), Barrie, Ontario (10,000 square feet), Montreal, Quebec (49,000 square feet), and Busan South Korea (70,000 square feet); with sales and service offices in Windsor, Ontario; Kitimat, British Columbia, Quebec City, Chicoutimi and Trois Rivieres, Quebec and Moncton, New Brunswick.

      Pneutech is Parker Hannifin's largest Canadian hydraulics distributor and their sixth largest North American hydraulics distributors. Pneutech is one of only two accredited full line hydraulics and pneumatic technology centers in Canada which provides Pneutech with the capacity to design, engineer and assemble the entire range of hydraulic systems and achieve significant purchasing leverage.

Customers

      Pneutech's active customers are in excess of 15,000 with the top five customers (Camoplast f/k/a Bombardier, Alcan, Thomas, Prodomax and Denharco) accounting for approximately 18% of Pneutech's business. Customers are generally in Canada and primarily in the automotive, oil and gas, heavy equipment, hydraulics, injection molding and power generation industries.

Backlog

      As of December 31, 2004, Pneutech had a backlog of orders of approximately $7 million.

Research and Development

      For the year ended October 31, 2004, Pneutech spent approximately $186,000 on research and development activities. Pneutech applies and has received for several years, R&D tax credits from the Canadian Government based on meeting certain criteria.

Trademarks

      We possess rights under a number of Canadian trademarks relating to our products and business. While we consider the trademarks and service marks important in the operation of our business, our business is not dependent, in any material respect, on any single patent or trademark or group of patents or trademarks.

Employees

      As of December 31, 2004, Pneutech had 203 employees, of which 102 worked in manufacturing and distribution, 69 worked in sales and service, 14 worked in finance and administration and 18 worked in management. None of our employees are represented by unions. We believe relations with our employees are good.

Description of Property

      Pneutech has manufacturing facilities in Mississauga (30,000 square feet - monthly rent of $17,000, Barrie, Ontario (10,000 square feet monthly rent - monthly rent of $7,500), Montreal, Quebec (49,000 square feet - monthly rent of $25,000), and Busan South Korea (70,000 square feet -owned); with sales and service offices in Windsor, Ontario for, - monthly rent of $1,000); Kitimat, British Columbia (owned), Quebec City (owned), Chicoutimi (owned) and Trois Rivieres,Quebec - monthly rent of $1,000 and Moncton, New Brunswick - monthly rent of $1,000.

Legal Proceedings

      We are a defendant from time to time in actions for product liability and other matters arising out of our ordinary business operations. We believe that these actions will not have a material adverse effect on our consolidated financial position or results of operations.

                                   MANAGEMENT

Directors and Officers

      Our current directors and officers are as follows:

Name (1) (2)                Age      Position
----                        ---      --------
Clifford Rhee               43       President, Secretary and Director
David M. Marks              37       Chairman of the Board
Luigi Lo Basso              52       Chief Financial Officer
Kenneth Shirley             52       Director
James E. Patty              50       Director

(1) We do not have a separately designated executive committee, nominating committee or audit committee of the Board of Directors.

(2) Our executive officers hold office until their successors are elected and qualified, or until their death, resignation or removal.

      The background and principal occupations of each director and executive officer are as follows:

Clifford Rhee

      Mr. Rhee has been our President, Secretary and a director since November 2004. From 1994 through the present, Mr. Rhee has served as President & Chief Executive Officer of Pneutech Rousseau Group, a leading fluid power company. Prior to that, Mr. Rhee worked for Honeywell Corporation (formerly AlliedSignal Aerospace Corporation) from 1987 through 1994, first as a Manager of Sales and Marketing and then as General Manager of the Atlantic Support Division. Mr. Rhee received a B.S. in Mechanical Engineering from McGill University in 1986 and his Certified Management Accounting degree from McGill in 1988. He is a member of the Canadian Professional Engineers and a Board member of Distribution Advisory Council (Parker Hannifin Corporation)

David M. Marks

      Mr. Marks has been our Chairman since November 2004. Since 1994, he has served as the Trustee of the Irrevocable Children's Trust, Irrevocable Children's Trust No.2 and Phoenix Business Trust, where he oversees all trust investments, with responsibilities that begin pre-acquisition and extend through ownership and disposition. Mr. Marks has been a board member of Ventures-National, Inc. (d/b/a Titan General Holdings, Inc.) since 2000. Mr. Marks received a B.S. in economics from the University of Wisconsin in 1990.

Luigi Lo Basso

      Mr. Lo Basso has been our Chief Financial Officer since November 2004. From April 2004 through the present, Mr. Lo Basso has been Chief Financial Officer of Pneutech Rousseau Group. From 1998 through 2003, Mr. Lo Basso served as Deputy Chief Financial Officer for Bell Canada International, Canada's largest telecommunications company. Mr. Lo Basso was responsible for developing, implementing and controlling all budgets and business plans and was actively involved in all financial, administrative and operational decisions. From 1994 through 1998, he served as General Manager for Bell Sygma International, a premier provider of telecommunications operating and management solutions worldwide, in Uruguay. From 1974-1994 he also served in various senior financial positions for Bell Canada International. Mr. Lo Basso received a B.S. in Mathematics from Concordia University in 1974 and his master of Business Administration from Concordia in 1981.

Kenneth Shirley

      Mr. Shirley has been a director of Thomas since November 2004. Mr. Shirley served as the President, CEO, and Director of Titan General Holdings, Inc. from December 2003 until December 16, 2004. In 2000, Mr. Shirley formed his own management and consulting business, Pyxis Partnership, through which he has assisted in the operations of a number of companies. Prior to forming Pyxis, Mr. Shirley held management positions in several companies - General Electric, AT&T/ Lucent, Multi Circuits and Hadco. Mr. Shirley completed a two year Manufacturing Management Program with General Electric Company which is their equivalent to a business degree while working in the Mobile Radio Division in 1974.

James E. Patty

      Mr. Patty has been a director of Thomas since November 2004. Mr. Patty is also the CEO and Founder of Global Business Solutions Inc., an International investment, management and outsourcing firm based in Campbell, California. From May 1999 to June 2001, Mr. Patty was President and Chief Executive Officer of VPNet Technologies (Milpitas, CA). From March 1998 to May 1999, Mr. Patty was Vice President of GET Manufacturing, an electronic manufacturing services company headquartered in China. From March 1996 to February, 1998 Mr. Patty was Chief Operating Officer and Senior Vice President of Alphasource Manufacturing Services, an international EMS company headquartered in Bangkok, Thailand. Mr. Patty has had additional International Executive level management and engineering experience with ATI, Maxtor, Motorola, and Four Phase Systems.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the fiscal years ended June 30, 2004, 2003 and 2002.

                          Executive Compensation Table

                                                                         Long-Term
                                                                         Compensation
                                                                         -----------------------------------------
                                   Annual Compensation                   Awards                       Payouts
                                   ------------------------------------- ---------------------------- ------------

                                                           Other                         Securities                All
                                                           Annual        Restricted      Underlying                Other
Name and                                                   Compen-       Stock           Options/     LTIP         Compen-
Principal Position         Year    Salary ($)  Bonus ($)   sation ($)    Award(s) ($)    SARs (#)     Payouts ($)  sation ($)
-----------------------------------------------------------------------------------------------------------------------------
Clifford Rhee,             2004     -0-         -0-         -0-           -0-             0            -0-          -0-
  President (1)
Joel Arberman,             2004     -0-         -0-         -0-           -0-             0            -0-          -0-
  Former CEO (2)           2003    $104,745     -0-         -0-           -0-             0            -0-          -0-
                           2002    $110,600     -0-         -0-           -0-             0            -0-          -0-

(1) Mr. Rhee did not become president until November 2004. Mr. Rhee's employment agreement is described below.

(2) The year ends for Mr. Arberman's compensation were December 31, 2004, 2003 and 2002, as reported in our annual reports filed for those years, which would have approximated his salary for the years ended June 30, 2004, 2003 and 2002.


- Personal benefits received by our executive officers are valued below the levels which would otherwise require disclosure under the rules of the U.S. Securities and Exchange Commission.

- We do not currently provide any contingent or deferred forms of compensation arrangements, annuities, pension or retirement benefits to our directors, officers or employees.

Director Compensation

      Members of our Board of Directors who are not otherwise employed by us will receive a fee of $1,000 per month. In addition, they will annually receive options to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of the stock at the time of grant. Our Chairman of the Board will receive a fee of $5,000 per month, together with annual options to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of stock at the time of the grant.

Options Grants

      We made no grants of stock options during the fiscal year ended June 30, 2004 to any of the named executive officers.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides information concerning the number and value of stock options exercised during the fiscal year ended June 30, 2004, and held at the end of such fiscal year, by the named executive officers.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-end Option/SAR Values

(a)                     (b)                 (c)                 (d)                     (e)
                                                                Number of Securities
                                                                Underlying              Value of Unexercised
                                                                Unexercised             In-the-Money
                                                                Options/SARs at         Options/SARs at
                                                                June 30, 2004 (#)       June 30, 2004 ($)

                        Shares Acquired                         Exercisable/            Exercisable/
Name                    on Exercise (#)     Value Realized ($)  Unexercisable           Unexercisable
------------------------------------------------------------------------------------------------------------
None

Executive Employment Agreements

      We have an employment agreement with our President, Clifford Rhee. Pursuant to the agreement effective October 1, 2004, Mr. Rhee is employed as our President for a term of three years, although his employment by Thomas may be terminated at any time. Mr. Rhee is entitled to receive an annual base salary of $228,000, as well as customary benefits and reimbursements. In consideration for services provided by Mr. Rhee in connection with the acquisition of our assets from Thomas Equipment Limited, including Mr. Rhee's personal guarantee and pledge of assets in support of various obligations we made to Thomas Equipment Limited. Mr. Rhee is entitled to a one-time payment of $498,000, to be paid no later than January 31, 2005. Of this amount $249,000 is deemed to be a retention bonus which Mr. Rhee is obligated to repay on a pro-rata basis if he terminates the employment agreement prior to the expiration of the three year term.

Benefit Plans

Employee Stock Incentive Plan

      The 2005 Stock Option Plan was adopted by the board of directors in March 2005. The Plan provides for the issuance of up to 1,500,000 options.

      Under the plan, options may be granted which are intended to qualify as incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code of 1986, as amended, or which are not intended to qualify as incentive stock options thereunder, or Non-ISOs. The 2005 Stock Option Plan and the right of participants to make purchases thereunder are intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The 2005 Stock Option Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Purpose

      The primary purpose of the 2005 Stock Option Plan is to attract and retain the best available personnel for us in order to promote the success of our business and to facilitate the ownership of our stock by employees. The ability of a company to offer a generous stock option program has now become a standard feature in the industry in which we operate.

Administration

      The 2005 Stock Option Plan is administered by our board of directors, as the board of directors may be composed from time to time. All questions of interpretation of the 2005 Stock Option Plan are determined by the board, and its decisions are final and binding upon all participants. Any determination by a majority of the members of the board of directors at any meeting, or by written consent in lieu of a meeting, shall be deemed to have been made by the whole board of directors.

      Notwithstanding the foregoing, the board of directors may at any time, or from time to time, appoint a committee of at least two members of the board of directors, and delegate to the committee the authority of the board of directors to administer the plan. Upon such appointment and delegation, the committee shall have all the powers, privileges and duties of the board of directors, and shall be substituted for the board of directors, in the administration of the plan, subject to certain limitations.

      Members of the board of directors who are eligible employees are permitted to participate in the 2005 Stock Option Plan, provided that any such eligible member may not vote on any matter affecting the administration of the 2005 Stock Option Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the 2005 Stock Option Plan. In the event that any member of the board of directors is at any time not a "disinterested person", as defined in Rule 16b-3(c)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, the plan shall not be administered by the board of directors, and may only by administered by a committee, all the members of which are disinterested persons, as so defined.

Eligibility

      Under the 2005 Stock Option Plan, options may be granted to key employees, officers, directors or consultants of ours, as provided in the 2005 Stock Option Plan.

Terms of Options

      The term of each option granted under the plan shall be contained in a stock option agreement between us and the optionee and such terms shall be determined by the board of directors consistent with the provisions of the plan, including the following:

      (a) Purchase Price. The purchase price of the common shares subject to each ISO shall not be less than the fair market value, or in the case of the grant of an ISO to a principal stockholder, not less than 110% of fair market value of such common shares at the time such option is granted. The purchase price of the common shares subject to each Non-ISO shall be determined at the time such option is granted, but in no case less than 85% of the fair market value of such common shares at the time such option is granted.

      (b) Vesting. The dates on which each option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the board of directors, in its discretion, at the time such option is granted.

      (c) Expiration. The expiration of each option shall be fixed by the board of directors, in its discretion, at the time such option is granted; however, unless otherwise determined by the board of directors at the time such option is granted, an option shall be exercisable for ten (10) years after the date on which it was granted (the "Grant Date"). Each option shall be subject to earlier termination as expressly provided in the 2005 Stock Option Plan or as determined by the board of directors, in its discretion, at the time such option is granted.

      (d) Transferability. No option shall be transferable, except by will or the laws of descent and distribution, and any option may be exercised during the lifetime of the optionee only by him. No option granted under the plan shall be subject to execution, attachment or other process.

      (e) Option Adjustments. The aggregate number and class of shares as to which options may be granted under the plan, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and all such options, shall each be proportionately adjusted for any increase or decrease in the number of issued common shares resulting from split-up, spin-off or consolidation of shares or any like capital adjustment or the payment of any stock dividend.

      Except as otherwise provided in the 2005 Stock Option Plan, any option granted hereunder shall terminate in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of us. However, the optionee shall have the right immediately prior to any such transaction to exercise the option in whole or in part notwithstanding any otherwise applicable vesting requirements.

      (f) Termination, Modification and Amendment. The 2005 Stock Option Plan (but not options previously granted under the plan) shall terminate ten (10) years from the earlier of the date of its adoption by the board of directors or the date on which the plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon, and no option shall be granted after termination of the plan. Subject to certain restrictions, the plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Delaware.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

      There were no option exercises in the last fiscal year.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information, as of March 20, 2005 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our directors and named executive officers; and (iii) our directors and named executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

                                                                              Percentage of        Percentage of
                                                                              Common Stock         Common Stock
                                                  Common Stock                Ownership Before     Ownership After
Name of Beneficial Owner (1)                      Beneficially Owned          Offering             Offering
------------------------------------------------------------------------------------------------------------------
Clifford Rhee                                      3,343,061(2)               15.7%                6.9%
David M. Marks                                    10,996,706(3)(4)            51.7%                22.8%
Kenneth Shirley                                       10,000(3)               *                    *
James E. Patty                                        10,000(3)               *                    *
Farwell Equity Partners, LL C                     10,986,706(4)               51.7%                22.8%
4237901 Canada Inc.                                2,875,294(2)               13.5%                6.0%
Laurus Master Fund, Ltd.                           2,358,488(5)               9.9%                 56.7%
------------------------------------------------------------------------------------------------------------------
All officers and directors as a group (4 persons)                             67.6%                29.8%

*     Less than 1%.

(1) Except as otherwise indicated, the address of each beneficial owner is c/o Thomas Equipment, Inc., 1818 North Farwell Avenue, Milwaukee, WI 53202.

(2) All such shares are owned by 4237901 Canada Inc., a corporation controlled by Clifford Rhee.

(3) Includes 10,000 shares issuable upon exercise of currently exercisable options.

(4) David Marks is the managing member of Farwell Equity Partners, LLC, and has sole investment and dispositive power with respect to all shares owned by such entity. Frank Crivello is the majority owner of the membership interests of such entity.

(5) Does not include 2,750,000 shares issuable upon exercise of warrants exercisable at a price of $2.25 per share, 4,020,000 shares issuable upon exercise of an option exercisable at an aggregate exercise price equal to the par value of such shares, or up to 18,600,000 shares issuable upon conversion of the maximum convertible debt which may be outstanding to Laurus. Laurus has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock. Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended June 30, 2004.

-----------------------------------------------------------------------------------------------------------------
Plan category                        Number of securities     Weighted average        Number of securities
                                     to be issued upon        exercise price of       remaining available for
                                     exercise of              outstanding options,    future issuance under
                                     outstanding options,     warrants and rights     equity compensation plans
                                     warrants and rights                              (excluding securities
                                                                                      reflected in column (a)
-----------------------------------------------------------------------------------------------------------------
                                     (a)                      (b)                     (c)
-----------------------------------------------------------------------------------------------------------------
Equity  compensation plans approved
by security holders                  -0-                      -0-                     N/A
-----------------------------------------------------------------------------------------------------------------
Equity compensation plans not
approved by security holders         -0-                      -0-                     N/A
-----------------------------------------------------------------------------------------------------------------
Total
-----------------------------------------------------------------------------------------------------------------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On December 22, 2004, we entered into an Agreement and Plan of Amalgamation with 4274458 Canada, Inc., a corporation wholly-owned by us, and Pneutech, Inc., as amended effective February 28, 2005. Under the terms of the agreement which closed on February 28, 2005, we acquired 100% of the common stock of Pneutech. Upon the closing, Pneutech also redeemed 929 preference shares and 530,000 special shares owned by 3156176 Canada, Inc. for an aggregate of $523,000. Clifford Rhee, our President and a member of our Board of Directors is the beneficial owner of 3156176 Canada, Inc., which was the owner of approximately 47% of the common shares, 929 preference shares and 530,000 special shares of Pneutech. Mr. Rhee received 467,767 shares of our common stock in exchange for his shares in Pneutech. Mr. Rhee was also the President and a member of the Board of Directors of Pneutech.

      On November 1, 2004, we entered into a consulting agreement with Frank Crivello to act as a non-exclusive consultant to us in the areas of mergers and acquisitions, business development and capital needs. Mr. Crivello is paid a fee of $10,000 per month for such services. Mr. Crivello is a member of Farwell Equity Partners, LLC, a principal stockholder of Thomas Equipment.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Bylaws provide that Thomas shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, indemnify any and all persons whom it shall have power to indemnify against any and all of the costs, expenses, liabilities or other matters incurred by them by reason of having been officers or directors of Thomas, any subsidiary of Thomas or of any other corporation for which any and all persons who acted as officer or director at the request of Thomas.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF SECURITIES

Capital Structure

      Our authorized capital consists of 200,000,000 shares of common stock, par value $.0001 per share and 5,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, we had 21,250,006 shares of common stock outstanding and no shares of preferred stock outstanding.

      In connection with the acquisition of assets from Thomas Equipment Limited, our subsidiary, Thomas Equipment 2004 Inc. issued 1,000 shares of its preferred shares for $8,303,000. The shares are redeemable for $8,303 plus accrued but unpaid dividends at our option at any time or by the holder on or after April 1, 2006. The preferred shares carry a cumulative dividend of 8% per annum increasing to 12% after eighteen months from the date of acquisition. The holder of these shares has the right to be an observer at our board meetings.

Common Stock

      Holders of our common stock: (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to stockholders upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings. The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of our directors if they choose to do so.

Preferred Stock

      Our Articles of Incorporation authorize 5,000,000 shares of preferred stock, $.0001 par value per share. Our Board of Directors, without any action by stockholders, is authorized to divide the authorized shares of preferred stock into series and to designate the rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock, including but not limited to dividend, redemption, voting rights and preferences. The ability of our Board of Directors to designate and issue such shares could impede or deter an unsolicited tender offer or takeover proposal and the issuance of additional shares having preferential rights could affect adversely the voting power and other rights of holders of our common stock. We have not designated any preferred stock as of the date of this prospectus.

Transfer Agent

      Interwest Transfer Co., Inc. 1981 E. 4800 South, Suite 100, Salt Lake City Utah 84117, is the transfer agent and registrar for our securities.

                              SELLING STOCKHOLDERS

      The following table sets forth the common stock ownership of the selling stockholders as of March 20, 2005, including the number of shares of common stock issuable to the selling stockholders upon the conversion of convertible notes or exercise of options or warrants held by the selling stockholders. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

------------------------------------------------------------------------------------------------------------------------------
                         Total Shares       Total
                          of Common      Percentage
                         Stock, and       of Common
                       those Issuable      Stock,
                            Upon          Assuming      Shares of      Beneficial  Percentage of   Beneficial    Percentage
                        Conversion or       Full       Common Stock     Ownership   Common Stock    Ownership    of Common
                         Exercise of     Conversion    Included in     Before the   Owned Before    After the   Stock Owned
        Name             Securities     and Exercise   Prospectus       Offering      Offering      Offering   After Offering
------------------------------------------------------------------------------------------------------------------------------
                                                           Up to
Laurus Master                                           21,735,000
  Fund Ltd. (1)          27,350,000         56.3%        shares of     2,358,488       9.99%           --            --
                                                       common stock
------------------------------------------------------------------------------------------------------------------------------
Roynat Merchant           1,000,000         4.5%         1,000,000     1,000,000        4.5%           --            --
  Capital Inc.(2)
------------------------------------------------------------------------------------------------------------------------------
Farwell Equity
  Partners, LLC (3)      10,986,706         51.7%        1,690,000    10,986,706       51.7%       9,296,706       43.7%
------------------------------------------------------------------------------------------------------------------------------
JAVL Investments,          200,000            *           200,000       200,000          *             --            --
  LLC(4)
------------------------------------------------------------------------------------------------------------------------------
Lloyd R. Milliken          50,000             *           50,000        50,000           *             --            --
------------------------------------------------------------------------------------------------------------------------------
Frank Crivello, SEP       2,010,000         9.5%        2,010,000      2,010,000        9.5%           --
  IRA
------------------------------------------------------------------------------------------------------------------------------
Redwood Consultants,
  LLC(5)(6)                135,000            *           135,000       135,000          *             --            --
------------------------------------------------------------------------------------------------------------------------------
Lucci Financial                               *                                          *             --            --
  Group, LLC(6)(7)         50,000                         50,000        50,000
------------------------------------------------------------------------------------------------------------------------------
Maureen Simon(6)           12,500             *           12,500        12,500           *             --            --
------------------------------------------------------------------------------------------------------------------------------
Angela Williams(6)          2,500             *             2,500        2,500           *             --            --
------------------------------------------------------------------------------------------------------------------------------
Jimmy A. Perez(6)          25,000             *           25,000        25,000           *             --            --
------------------------------------------------------------------------------------------------------------------------------
Richard Tessi(6)           12,500             *           12,500        12,500           *             --            --
------------------------------------------------------------------------------------------------------------------------------
Richard Pissano(6)         12,500             *           12,500        12,500           *             --            --
------------------------------------------------------------------------------------------------------------------------------
Guy Crawford               50,000             *           50,000        50,000           *             --            --
------------------------------------------------------------------------------------------------------------------------------

      The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

*     Less than 1%.

(1) Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C. The shares of common stock that are being registered includes: (i) 2,750,000 common stock purchase warrants exercisable at $2.25 per share; (ii) an option to purchase 4,020,000 shares of common stock exercisable at $0.01 per share; (iii) shares underlying $7,900,000 principal amount of convertible term notes; and (iv) shares underlying $20,000,000 convertible promissory revolving notes.

(2) All of such shares are issuable upon exercise of currently exercisable warrants. Roynat is owned by the Bank of Nova Scotia.

(3) David Marks has sole investment and dispositive power with respect to the shares owned by Farwell Equity Partners, LLC.

(4) Jeffrey Araj is the control person of such entity through his control of investment and disposition decision rights.

(5) Jens Dalsgaard is the control person of such entity through his control of investment and disposition decision rights.

(6) All of such shares are issuable upon exercise of warrants with an exercise price of $4.00 per share. Such warrants were issued in consideration of services provided to Thomas Equipment by Redwood Consultants, LLC.

(7) Michael Lucci is the control person of such entity through his control of investment and disposition decision rights.

                              PLAN OF DISTRIBUTION

      We are registering the shares of common stock on behalf of the selling stockholders. We are paying all costs, expenses and fees in connection with the registration of shares offered by this prospectus. Brokerage commissions, if any, attributable to the sale of shares will be borne by the selling stockholders.

      Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over-the-Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     settlement of short sales;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

      Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      We are required to pay certain fees and expenses incurred incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

      We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Penny Stock Rule

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

      In order to approve a person's account for transactions in penny stocks, the broker or dealer must

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

      The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                  LEGAL MATTERS

      The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

      The financial statements as of June 30, 2004 and 2003 and for each of the three years in the period ended June 30, 2004 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.


      The consolidated financial statements of Pneutech, Inc. as of October 31, 2004, and for the years ended October 31, 2004 and 2003 included in this Prospectus have been so included in reliance on the report of Kingery & Crouse, P.A., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.


         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

      On December 6, 2004, we re-engaged Kingery & Crouse, P.A. as our principal independent accountant. Our board of directors has approved the appointment of Kingery & Crouse, P.A. as our new principal independent accountants.

      Prior to engaging Kingery & Crouse, P.A. we did not consult with them regarding either:

      1. the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to our company nor oral advice was provided that Kingery & Crouse, P.A. concluded was an important factor considered by our company in reaching a decision as to our accounting, auditing or financial reporting issue; or

      2. any matter that was either the subject of disagreement or an event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B.

      On November 9, 2004, as a result of the acquisition of Thomas, we dismissed Kingery & Crouse, P.A. as our principal independent accountant. From the date of Kingery & Crouse, P.A.'s appointment through the date of their dismissal on November 9, 2004, there were no disagreements between our company and Kingery & Crouse, P.A. on any matter listed under Item 304 Section
(a)(1)(iv) A to E of Regulation S-B, including accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Kingery & Crouse, P.A. would have caused them to make reference to the matter in its reports on our financial statements.

      We provided Kingery & Crouse, P.A. with a copy of the Current Report on Form 8-K disclosing this matter on November 9, 2004, prior to its filing with the SEC, and requested that they furnish us with a letter addressed to the SEC stating whether they agreed with the statements made in the Current Report on Form 8-K, and if not, stating the aspects with which they agreed. A copy of the letter provided by Kingery & Crouse, P.A., dated November 11, 2004, is included as an exhibit to the registration statement of which this prospectus forms a part.

                              AVAILABLE INFORMATION

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Thomas Equipment, Inc. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

Unaudited Financial Statements of Thomas Equipment Inc.                     F-2
      (since inception, October 1, 2004) For the Three
      Months Ended December 31, 2004 And Predecessor
      Statements For The Three Months Ended September 30,
      2004 And For The Three and Six Months Ended December
      31, 2003

Audited Financial Statements of Thomas Equipment Limited                    F-22
      (the predecessor business) For The Years Ended June
      30, 2004, 2003 and 2002

Audited Financial Statements of Pneutech, Inc. For the Years Ended          F-58
      October 31, 2004 and 2003

Unaudited Proforma Combined Financial Statements                            F-79

THOMAS EQUIPMENT, INC.
Consolidated Financial Statements
Unaudited
December 31, 2004

TABLE OF CONTENTS
-----------------

--------------------------------------------------------------------------------
                                                                            Page
Consolidated Financial Statements:

Balance Sheet as of December 31, 2004.                                      F-3

Statements of Operations for the three months ended December                F-5
      31, 2004 and predecessor statements for the three months ended September 30, 2004 and for the three and six months ended December 31, 2003

Statements of Stockholders' Equity for the quarter ended                    F-6
      December 31, 2004

Statements of Cash Flows for the three months ended December                F-7
      31, 2004 and predecessor statements for the three months ended September 30, 2004 and for the three and six months ended December 31, 2003

Notes to Financial Statements                                               F-9

--------------------------------------------------------------------------------

                             THOMAS EQUIPMENT, INC.

                           CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2004
                           (Unaudited - in thousands)

--------------------------------------------------------------------------------

ASSETS

Current assets:
  Cash                                                              $        741
  Accounts receivable, net of allowance for
    doubtful accounts of $90                                              10,820
  Inventories                                                             24,479
  Prepaid expenses                                                           741
  Other assets                                                               272
                                                                    ------------
                                                                          37,053

Property, plant and equipment                                             12,376

Deferred finance costs                                                     1,004

Other assets                                                                 632
                                                                    ------------

                                                                    $     51,065
                                                                    ============

                                                                    (continued-)

                             THOMAS EQUIPMENT, INC.


                           CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2004
                           (Unaudited - in thousands)
                                                                    (-continued)

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

Current liabilities:
  Credit facility                                                  $     11,176
  Trade payables                                                          7,188
  Warranty liability                                                        148
  Other payables and accrued liabilities                                  5,453
  Current portion of long term debt                                       2,624
  Current portion of capital lease obligations                              103
                                                                   ------------
                                                                         26,692

Long term debt                                                            4,088
Capital lease obligations                                                 5,088

Redeemable preferred stock                                                8,303

Stockholders' Equity
Common stock                                                                200
Additional paid in capital                                               15,075
Accumulated deficit                                                      (8,155)
Accumulated other comprehensive loss                                       (226)
                                                                   ------------
                                                                          6,894
                                                                   ------------
                                                                   $     51,065
                                                                   ============


See accompanying notes to consolidated financial statements.

                             THOMAS EQUIPMENT, INC.


           CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited - in thousands, except share and per share data)

                                                Successor   |
                                                 Business   |               Predecessor Business
                                               ------------ |  ----------------------------------------------
                                               Three Months |  Three Months     Three Months      Six Months
                                                  Ended     |      Ended           Ended            Ended
                                               December 31, |  September 30,    December 31,     December 31,
                                                   2004     |      2004             2003             2003
                                               ------------ |  ------------     ------------     ------------
Sales                                          $     14,633 |  $     13,857     $     11,928     $     26,578
                                                            |
Cost of sales                                        12,358 |        11,770           10,664           23,076
                                               ------------ |  ------------     ------------     ------------
                                                            |
Gross profit                                          2,275 |         2,087            1,264            3,502
                                                            |
Operating expenses:                                         |
  Selling expenses                                    1,361 |         1,797            1,499            3,071
  General and administrative expenses                 1,219 |         1,911            1,265            2,320
  Research and development                              245 |           310              355              355
  Provision for doubtful receivables                     74 |            41              827              963
  Stock based compensation                            6,431 |            --               --               --
  Other (income) expense                                216 |          (884)            (629)            (659)
                                               ------------ |  ------------     ------------     ------------
                                                      9,546 |         3,175            3,317            6,050
                                               ------------ |  ------------     ------------     ------------
                                                            |
Operating loss                                       (7,271)|        (1,088)          (2,053)          (2,548)
                                                            |
Other expenses -                                            |
Net financial expense (income)                          884 |           499              (23)              33
                                               ------------ |  ------------     ------------     ------------
                                                            |
Net loss before income taxes                         (8,155)|        (1,587)          (2,030)          (2,581)
                                                            |
Provision for income taxes                               -- |            15               17               33
                                               ------------ |  ------------     ------------     ------------
                                                            |
Net loss                                       $     (8,155)|  $     (1,602)    $     (2,047)    $     (2,614)
                                               ============ |  ============     ============     ============
                                                            |
Basic, dilutive loss per share                              |
(Weighted average shares outstanding used -                 |
20,000,000)                                    $      (0.41)|  $      (0.08)    $      (0.10)    $      (0.13)
                                               ============ |  ============     ============     ============
                                                            |
Reconciliation of Comprehensive Loss:                       |
                                                            |
Net Loss                                       $     (8,155)|  $     (1,602)    $     (2,047)    $     (2,614)
Other comprehensive loss - foreign currency                 |
     translation                                        226 |           726              926              900
                                               ------------ |  ------------     ------------     ------------
Total comprehensive loss                       $     (8,381)|  $     (2,328)    $     (2,973)    $     (3,514)
                                               ============ |  ============     ============     ============


See accompanying notes to consolidated financial statements.

                             THOMAS EQUIPMENT, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
           (Unaudited - in thousands, except share and per share data)


                                                  Common Stock          Additional                      Other
                                            ------------------------     Paid-In       Accumulated   Comprehensive
                                              Shares         Amount      Capital         Deficit        Loss            Total
                                            ----------    ----------    ----------     -----------    ----------     ----------
BALANCES, OCTOBER 1, 2004 (inception)               --    $       --    $       --     $       --     $       --     $       --

Contribution of services                            --            --           322             --             --            322
Common stock issuances for cash             18,925,000           189         2,095             --             --          2,284
Stock based compensation on common stock
   subscription                                     --            --         6,431             --             --          6,431
Issuance of common stock in exchange for
   net liabilities in a
   recapitalization                          1,075,000            11           (11)            --
Debt discount related to warrants and
  stock options
  issued in connection with financing               --            --         6,238             --             --          6,238
Foreign exchange translation loss                   --            --            --             --           (226)          (226)
Net loss                                            --            --            --         (8,155)            --         (8,155)
                                            ----------    ----------    ----------     ----------     ----------     ----------

BALANCES, DECEMBER 31, 2004                 20,000,000    $      200    $   15,075     $   (8,155)    $     (226)    $    6,894
                                            ==========    ==========    ==========     ==========     ==========     ==========


See accompanying notes to consolidated financial statements.

                             THOMAS EQUIPMENT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Unaudited - in thousands)


                                                                        Successor   |
                                                                        Business    |        Predecessor Business
                                                                       ------------ |   -----------------------------
                                                                                    |       Three             Six
                                                                       Three Months |      Months           Months
                                                                          Ended     |       Ended            Ended
                                                                       December 31, |     September        December
                                                                           2004     |     30, 2004         31, 2003
                                                                       ------------ |   ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                               |
Net loss                                                               $     (8,155)|   $     (1,602)    $     (2,614)
Adjustments to reconcile net loss to net cash provided by (used in)                 |
  operating activities:                                                             |
    Stock compensation                                                        6,431 |             --               --
    Amortization of debt discount and premium                                   397 |             --               --
    Depreciation and amortization                                               357 |            531              782
    Gain on sale of property, plant and equipment                                -- |             (3)             (28)
    Contribution of services                                                    322 |
Net change in working capital items                                          (3,582)|         (1,111)           2,595
Net change in employee future benefit liabilities                                -- |              8               23
                                                                       ------------ |   ------------     ------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                          (4,230)|         (2,177)             758
                                                                       ------------ |   ------------     ------------
                                                                                    |
CASH FLOWS FROM INVESTING ACTIVITIES                                                |
  Equipment acquired on acquisition                                          (7,223)|             --               --
  Other assets acquired on acquisition                                      (20,053)|             --               --
  Insurance claim received                                                       -- |             --              587
  Proceeds on sale of property, plant and equipment                              -- |             20               45
  Purchase of property, plant and equipment                                    (722)|           (292)            (783)
                                                                       ------------ |   ------------     ------------
NET CASH USED IN INVESTING ACTIVITIES                                       (27,998)|           (272)            (151)
                                                                       ------------ |   ------------     ------------
                                                                                    |
CASH FLOWS FROM FINANCING ACTIVITIES                                                |
  Proceeds from debt issuance related to assets acquired                     27,146 |             --               --
  Net repayments relating to advances from affiliated companies                  -- |           (588)          (1,093)
  Increase in bank advances                                                      -- |          2,277              367
  Proceeds from stock subscriptions                                           2,472 |             --               --
  Additional advances under the credit facility                               3,613 |             --               --
  Payments under the credit facility                                            (22)|
  Payments on capital lease obligations                                        (127)|             --               --
                                                                       ------------ |   ------------     ------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                          33,082 |          1,689             (726)
                                                                       ------------ |   ------------     ------------
                                                                                    |
NET INCREASE (DECREASE) IN CASH                                                 854 |           (760)            (119)
                                                                                    |
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                        (113)|             23               85
                                                                                    |
CASH, BEGINNING OF PERIOD                                                        -- |            823               80
                                                                       ------------ |   ------------     ------------
                                                                                    |
CASH, END OF PERIOD                                                    $        741 |   $         86     $         46
                                                                       ============ |   ============     ============
                                                                                            (continued-)

                             THOMAS EQUIPMENT, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Unaudited - in thousands)

                                                                                             (-continued)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
  Interest paid                                                 $        231 |  $         --    $         85
                                                                ============ |  ============    ============
                                                                             |
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND                           |
  FINANCING ACTIVITIES:                                                      |
   Stock based compensation                                     $      6,431 |  $         --    $         --
                                                                ============ |  ============    ============
   Debt discounts                                               $      6,188 |  $         --    $         --
                                                                ============ |  ============    ============
   Debt premiums                                                $        613 |  $         --    $         --
                                                                ============ |  ============    ============
   Property and equipment acquired under capital leases         $      5,210 |  $         --    $         --
                                                                ============ |  ============    ============


See accompanying notes to consolidated financial statements.

Thomas Equipment, Inc.
Notes to the consolidated Financial Statements
(Unaudited - in thousands except share data and per share amounts)

1. Organization and description of the business

We manufacture and distribute through a worldwide network of dealers and distributors a full line of skid steer and mini skid steer loaders as well as attachments, mobile screening plant and mini excavators for the industrial and construction industry. We also manufacture a complete line of potato harvesting and handling equipment for the agricultural industry. We have a sole manufacturing facility in Centreville, New Brunswick, Canada and also operate six retail stores in New Brunswick, Prince Edward Island, Maine, Colorado and Illinois.

2. Acquisitions


On October 11, 2004, Thomas Equipment, Inc. ("TEQI," formerly Maxim Mortgage Corporation, a Delaware corporation) entered into an Agreement and Plan of reorganization with Thomas Equipment 2004 Inc. ("TE2004"), a Canadian corporation and Thomas Ventures Inc. ("TVI"), a Delaware corporation (both "Thomas" companies were formed in 2004 for the purposes of the asset acquisition described below), as previously disclosed in the current report on Form 8-K on October 11, 2004. Under the terms of the agreement, TEQI acquired 100% of the common stock of TE2004 and TVI in exchange for the issuance by TEQI of 16,945,000 common shares. Although TEQI was the legal acquirer, TE2004 is considered the accounting acquirer and as such the acquisition has been accounted for as a recapitalization. Immediately prior to the reorganization TEQI had 1,075,000 shares of common stock outstanding (after a 1-40 reverse split) and no net assets or liabilities. The officers and directors of TE2004 and TVI assumed similar positions with TEQI. As a result, the accompanying condensed consolidated financial statements represent the results of operations and cash flows of the accounting acquirer (TE2004) from the date of inception, October 1, 2004.


On November 9, 2004, TE2004 acquired the fixed assets and inventory of Thomas Equipment Limited ("Thomas Equipment Limited" an unrelated Company) effective as of October 1, 2004. The acquisition has been accounted for by the purchase method in accordance with Financial Accounting Standards Statement No. 141 ("SFAS 141") and the results of operations are included in these consolidated financial statements from the date of acquisition. The aggregate purchase price, calculated in accordance with SFAS 141, was $33.9 million, which includes capital leases)


The following is a summary of the assets acquired at the date of acquisition, at fair value:

Assets acquired:
   Inventory                                                  $   22,188
   Fixed assets                                                   11,691
                                                              ----------
   Assets acquired                                                33,879
                                                              ----------

Consideration paid:
   Deposit                                                          (198)
   Deferred payable                                               (2,967)
   Note payable                                                   (2,140)
   Capital lease obligations                                      (5,210)
   Preferred shares                                               (7,926)
   Acquisition financing and payment of transaction costs        (15,438)
                                                              ----------

   Consideration paid                                         $  (33,879)
                                                              ----------


The difference between our value, and allocation, of the purchase price and that which Thomas Equipment Limited reported in their financial statements primarily arises from third party costs we incurred in connection with the transaction and the use of a different discount rate with respect to the capital lease obligations.

3. Basis of presentation and summary of significant accounting policies

Basis of presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-QSB and Rule 310 of Regulation SB of the Securities and Exchange Commission (the "SEC"). Accordingly, these consolidated financial statements do not include all of the footnotes required by accounting principles generally accepted in the United States of America. In management's opinion, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended December 31, 2004 are not necessarily indicative of the results that may be expected for the year ending June 30, 2005.

The accompanying unaudited statements of operations and cash flows include the accounts of Thomas Equipment Limited, our predecessor, for the three months ended September 30, 2004 and for the three and six months ended December 31, 2003. Although many of the accompanying accounting policies apply to the preparation of Thomas Equipment Limited's financial statements, the accompanying notes, except for the segment information in Note 12, do not relate to Thomas Equipment Limited but rather TEQI from its inception on October 1, 2004. Thomas Equipment Limited's operating results for the three months ended September 30, 2004 and for the three and six months ended December 31, 2003 are not necessarily indicative of the results that may be expected for the year ending June 30, 2005.

Principles of consolidation

The consolidated financial statements include the accounts of TEQI, TVI, TE2004 and its wholly owned subsidiary Thomas Europe NV from October 1, 2004 which represents the date that TE2004 acquired the business operations and certain assets from Thomas Equipment Limited. All inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions we are required to make. Estimates that are critical to the accompanying consolidated financial statements arise from the provisions for doubtful accounts and warranties. Management bases its estimates and judgements on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Translation of foreign currencies


Our functional currency is the Canadian dollar. Our foreign currency transactions and balances are translated into Canadian dollars using the temporal method. Under this method, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at rates of exchange prevailing at the balance sheet date. Revenue and expenses are translated into Canadian dollars at the rate of exchange prevailing at the transaction date. The resulting foreign currency exchange gains and losses are included in earnings for the periods presented.

Assets and liabilities are then translated into United States dollars (reporting currency) at the exchange rate in effect at each period end. Revenues, expenses, gains and losses are translated into United States dollars at the average rate of exchange prevailing during the period. All translation effects of exchange rate changes are included as a separate component ("cumulative translation adjustment") of stockholders' equity.


Revenue recognition

In accordance with Staff Accounting Bulletin 104 - Revenue Recognition in Financial Statements ("SAB 104"), revenue is generally recognized and earned when all of the following criteria are satisfied: a) persuasive evidence of sales arrangements exist; b) delivery has occurred; c) the sales price is fixed or determinable, and d) collectibility is reasonably assured.


Delivery and sales of equipment and service parts are recorded when title and all risks of ownership are transferred to the independent dealer, distributor or retail customer. No right of return exists on sales of equipment except for goods sold under buy back arrangements (see below) which are not recorded as sales.

In some circumstances, goods are shipped to dealers and distributors on a consignment basis under which title and risk of ownership are not transferred to the dealers and distributors. Accordingly, sales revenues are not recorded until a retail customer has purchased the goods.


We make appropriate provisions based on experience for costs such as doubtful receivables, sales incentives and product warranty.

Although we currently have no such arrangements, financing revenue will be recorded over the terms of the related receivables using the interest method. Late payment interest of 12% p.a. charged to customers who have overdue accounts is not recognized until received.

Buy back arrangements

Although we have not engaged in any buy-back arrangements since our inception, we may do so in the future and the following policy, previously used by our predecessor, will be used by management with respect to such transactions.

Sales contracts are entered into with a dealer/distributor that carries inventory for rental activities. These contracts include a guaranteed buy back value of 65% - 70% of the original sales value at the end of the three year period if the dealer/distributor has not sold the equipment to a retail customer. These transactions are not recorded as sales, but are instead accounted for as operating leases with net proceeds on the initial transfer of the equipment to the dealer/distributor recorded as a liability on the balance sheet. The liability is subsequently reduced on a pro rata basis over the three-year period to the amount of the guaranteed buy back value at that date, with corresponding credits to sales in the consolidated statement of operations.

The equipment will be included on the balance sheet at cost and amortized on a straight-line basis over its estimated useful life of 3 years with corresponding debits to cost of sales. The deferred revenue and unamortized carrying value of the equipment is removed from the balance sheet and included in sales and costs of sales respectively in the consolidated statement of operations if the dealer/distributor resells the equipment to a retail customer during the buy back period.

Allowance for doubtful accounts

The allowance for doubtful accounts is evaluated on a regular basis and adjusted based upon management's best estimate of probable losses inherent in receivables, based on historical experience. For the current period, we used the historical loss experience of the predecessor company. Receivables are determined to be past due if they have not been paid by the payment due dates. Debts are written off against the allowance when deemed to be uncollectible. Subsequent recoveries, if any, are credited to the allowance when received.

Product warranties

At the time a sale to a dealer is recognized, the company records the estimated future warranty costs. These costs are estimated based on historical warranty claims. For the current period, we used the historical warranty experience of the predecessor company. Warranty provisions are included as a component of cost of sales.

Sales incentives

Sales incentive costs for allowances and financing programs are accounted for when the dealer sells the equipment to a retail customer. Such sales incentives and allowances given in the form of cash consideration are reflected as a reduction in sales. The cost of providing interest free financing periods to dealers and distributors under floor and rental plan arrangements is reflected as a component of cost of sale with an offsetting reduction to the face amount of the related financing receivables. The discount is amortized to income over the related interest free financing periods and is reflected as notional interest income within net financial expense.

Shipping and handling costs

Shipping and handling costs related to finished goods are reported as a component of cost of sales in the consolidated statement of operations.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and balances with banks, net of bank overdrafts, and highly liquid temporary money market instruments with original maturities of three months or less. Bank borrowings are considered to be financing activities.

Property plant and equipment

Property, plant and equipment are carried at cost less accumulated depreciation and impairment allowances. Depreciation is provided from the date assets are put into service at rate to depreciate the carrying cost of the property, plant and equipment over their estimated useful lives on a straight-line basis as follows:

      Property and plant under capital leases, excluding land   20 years
      Production machinery and equipment                        10-15 years
      Office furniture and equipment                            8 years
      Computer equipment                                        3 years
      Automotive equipment                                      3 years

We evaluate the carrying value of property, plant and equipment when events and circumstances warrant such a review. If the carrying values of the assets are considered to be impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the asset.

Long-lived assets

Statement of Financial Accounting Standards (SFAS) 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" requires that long-lived assets, including certain identifiable intangibles, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets in question may not be recoverable. We have reviewed long lived assets during the quarter ended December 31, 2004 and determined that no impairment allowance was necessary.

Redeemable preferred shares

Preferred shares that are redeemable at the option of the holder have been classified as a liability in the balance sheet and dividends paid or accrued on these shares have been classified as a financial expense in our consolidated statement of operations.

Deferred finance charges

Deferred finance charges are amortized over the term of the credit facility, using the effective interest method.

Advertising costs

Advertising costs of $162 for the three months ended December 31, 2004 were expensed as incurred and reported as a component of selling expenses.

Research and development costs

Research and development costs are expensed as incurred and include salaries, contractor fees, building costs, utilities and administrative expenses.

Income taxes

We utilize SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

We have recorded a full valuation allowance against the benefits that would result from losses incurred to date, based on a history of losses from the predecessor owner of the assets purchased, as we are unable to determine if the losses will be utilized.

Net loss per share

We compute net loss per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. During the period when they would be anti-dilutive, common stock equivalents (consisting of common stock options and warrants) are not considered in the computations.

Stock - based compensation


We account for equity instruments issued to employees for services based on the fair value of the equity instruments issued and account for equity instruments issued to those other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.


We have adopted Statement of Financial Accounting Standards No. 148 ("FAS No. 148"). "Accounting for Stock-Based Compensation - Transition and Disclosure" This statement amends Statement of Financial Accounting Standards No. 123 ("FAS No. 123"), "Accounting for Stock Based Compensation." It provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for employee stock based compensation. It also amends the disclosure provision of FAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. As permitted by SFAS No. 123 and amended by FAS No. 148, the Company continues to apply the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based employee compensation arrangements.

New pronouncements

SFAS 123(R) 'Share-Based Payments'

In December 2004, the Financial Accounting Standards Board issued Statement No. 123 ("FAS 123 (R)"), Share-Based Payments. FAS 123 (R) requires all entities to recognize compensation expense in an amount equal to the fair value of shared-based payments such as stock options granted to employees. We will be required to apply FAS 123 (R) on a modified prospective method. Under this method, we are required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, we may elect to adopt FAS 123 (R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in the pro forma disclosures that had been required by FAS 123. FAS 123 (R) is effective for the first reporting period beginning after June 15, 2005. We do not believe that the adoption of FAS 123 (R) will have a material impact on our consolidated financial statements as there are only 30,000 options, issued to employees, to purchase 30,000 shares of common stock outstanding at December 31, 2004.

SFAS 153 'Exchanges of Nonmonetary Assets an Amendment of APB Opinion No. 29'

In December 2004, FASB Statement No. 153 was issued amending APB Opinion No. 29 to eliminate the exception allowing nonmonetary exchanges of similar productive assets to be measured based on the carrying value of the assets exchanged as opposed to being measured at their fair values. This exception was replaced with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement is not expected to have a material impact on our consolidated financial statements.

4. Inventories
                                                                     December 31
                                                                         2004

Raw materials and spare parts                                       $      9,213
Work in process                                                            1,664
Finished goods                                                            13,306
Packaging and supplies                                                       296
                                                                    ------------

                                                                    $     24,479
                                                                    ============

5. Property and equipment
                                                                     December 31
                                                                        2004
                                                       Accumulated       Net
                                             Cost      Depreciation   Book Value
                                             ----      ------------   ----------

Capital leases                            $    5,488    $      137    $    5,351
Production machinery
   and equipment                               6,047           156         5,891
Office furniture and equipment                    59             2            57
Computer equipment                               288            23           265
Automotive equipment                             328            27           301
Construction in process                          511            --           511
                                          ----------    ----------    ----------
                                          $   12,721    $      345    $   12,376
                                          ==========    ==========    ==========

6. Convertible long term debt

Note payable to Thomas Equipment Limited bearing interest at
4%, with annual principal repayments plus interest, maturing
on October 31, 2006                                                  $    2,242
                                                                     ----------


Term loan, with Laurus Master Funds Ltd. ("Laurus," a
related party), bearing interest at prime plus 3% (8.2% at
December 31, 2004) with monthly principal repayments of $216
per month plus interest                                                   5,929
      Debt premium                                                          201
      Unamortized debt discount and premium (note 11)                    (1,660)
                                                                     ----------
                                                                          4,470
                                                                     ----------

Total                                                                     6,712
Less current portion                                                     (2,624)
                                                                     ----------
                                                                     $    4,088
                                                                     ----------


Principal repayments start in July 2005 and are as follows:

      2005                                            $2,417
      2006                                            $2,934
      2007                                            $1,864

The principal repayments and interest payments for the term loan can be made in cash or common stock. All principal and interest cash payments are subject to a premium of 3%. Repayments in common stock have a fixed conversion price of two dollars and twenty five cents per common share.


7. Convertible credit facility - related party

Effective November 9, 2004, the company entered into a three-year revolving credit facility agreement with Laurus Master Funds Ltd. ("Laurus"). The purpose of the credit facility was to provide TE2004 with funds to purchase the inventory and fixed assets of Thomas Equipment Limited and other general corporate purposes. The credit facility is secured by substantially all of our assets.

The revolving loan bears interest at the greater of 7.5% or The Wall Street Journal published prime rate plus 3%. We are also required to pay fees of 0.30% per annum on the average monthly unused amount of the revolving facility and 1% per month fee on the balance in excess of the borrowing limit.

The credit facility provides for borrowings utilizing an asset based formula using eligible receivables, inventory, and fixed assets, less any reserves. At December 31, 2004, the amount of available borrowings pursuant to the formula was as follows:

      Available borrowings supported by asset base                $   15,958
      Less amount borrowed under Revolving Credit Facility            14,948
                                                                  ----------
      Excess availability                                         $    1,010
                                                                  ----------

The lender may require the company to convert into common stock all or a portion of the amount outstanding under the credit facility, together with interest and fees thereon, at any time. The lender has contractually agreed not to convert any portion of the credit faciltiy if exercising the conversion option results in the lender holding in excess of 9.99% of our outstanding shares of common stock.

      Amount borrowed under the revolving credit facility         $   14,948
            Debt premium                                                 412
            Unamortized debt discount and premium (note 11)           (4,185)
                                                                  ----------
                                                                  $   11,175
                                                                  ----------


Any principal repayments and interest payments on $7,904 of this outstanding balance of the credit facility can be made in cash or common stock. All principal and interest cash payments are subject to a premium of 5%. Repayments in common stock have a fixed conversion price of one dollar and fifty cents per common share.

8. Capital lease obligations


Under the terms of the Purchase Agreement with Thomas Equipment Limited, we entered into two-year capital lease agreements with Thomas Equipment Limited. Pursuant to the leases, we have the right at any time prior to the expiration of the leases to purchase the leased properties for $5,003 (based on the December 31, 2004 exchange rate). In addition, Thomas Equipment Limited has a right to require us to purchase the leased properties at the expiration of the leases. The leases require payments consisting of annual payments of $498 plus realty taxes, maintenance, heat and certain other expenses. We have recorded the leases as capital leases with future minimum repayments as follows:


      2005                                      $  498
      2006                                       4,505

9. Redeemable preferred shares

The Company has 5,000,000 shares of preferred stock authorized, $0.0001 par value, 1,000 shares issued and outstanding.

In connection with the financing of the asset acquisition from Thomas Equipment Limited (note 2), we sold, to the parent of Thomas Equipment Limited, 1,000 shares of redeemable preferred stock for $7,926 (on October 1, 2004). The shares are currently redeemable for $8,303 (translated at December 31, 2004) plus accrued but unpaid dividends at our option at any time or by the holder on or after the eighteenth month anniversary of the issuance of the shares. The preferred shares carry a cumulative dividend of 8% per annum increasing to 12% after eighteen months from the date of acquisition. The shares were issued on October 26, 2004. The holder of these shares has the right to be an observer at our board meetings.

10. Common stock


At December 31, 2004, we have 200,000,000 authorized shares of common stock, par value $0.01, 20,000,000 shares issued and outstanding. Effective October 11, 2004, immediately prior to the reorganization, we completed a 1 for 40 reverse stock split. After the reverse stock split, Maxim's shareholders retained 1,075,000 shares of common stock in the reorganization which has been recorded at the value of the net assets (liabilities) assumed which amounted to $0.


We issued 16,945,000 shares to our founders for $2,819 or an average of $0.20 per share. Management has estimated, using the price that the highest paying founding shareholder paid and an analysis of the market price of the stock immediately after the reorganization, that the fair value of the shares was $0.59. The difference resulted in an immediate expense of $5,481.

During the quarter and in connection with the issuance of debt and the credit facility, we sold 1,980,000 shares to Laurus for $20. Based on a fair value of $0.59, we recorded $950 of "stock based compensation" expense for this issuance.


11. Stock options and warrants


During the quarter ended December 31, 2004 and in connection with the issuance of debt and the credit facility, we issued 4,020,000 stock options to Laurus with an exercise price of one cent per share. The stock options have a remaining contractual life of 6.8 years. Using the Black-Scholes option pricing model, we recorded a $4,028 debt discount from these options, allocated to the related debts for amortization over the estimated life of 3 years for those debts.

During the quarter ended December 31, 2004 and in connection with the issuance of debt and the credit facility, we issued 2,200,000 warrants to Laurus which are convertible to common shares with an exercise price of two dollars and twenty five cents per share. The warrants have a remaining contractual life of
6.8 years. Using the Black-Scholes option pricing model, we recorded a $2,160 debt discount from these warrants, allocated to the related debts for amortization over the estimated life of 3 years for those debts.


12. Segment information

Our principal operations relate to the manufacturing, sale and distribution through a worldwide network of dealers, distributors and retailers of skid steer and mini skid steer loaders, attachments, parts, mobile screening plants and mini excavators for the industrial and construction industry and potato harvesting and handling equipment for the agriculture industry. Because of the integrated nature of our sole manufacturing operation and common administrative and marketing support functions, the business is treated by management as a single operating segment for the purpose of making operating decisions and assessing performance.

Revenues by destination and product group were as follows:

                                   ---Successor Business-- |  ------------- Predecessor Business ------------
                                         Three months      |    Three months    Three months     Six months
                                            ended          |      ended            ended           ended
                                         December 31,      |    September 30,   December 31,    December 31,
                                             2004          |        2004            2003            2003
                                         ------------      |    ------------    ------------    ------------
Canada                                   $      1,908      |    $      2,883    $      1,781    $      5,770
USA                                             6,591      |           7,177           6,157          14,321
Europe                                          4,287      |           2,517           3,411           5,359
Rest of world                                   1,847      |           1,280             579           1,128
                                         ------------      |    ------------    ------------    ------------
                                                           |
Total sales to external customers        $     14,633      |    $     13,857    $     11,928    $     26,578
                                         ============      |    ============    ============    ============
                                                           |
Industrial and construction              $     14,140      |    $     12,147    $     10,269    $     22,409
Agriculture                                       493      |           1,710           1,659           4,169
                                         ------------      |    ------------    ------------    ------------
                                                           |
Total sales to external customers        $     14,633      |    $     13,857    $     11,928    $     26,578
                                         ============      |    ============    ============    ============

Property, plant and equipment by geographical area as of December 31, 2004 were as follows:

Canada                             $     12,270
USA                                         106
                                   ------------

Total                              $     12,376
                                   ============

13. Other related party transactions

During the three months ended December 31, 2004 we recorded sales to Samsung Industry, Co. Ltd., a company controlled by one our officers, of approximately $517. At December 31, 2004, the receivable from this related party was approximately $440.

During the period ended December 31, 2004, we purchased product from Rousseau Controls, a company controlled by one of our officers, of approximately $836. At December 31, 2004, the payable to this related party was approximately $328.

These related party transactions were in the normal course of business at customary terms and prices.

14. Other contingencies and commitments

Contingencies

Litigation

We are potentially subject to various claims and litigation arising out of the ordinary course and conduct of our business including product liability, intellectual property, labour and employment, environmental and tax matters. Management does not consider our exposure to such claims and litigation to be material to the consolidated financial statements.

Warranties

Our products are sold with a one year comprehensive bumper to bumper warranty except for loader sales in North America and Australia, which have a three year bumper to bumper warranty, followed by a power train warranty in years four and five. We generally determine our total warranty liability by applying historical claims rate experience to the estimated amount of equipment that has been sold and is still under warranty based on dealer inventories and retail sales. The historical claims rate is primarily determined by a review of claims costs and current quality developments.

Other commitments

We have entered into operating lease agreements to lease certain premises and office equipment. The annual rent of premises consists of a minimum rent plus realty taxes, maintenance, heat and certain other expenses. Minimum rent payable for premises and office equipment in aggregate and for each of the next five years is as follows:

      2005                                        $   134
      2006                                             73
      2007                                             20
      2008                                             15
      2009                                             15

Guarantees

We have entered into sales contracts with a dealer / distributor which include a guaranteed buy back value at the end of a three year period if that dealer / distributor has not sold the equipment to a retail customer. There is no potential liability at the balance sheet date as no sales have been made to the dealer / distributor.

15.   Financing expense

      Capital leases                                         $      101
      Credit facility - related party                               232
      Amortization of deferred financing costs                       58
      Amortization of debt discount - related party                 339
      Amortization of deferred financing costs                       34
      Note payable - related party                                   22
      Dividends on preferred shares - related party                  95
      Other                                                           3
                                                             ----------

      Total                                                  $      884
                                                             ----------

16. Fair value

Fair value

Our financial instruments include cash and short term deposits, bank advances, trade accounts and financing receivables and accounts payable. Due to the short-term maturity of cash and short-term deposits, bank advances, trade accounts receivable, accounts payable and accrued liabilities, the carrying values of these instruments are reasonable estimates of their fair values.

Credit risk


Our financial assets that are exposed to credit risk consist primarily of cash, trade accounts and financing receivables. We are exposed to normal credit risk from customers. Trade accounts and financing receivables have significant concentrations of credit risk in the industrial and construction industry and on a geographical basis in the USA as disclosed in note 12.


Interest rate risk

We are exposed to interest rate risk as future changes in the prevailing level of interest rates affect the cash flows associated with financing receivables and debt obligations. We have not entered into any financial instrument contracts to hedge the interest rate exposure associated with these items.

Foreign currency risk

Our foreign currency translation policy is described in Note 3. We do not enter into foreign currency futures and forwards contracts to manage exposure to foreign currency fluctuations. As at December 31, 2004, our exposure in non-Canadian dollars was: receivables of $5,600, payables of $1,500, credit facilities of $27,128 and cash of $450.

17.   Recent events
(Canadian dollars have been translated to U.S. dollars as of December 31, 2004)

On January 26, 2004, we received an increase to the credit facility with Laurus Master Fund of $4,000 which increased the credit facility from $16,000 to $20,000. Laurus Master Fund charged a fee of $128 and received 400 warrants for the right to purchase 400,000 common shares with an exercise price of two dollars and twenty five cents.

On February 28, 2005, we acquired 100% of the common stock of Pneutech, in exchange for the issuance by us of a total of 1,082,639 shares of our common stock and warrants to purchase 211,062 shares of common stock, exercisable at $3.00 per share. An additional 167,359 shares of common stock were issued as of the closing in exchange for the cancellation of approximately $508 of debt owed by Pneutech to an unrelated party.

Pneutech is a manufacturer of hydraulic systems and is a strategic supplier to Thomas, as well as 15,000 other active customers. Pneutech maintains eleven manufacturing/distribution facilities in Canada and one manufacturing plant in South Korea. It has a diverse array of capabilities in the distribution of fluid power components as well as manufacturing spiral wound metal gaskets and steel components.

Upon the Closing, Pneutech also redeemed 929 preference shares and 530,000 special shares owned by 3156176 Canada, Inc. for an aggregate of $523. Clifford Rhee, the President and a member of our Board of Directors is the beneficial owner of 3156176 Canada, Inc., which was the owner of approximately 47% of the common shares, 929 preference shares and 530,000 special shares of Pneutech. Mr. Rhee is also the President and a member of the Board of Directors of Pneutech. Upon the Closing of the acquisition, Mr. Rhee continues to serve as President of both the Company and Pneutech. The members of the our Board were appointed as members of the Pneutech Board.

Concurrently with the acquisition of Pneutech, we entered into financing agreements with Roynat Merchant Capital Inc. ("Roynat US"). RoyNat Capital Inc. ("Roynat Capital"), an affiliate of Roynat US, had provided financing to Pneutech which was terminated upon the Closing.

In connection therewith, on the Closing the following transactions occurred:

      o Roynat Capital was paid $2,325 in consideration for the cancellation of its Pneutech preferred shares and payment of accrued dividends thereon;

      o Roynat Capital was paid $1,038 in consideration for the cancellation of warrants previously issued by Pneutech to Roynat Capital;

      o Roynat Capital was paid $3,322 in full satisfaction of all amounts due pursuant to a convertible debenture issued Pneutech to Roynat Capital;


      o we sold a subordinated debenture to Roynat US with a principal amount of $5,397; and


      o we issued warrants to Roynat US to purchase 1,000,000 shares of common stock at an exercise price of $3.00 per share.

Concurrently with the Closing of the Pneutech acquisition, we and Laurus amended certain terms of the original agreements, including the following:

      o we issued an additional secured convertible term note in the principal amount of $1,900 to Laurus;

      o we issued Laurus a common stock purchase warrant exercisable to purchase 150,000 shares of common stock for a period of seven years at a price of $2.25 per share; and

      o the payments on the previously issued secured convertible term note in the principal amount of $6,000 shall not commence until July 1, 2005, at which time the initial monthly payment in the amount of $207 shall be due and shall be due each month thereafter until the note is paid in full.

THOMAS EQUIPMENT LIMITED
Consolidated Financial Statements
June 30, 2004

TABLE OF CONTENTS

--------------------------------------------------------------------------------
                                                                           Page
                                                                           ----


Consolidated Balance Sheet at June 30, 2004 and 2003.                       F-24

Consolidated Statements of Common and Other Shareholder's Deficiency
for the years ended June 30, 2004, 2003 and 2002                            F-25

Consolidated Statements of Loss and Comprehensive Loss for the years
ended June 30, 2004, 2003 and 2002                                          F-26

Consolidated Statements of Cash Flows for the years ended June 30,
2004, 2003 and 2002                                                         F-27

Notes to Consolidated Financial Statements for the year ended
June 30, 2004                                                               F-28


--------------------------------------------------------------------------------

PricewaterhouseCoopers [LOGO]

                                                     PricewaterhouseCoopers LLP
                                                     Chartered Accountants
                                                     300 Brunswick House
                                                     44 Chipman Hill, PO Box 789
                                                     Saint John, New Brunswick
                                                     Canada E2L 4B9
                                                     Telephone +1 (506) 632 1810
                                                     Facsimile +1 (506) 632 8997

January 7, 2005

Auditors' Report

To the Shareholder of
Thomas Equipment Limited


We have audited the accompanying consolidated balance sheets of Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) as of June 30, 2004 and 2003 and the related consolidated statements of loss and comprehensive loss, common and other shareholder's deficiency, and cash flows for each of the years in the three-year period ended June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2004 in accordance with accounting principles generally accepted in the United States of America.

These financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern as described in note 2 to the consolidated financial statements.

PricewaterhouseCoopers LLP

Chartered Accountants

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Consolidated Balance Sheet
At June 30, 2004 and 2003


(in thousands of United States dollars, except for number of shares)

Going concern (note 2)

                                                                              2004           2003
                                                                                 $              $
Assets
Current assets
Cash                                                                           823             80
Accounts receivable, net of allowance for doubtful
  accounts of $1,694 (2003 - $888)                                          11,014         16,975
Financing receivables (note 5)                                               2,982            345
Inventories (note 4)                                                        20,256         19,037
Income taxes recoverable                                                        33             33
Due from affiliated companies (note 13)                                        161            220
Prepaid expenses                                                               436            247
Foreign exchange contracts (note 19)                                           171          1,567
                                                                        -------------------------

                                                                            35,876         38,504

Financing receivables (note 5)                                               3,938          1,565

Property, plant and equipment (note 6)                                      10,805         10,331

Other assets (note 7)                                                          567          1,545
                                                                        -------------------------

                                                                            51,186         51,945
                                                                        =========================
Liabilities
Current liabilities
Bank advances, bearing interest at 7% at June 30, 2003                          --          1,921
Trade payables                                                               6,869          5,138
Warranty liability (note 10)                                                   924            637
Severance accrual (note 15)                                                    891             --
Other payables and accrued liabilities                                       1,553          1,483
Deferred revenue (note 7)                                                       29             --
Foreign exchange contracts (note 19)                                           125            243
Due to affiliated companies (note 13)                                          880            685
Advances from affiliated companies (note 8)                                 49,828          5,195
                                                                        -------------------------

                                                                            61,099         15,302
Deferred revenue (note 7)                                                    1,213          1,403

Foreign exchange contracts (note 19)                                           334            969

Employee future benefit liabilities (note 9)                                   306            279
                                                                        -------------------------

                                                                            62,952         17,953
                                                                        -------------------------
Mandatorily redeemable preferred shares, redeemable at par (note 12)            --         55,659

Contingencies and commitments (note 10)

Shareholder's Deficiency

Capital stock (note 11)
Preferred shares, Class A and B                                              1,160          1,160
Common shares, 8,643,000 (2003 - 2,643,000) issued and outstanding          30,220          8,599

Deficit                                                                    (40,763)       (29,208)

Accumulated other comprehensive loss
Cumulative translation adjustment                                           (2,383)        (2,218)
                                                                        -------------------------

                                                                           (11,766)       (21,667)
                                                                        -------------------------
                                                                            51,186         51,945
                                                                        =========================

The accompanying notes are an integrated part of these consolidated financial statements

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Consolidated Statement of Common and Other Shareholder's Deficiency For the years ended June 30, 2004, 2003 and 2002



(in thousands of United States dollars, except for number of shares)

                                                                                                          Accumulated
                                                                                                             other
                                              Preferred Shares                                           comprehensive
                                        Class A             Class B         Common Shares       Deficit  income (loss)   Total
                                   --------------------------------------------------------------------------------------------

                                   Number       $       Number      $       Number         $          $          $           $
Balance - July 1, 2001             746,322    496    1,000,000    664    1,643,000     5,410    (19,463)       174     (12,719)

Currency translation adjustment         --     --           --     --           --        --         --        (23)        (23)

Net loss for the year                   --     --           --     --           --        --     (1,902)        --      (1,902)

Dividends                               --     --           --     --           --        --     (2,525)        --      (2,525)

Shares issued                           --     --           --     --    1,000,000     3,189         --         --       3,189
                                   --------------------------------------------------------------------------------------------

Balance - June 30, 2002            746,332    496    1,000,000    664    2,643,000     8,599    (23,890)       151     (13,980)

Currency translation adjustment         --     --           --     --           --        --         --     (2,369)     (2,369)

Net loss for the year                   --     --           --     --           --        --     (1,020)        --      (1,020)

Dividends                               --     --           --     --           --        --     (4,298)        --      (4,298)
                                   --------------------------------------------------------------------------------------------

Balance - June 30, 2003            746,332    496    1,000,000    664    2,643,000     8,599    (29,208)    (2,218)    (21,667)

Currency translation adjustment         --     --           --     --           --        --         --       (165)       (165)

Net loss for the year                   --     --           --     --           --        --    (11,555)        --     (11,555)

Shares issued                           --     --           --     --    6,000,000    21,621         --         --      21,621
                                   --------------------------------------------------------------------------------------------

Balance - June 30, 2004            746,332    496    1,000,000    664    8,643,000    30,220    (40,763)    (2,383)    (11,766)
                                   ============================================================================================

The accompanying notes are an integrated part of these consolidated financial statements

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Statement of Loss and Comprehensive Loss
For the years ended June 30, 2004, 2003 and 2002


(in thousands of United States dollars, except for number of shares)

                                                           2004           2003           2002
                                                              $              $              $

Sales                                                    55,705         49,274         54,218

Cost of sales                                           (47,559)       (43,615)       (44,615)
                                                     ----------------------------------------

Gross profit                                              8,146          5,659          9,603

Selling expenses                                         (6,179)        (5,810)        (4,922)
General and administrative expenses                      (6,524)        (3,685)        (3,641)
Provision for doubtful receivables (note 22)             (1,657)          (197)          (358)
Other income (expense) (note 15)                           (702)         3,051         (1,552)
                                                     ----------------------------------------

Operating loss                                           (6,916)          (982)          (870)

Net financial income (expense) (note 14)                 (4,574)            34           (965)
                                                     ----------------------------------------

Loss before income taxes                                (11,490)          (948)        (1,835)

Provision for income taxes (note 16)                        (65)           (72)           (67)
                                                     ----------------------------------------

Net loss for the year                                   (11,555)        (1,020)        (1,902)
                                                     ========================================

Basic and diluted loss per common share (note 21)         (4.16)         (0.39)         (0.74)

                                                           2004           2003           2002
                                                              $              $              $

Net loss for the year                                   (11,555)        (1,020)        (1,902)

Other comprehensive loss:
      Currency translation adjustment                      (165)        (2,369)           (23)
                                                     ----------------------------------------

Comprehensive loss                                      (11,720)        (3,389)        (1,925)
                                                     ========================================

The accompanying notes are an integrated part of these consolidated financial statements

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Consolidated Statement of Cash Flows
For the years ended June 30, 2004, 2003 and 2002


(in thousands of United States dollars)

                                                                                      2004           2003           2002
                                                                                         $              $              $

Cash provided by (used in)

Operating activities
Net loss for the year                                                              (11,555)        (1,020)        (1,902)
Items not affecting cash
      Amortization of property, plant and equipment                                  1,235          1,041            912
      Amortization of other assets                                                     387            190              6
      Gain on sale of property, plant and equipment                                   (312)            (7)            (8)
Net change in non-cash working capital items related to operations (note 17)         3,538         (1,533)         5,032
Net change in employee future benefit liabilities                                       24             18             17
                                                                                ----------------------------------------

Cash (used in) provided by operating activities                                     (6,683)        (1,311)         4,057
                                                                                ----------------------------------------

Investing activities
Purchase of property, plant and equipment                                           (1,759)          (951)          (595)
Proceeds on sale of property, plant and equipment                                      471             10             14
Proceeds received from insurance claim                                                 604            133            128
                                                                                ----------------------------------------

Cash used in investing activities                                                     (684)          (808)          (453)
                                                                                ----------------------------------------

Financing activities
Proceeds from issue of share capital (note 11)                                      21,621             --          3,189
Proceeds from issuance of preferred shares, Class E                                     --             --         47,841
Redemption of preferred shares, Class E                                            (55,916)            --             --
Net proceeds (repayments) relating to advances from affiliated companies            44,331          3,988        (44,651)
Repayment of long-term debt                                                             --             (9)           (10)
(Decrease) increase in bank advances                                                (1,930)         1,721         (7,235)
Preferred dividends paid on Class E shares                                              --         (4,298)        (2,525)
                                                                                ----------------------------------------

Cash provided by (used in) financing activities                                      8,106          1,402         (3,391)
                                                                                ----------------------------------------

Net change in cash during the year                                                     739           (717)           213

Foreign exchange impact on cash                                                          4             15              7

Cash - Beginning of year                                                                80            782            562
                                                                                ----------------------------------------

Cash - End of year                                                                     823             80            782
                                                                                ========================================

Cash flows from operating activities include
Income taxes paid                                                                       84             84            193
Income taxes recovered                                                                  16             91             --
Interest received                                                                       95            162            264
Interest paid                                                                          217            129          1,203
Preferred dividends paid on Class E shares                                           4,565          4,298          2,525

The accompanying notes are an integrated part of these financial statements

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

1     Organization and description of the business

      The Company, a wholly-owned subsidiary of McCain Foods Limited, manufactures and distributes through a worldwide network of dealers and distributors a full line of skid steer and mini skid steer loaders as well as attachments, mobile screening plant and mini excavators for the industrial and construction industry. The Company also manufactures a complete line of potato harvesting and handling equipment for the agricultural industry. Approximately 80% of the Company's sales are generated through wholesale distribution worldwide. The Company has a sole manufacturing facility in Centreville, New Brunswick, Canada and also operates six retail stores in New Brunswick, Prince Edward Island, Maine, Colorado, and Illinois.

2     Basis of financial statement preparation and going concern

      The consolidated financial statements have been prepared in accordance with generally accepted accounting principles on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business for the foreseeable future.

      During the year ended June 30, 2004, the Company incurred a loss of $11,555 (2003 - $1,020) and is not generating sufficient cash flows to cover operating costs and to fund investments in working capital and additions to property, plant and equipment. Also at June 30, 2004 the Company had a working capital deficit of $25,223 and a shareholder's deficiency of $11,766. These conditions cast substantial doubt upon the validity of the going concern assumption. The Company's ability to meet its obligations as they fall due is dependent upon the continued financial support of its shareholder and creditors, its ability to secure additional financing as required and upon attaining profitable operations.

      On October 1, 2004, the Company sold its business and certain assets to Thomas Equipment 2004 Inc. for $33,403 (note 20). The Company's parent, McCain Foods Limited has committed to provide whatever financial support is required to ensure the Company, Thomas Equipment Limited, is able to meet its remaining liabilities after the sale as they fall due and to continue as a going concern for the foreseeable future. This commitment does not extend to Thomas Equipment 2004 Inc.

3     Summary of significant accounting policies

      These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") as required by Rule 3-10 of Regulation S-B of the Securities and Exchange Commission ("SEC") and in United States dollars in accordance with the instructions in Rule 3-20(b) of Regulation S-X of the SEC. The Company's functional currency is the Canadian dollar. The significant accounting policies are set out below:

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

3     Summary of significant accounting policies (continued)

      Basis of consolidation

      These consolidated financial statements include the accounts of Thomas Equipment Limited and its wholly owned subsidiaries MacBan Equipment Ltd., Thomas Equipment International Inc., and Thomas Europe NV (together "the Company"). The purchase method has been used to account for all acquisitions. On June 21, 2004, the Company sold McBan Equipment Ltd., a dormant company, to its parent, McCain Foods Limited for proceeds of $1 which resulted in a loss before income taxes of $3.

      Revenue recognition

      In accordance with Staff Accounting Bulletin No. 104 "Revenue Recognition in Financial Statements" revenue is generally recognized and earned when all of the following criteria are satisfied: a) persuasive evidence of a sales arrangement exists; b) the sales price is fixed or determinable; and
      c) collectability is reasonably assured and delivery has occurred.

      Sales of equipment and service parts are recorded when title and all risks of ownership are transferred to the independent dealer, distributor or retail customer. This transfer generally occurs when goods are shipped to the dealer, distributor or retail customer.

      In some circumstances goods are shipped to dealers and distributors on a consignment basis under which title and risk of ownership are not transferred to the dealers and distributors. Accordingly, sales revenues are not recorded until a retail customer has purchased the goods. In all cases, when a sale is recorded by the Company, no significant uncertainty exists surrounding the purchaser's obligation to pay. No right of return exists on sales of equipment except for goods sold under buy back arrangements which are not recorded as sales.

      The Company makes appropriate provisions based on experience for costs such as doubtful receivables, sales incentives and product warranty. Receivables are determined to be past due if they have not been paid by the payment due date. Debts are written off when deemed to be uncollectible.

      Financing revenue is recorded over the terms of the related receivables using the interest method and is not recognized until received. Similarly late payment penalty interest of 12% p.a. charged to customers who have overdue accounts is not recognized until received. Until that time the deferred interest revenue is included as a component of accounts payable and accrued liabilities.

      Buy back arrangements

      Sales contracts are entered into with a dealer / distributor that carries inventory for rental activities. These contracts include a guaranteed buy back value of 65% - 70% of the original sales value at the end of a three-year period if the dealer/distributor has not sold the equipment to a retail customer. These transactions are not recorded as sales, but are instead accounted for as operating leases with the net proceeds on the initial transfer of the equipment to the dealer/distributor recorded as a liability on the balance sheet. The liability is subsequently reduced on a pro rata basis over the three-year period to the amount of the guaranteed buy back value at that date, with corresponding credits to sales in the Consolidated Statement of Loss.

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

3     Summary of significant accounting policies (continued)

      Buy back arrangements (continued)

      The equipment is included on the balance sheet at cost and amortized on a straight-line basis over their estimated useful lives of 3 years with corresponding debits to cost of sales. The deferred revenue and unamortized carrying value of the equipment are removed from the balance sheet and included in sales and cost of sales respectively in the Consolidated Statement of Loss if the dealer / distributor resells the equipment to a retail customer during the buy back period.

      The Company also sells equipment to dealers in the United States for retail activities. These sales are subject to State imposed buy back provisions under certain conditions (principally upon termination of the dealers contract by the Company and bankruptcy of the dealer.) Revenue from these sales transactions is recognized at time of sale as they satisfy the right of return conditions under Staff Accounting Bulletin No. 104 "Revenue Recognition in Financial Statements".

      Sales incentives

      Sales incentive costs for allowances and financing programs are accounted for when the dealers sell the equipment to a retail customer. Such sales incentives and allowances given in the form of cash consideration are reflected as a reduction in sales. The cost of providing interest free financing periods to dealers and distributors under floor and rental plan arrangements is reflected as a component of cost of sales with an offsetting reduction to the face amount of the related financing receivables. The discount is amortized to income over the related interest free financing periods and is reflected as notional interest income within net financial expenses.

      Advertising costs

      Advertising costs are expensed as incurred and reported as a component of selling expenses and amounted to $782 for the year ended June 30, 2004 (2003 -$828, 2002 - $639).

      Product warranties

      At the time a sale to a dealer is recognized, the Company records the estimated future warranty costs. These costs are usually estimated based on historical warranty claims. Warranty provisions are included as a component of cost of sales.

      Shipping and handling costs

      Shipping and handling costs related to finished goods are reported as a component of cost of sales in the Consolidated Statement of Loss.

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

3     Summary of significant accounting policies (continued)

      Cash and cash equivalents

      Cash comprises cash on hand and demand deposits. Cash equivalents are short-term highly liquid investments with original maturities of 90 days or less, that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value. The Company's parent, McCain Foods Limited through its subsidiary McCain Finance (Canada) Ltd, has an arrangement with its bankers whereby cash balances may be netted with bank advances for its Canadian entities for the purpose of calculating interest under a CD$100,000 long-term revolving credit facility agreement. McCain Finance (Canada) Ltd recharges Thomas Equipment Limited for interest on its bank borrowings at the Bank of Nova Scotia prime rate plus 2%.

      Inventories

      Inventories are valued at the lower of cost and net realizable value. Cost is determined on a standard cost basis which approximates the first-in, first-out basis and includes a portion of factory overhead.

      Property, plant and equipment

      Property, plant and equipment are carried at cost, net of government grants, less accumulated amortization and impairment allowances. Amortization is provided from the date assets are put into service at rates to amortize the carrying cost of the property, plant and equipment over their estimated useful lives on a straight-line method, as follows:

           Land improvements                                  20 years
           Buildings                                          20 years
           Production, machinery and equipment           5 to 15 years
           Office furniture and equipment                3 to 15 years
           Computer equipment                                  3 years
           Automotive equipment                                3 years

      In accordance with Statement of Financial Accounting Standard (SFAS) 144, "Accounting for the impairment or disposal of long-lived assets", the Company evaluates the carrying value of property, plant and equipment when events and circumstances indicate that the carrying value of the assets may not be recoverable. If the carrying value of the assets are considered to be impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the asset.

      Research and development costs

      Research and development costs are expensed as incurred and include salaries, contractor fees, building costs, utilities and administrative expenses.

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

3     Summary of significant accounting policies (continued)

      Income taxes

      The Company uses the liability method to account for future income taxes. Under the liability method, future income taxes are recognized for the future income tax consequences attributable to differences between the financial statements carrying values and their respective income tax bases as well as tax losses and other loss reductions (temporary differences). Future income tax assets and liabilities are measured using substantially enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income in the period in which the change occurs. The amount of future income tax assets recognized is limited to the amount that is more likely than not to be realized.

      Pensions and other post-employment benefits

      Benefit obligations for defined benefit plans are determined by independent actuaries using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation, retirement ages of employees, expected health care costs, and other actuarial factors.

      Benefit charge or credit consists of the aggregate of the actuarially computed cost of pension benefits provided in respect of the current year's service; imputed interest on the accrued benefit obligation reduced by the expected long-term return on plan assets; amortization of past service costs; and the amortization of experience gains or losses, in excess of 10% of the greater of the accrued benefit plan obligation and the market value of plan assets at the beginning of the year. Other experience gains and losses and past service costs are amortized over the average remaining service period of employees.

      Plan assets are valued at market value for the purposes of calculating the expected long-term return.

      Translation of foreign currencies

      The Company's functional currency is the Canadian dollar. Foreign currency transactions and balances of the Company and its integrated operations are translated into Canadian dollars using the temporal method. Under this method, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at rates of exchange prevailing at the balance sheet date. Revenue and expenses are translated into Canadian dollars at the rate of exchange prevailing at the transaction date. The resulting foreign currency exchange gains and losses are included in earnings for the year.

      Assets and liabilities are then translated into United States dollars (reporting currency) at the exchange rate in effect at each year end. Revenues, expenses, gains and losses are translated into United States dollars at the average rate of exchange prevailing during the year. All translation effects of exchange rate changes are included as a separate component ("cumulative translation adjustment") of shareholder's deficiency.

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

3     Summary of significant accounting policies (continued)

      Financial instruments

      Derivatives are contracts that require or provide the opportunity to exchange cash flows or payments determined by applying certain rates, indices or changes therein to notional contracted amounts. The Company uses forward foreign exchange contracts to manage financial risks associated with foreign exchange rate movements. These derivatives are used as economic hedges of anticipated foreign currency transactions and cash flows associated with settlement of these anticipated transactions.

      Beginning in 2001, the Company elected not to adopt the optional hedge accounting provisions of the FASB Statements No's. 133 and 138, "Accounting for Derivative Instruments and Hedging Activities". Accordingly, beginning in 2001, all derivatives are recorded on the balance sheet at fair value and the resulting unrealized gains and losses are recognized in other income (expense) in the Consolidated Statement of Loss as they arise and not concurrently with the recognition of the transactions being hedged.

      Mandatorily redeemable preferred shares

      With effect from July 1, 2003 the Class E redeemable preferred shares were classified as liabilities, and dividends paid in 2004 were classified as a financial expense in the Consolidated Statement of Loss in accordance with SFAS 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (see following page).

      In prior years the Class E redeemable preferred shares were reported separately from liabilities and shareholder's deficiency on the Consolidated Balance Sheet and dividends paid on these shares were reflected as a charge against the deficit in accordance with Staff Accounting Bulletin Topic 3 "Senior Securities",

      Use of estimates

      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the valuation of accounts and financing receivables, inventories, future income taxes, property, plant and equipment, the reported amounts for accrued liabilities and pension costs and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Actual results could differ from those estimates.

      Recently adopted accounting standards

      FIN 46 'Consolidation of Variable Interest Entities' (VIE's)

      In January 2003, the FASB issued FASB Interpretation No. 46 (revised in December 2003 as FIN 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. The Company is required to apply FIN 46R to all variable interests in VIE's commencing in fiscal 2004. For variable interests in VIE's created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

3     Summary of significant accounting policies (continued)

      FIN 46 'Consolidation of Variable Interest Entities' (VIE's) continued

      are measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The application of FIN 46R to variable interests in VIE's had no effect on the Company's financial statements as the Company has no variable interests in VIE's.

      SFAS 150 'Accounting for Certain Financial Instruments with
      Characteristics of both Liabilities and Equity'

      FASB Statement No. 150 was issued in May 2003 and establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity and includes required disclosures for financial instruments within its scope. This Statement is effective for instruments entered into or modified after May 31, 2003 and is otherwise effective as of July 1, 2003, except for mandatorily redeemable financial instruments of non-public companies. For such mandatorily redeemable financial instruments, the Statement is effective for the Company as of January 1, 2004. The application of Statement 150 resulted in the reclassification of the Class E preferred shares from the temporary equity section to the liabilities section of the Consolidated Balance Sheet for the period July 1, 2003 to the date of their redemption (June 23, 2004) and dividends paid on these shares in 2004 were treated as interest as opposed to a charge to the deficit under U.S. GAAP.

      SFAS 143 'Accounting for Asset Retirement Obligations'

      In June 2001, FASB Statement No. 143 was issued which requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company also would record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation would be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company was required to adopt Statement 143 on July 1, 2003. The adoption of Statement 143 had no effect on the Company's financial statements.

      FIN 45 'Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34'

      In November 2002, FASB Interpretation No. 45 was issued which enhances the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation were applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002. The Company entered into a sales contract with a dealer / distributor which is being accounted for pursuant to Interpretation No. 45 (see note 10).

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

3     Summary of significant accounting policies (continued)

      Recently adopted accounting standards (continued)

      SFAS 132 'Employers' Disclosures about Pensions and Other Postretirement Benefits'

      In December 2003, FASB Statement No. 132 (revised) was issued which prescribes the required employers' disclosures about pension plans and other postretirement benefit plans; but it does not change the measurement or recognition of those plans. The Statement retains and revises the disclosure requirements contained in the original Statement 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement generally is effective for fiscal years ending after December 15, 2003. The Company's disclosures in note 9 incorporate the requirements of Statement 132 (revised).

      SFAS 146 'Accounting for Costs Associated with Exit or Disposal
      Activities'

      In June 2002, FASB Statement No. 146 was issued which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity". The provisions of Statement 146 were effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The Company undertook a restructuring of its operations during fiscal year 2004 which is being accounted for pursuant to Statement 146 (see note 15).

      SFAS 153 'Exchanges of Nonmonetary Assets an Amendment of APB Opinion No. 29'

      In December 2004, FASB Statement No. 153 was issued amending APB Opinion No. 29 to eliminate the exception allowing nonmonetary exchanges of similar productive assets to be measured based on the carrying value of the assets exchanged as opposed to at their fair values. This exception was replaced with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after the June 15, 2005. The adoption of this statement is not expected to have a material impact on the Company's financial statements.

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

4     Inventories

                                                                   2004          2003
                                                                      $             $
      Raw materials and spare parts                               8,708         7,599
      Work in process                                             1,621         2,301
      Finished goods                                              9,713         8,929
      Packaging and supplies                                        214           208
                                                             ------------------------

                                                                 20,256        19,037
                                                             ========================

5     Financing receivables

                                                                   2004          2003
                                                                      $             $
      Floor plan receivables                                      5,080         1,034
      Rental plan receivables                                     1,926           885
                                                             ------------------------

                                                                  7,006         1,919

      Discount reflecting interest free financing periods           (86)           (9)
                                                             ------------------------

                                                                  6,920         1,910

      Less current portion                                       (2,982)         (345)
                                                             ------------------------

                                                                  3,938         1,565
                                                             ========================

      The Company offers 'in house' financing terms to certain customers under floor and rental plan arrangements. At June 30, 2004, floor and rental plan receivables include accrued interest receivable of $52 (2003 - $nil).

      Commencing April 2003, inventory balances carried by dealers and distributors in North America are available for financing by the Company through floor plan arrangements. This inventory financing tool offers interest free financing to dealers and distributors for the first six months and the Company will finance the equipment for up to eighteen months with the final twelve month period being charged interest at rates varying between Bank of Nova Scotia prime ("prime") plus 2.25% to prime plus 2.5%. To maintain the status of the floor plan, 5% curtailment fees are due and payable to the Company in months seven and twelve of the plan for Canadian dealers / distributors and in month twelve for US dealers / distributors. The curtailment fees are applied against the outstanding balance of the receivable. If the equipment is sold by the dealer / distributor to a retail customer, the full amount of the receivable is due immediately, otherwise full payment is due at the end of eighteen months from the date of the original invoice. Total sales under these financing arrangements amounted to $7,892 in 2004 (2003 - $982).

      Commencing October 2002, inventory balances carried by dealers and distributors for rental activities are also available for financing by the Company through rental plan arrangements. At any time during or at the end of a standard floor plan arrangement the dealer / distributor can move to a rental plan arrangement. Rental plans are also available at the time the equipment is shipped to the dealer / distributor. The standard finance term is to extend the total term to a maximum of sixty months. Interest rates are charged at prime less 1% for loaders ordered direct from the factory on to a rental plan and prime plus 1.25% for dealers / distributors converted from a floor plan to a rental plan. At the time of conversion an additional 5% curtailment fee is also due and payable. Dealers / distributors are not allowed to resell these loaders for the shorter of six months or 300 hours of use. Total sales under these financing arrangements amounted to $1,434 in 2004 (2003 - $880).

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

5     Financing receivables (continued)

      Commencing July 2003, the Company also offers rental plan financing to independent rental yards whereby the first year is interest free and a subsequent two year extension is available for a rate equal to prime plus 2.25% or a three year extension at prime plus 3.25%. On this program the rental yard must keep the unit for at least one year and if it accumulates more than 400 hours of use the total obligation is due and payable in full. As with the standard floor plan, the total obligation under rental plans is due if the equipment is sold by the dealer / distributor during the financing period. Total sales under these financing arrangements amounted to $290 in 2004.

      The Company evaluates and assesses dealers / distributors on an ongoing basis as to their credit worthiness and generally retains a security interest in the goods associated with these trade receivables. The Company is obligated to repurchase goods sold to a dealer / distributor upon cancellation or termination of the dealer / distributor's contract for such causes as change in ownership, closeout of the business or default.

6     Property, plant and equipment

                                                       Accumulated
                                                Cost  amortization           Net
                                                   $             $             $

      June 30, 2004
      Land and improvements                      175            64           111
      Buildings                                6,209         2,100         4,109
      Production machinery and equipment      10,607         5,274         5,333
      Office furniture and equipment             291           238            53
      Computer equipment                       1,816         1,545           271
      Automotive equipment                     1,238           870           368
      Construction in progress                   560            --           560
                                          --------------------------------------

                                              20,896        10,091        10,805
                                          ======================================

      June 30, 2003
      Land and improvements                      174            58           116
      Buildings                                6,148         1,804         4,344
      Production machinery and equipment       9,474         4,712         4,762
      Office furniture and equipment             286           224            62
      Computer equipment                       1,633         1,379           254
      Automotive equipment                     1,035           748           287
      Construction in progress                   506            --           506
                                          --------------------------------------

                                              19,256         8,925        10,331
                                          ======================================

      Amortization of property, plant and equipment amounted to $1,235 (2003 - $1,041, 2002 - $912). Amortization charges are included in cost of sales, selling expenses and general and administrative expenses. The net gain on sale of property, plant and equipment of $312 (2003 - gain $7, 2002 - gain $8) is included in cost of sales.

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

7     Other assets

                                                    2004          2003
                                                       $             $

      Insurance claims receivable                     --           601
      Equipment on operating leases, net             541           889
      Foreign exchange contracts (note 19)            26            55
                                              ------------------------

                                                     567         1,545
                                              ========================

      Insurance claim receivable

      The insurance claim relates to a fire at the Company's premises in 2001. The total proceeds collected under the insurance claim amounted to $865 of which $128 was collected in 2002, $133 in 2003 and $604 in 2004.

      Operating leases

      Operating leases relate to equipment sold to dealers and distributors for rental activities under sales contracts containing guaranteed buy back provisions. Net equipment sold subject to outstanding guaranteed buy back provisions totalled $1,125 and $1,108 at June 30, 2004 and 2003 respectively. The accumulated amortization on this equipment was $584 and $219 at June 30, 2004 and 2003 respectively. The corresponding amortization expense was $387 in 2004, $190 in 2003 and $6 in 2002. The sales value of the equipment sold subject to outstanding guaranteed buy back provisions totalled $1,529 and $1,509 at June 30, 2004 and 2003 respectively. Deferred revenue relating to these sales amounted to $1,242 and $1,403 at June 30, 2004 and June 30, 2003 respectively.

      Research and development costs

      In the year ended June 30, 2004, the Company incurred research and development costs of $1,052 (2003 - $134, 2002 - $196) which were expensed as incurred and reported as a component of general and administrative expenses. No amounts were deferred during the current or prior year.

8     Advances from affiliated companies

                                                        2004          2003
                                                           $             $

      McCain Finance (Canada) Ltd. - unlimited
        revolving credit facility                     10,750         5,195

      Day & Ross Inc. - demand interest
        bearing promissory note                       39,078            --
                                                  ------------------------

                                                      49,828         5,195
                                                  ========================

      The amount borrowed from McCain Finance (Canada) Ltd. at June 30, 2004 under the revolving credit facility bearing interest at U.S. dollar libor plus 0.95% was repayable on September 30, 2004. The interest rate at June 30, 2004 equated to 2.34%. The amount borrowed at June 30, 2003 under the revolving credit facility bearing interest at 6.45% per annum, matured July 31, 2003. Accrued interest at June 30, 2004 amounted to $nil. (2003 - $nil).

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

8     Advances from affiliated companies (continued)

      The amount borrowed from Day & Ross Inc. at June 30, 2004 represented a demand promissory note issued on redemption of the Class E preferred shares (note 12) bearing interest at the Bank of Nova Scotia prime rate plus 1.50%. The interest rate at June 30, 2004 equated to 5.25%. Accrued interest at June 30, 2004 amounted to $39 and is included in other payables and accrued liabilities.

      Although it is not the Company's intention to repay these advances within one year from the Balance Sheet date, they have been classified as current liabilities as these affiliated companies have the right to demand repayment of any portion or all of the advances within one year.

9     Employee benefit plans

      Description of benefit plans

      The Company provides retirement benefits for a majority of its employees under several multiemployer defined benefit plans administered by the Company's parent McCain Foods Limited ("MFL"). The defined benefit pension plans are final pay plans and provide for partial indexing of benefits. The other benefit plans provide for additional vacation at retirement, dependant upon age and years of service and a waiver of health and dental care premiums for employees on long-term disability.

      The cost of defined benefit pensions earned by employees is actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation and retirement ages of employees.

      Total cash payments

      Employer funding contributions to the defined benefit pension plans are all made annually by MFL which in turn recharges the Company for its share of the pension expense for the year. Funding payments for the other benefit plans are made annually by the Company. The total cash payments in relation to these employee benefits plans were as follows:

                                                               2004          2003          2002
                                                                  $             $             $
      Cash payments directly to beneficiaries for the
           unfunded other benefit plans                          10            13            11
      Funding payments to pension plans made by MFL           1,612           376           439
                                                         --------------------------------------

                                                              1,622           389           450
                                                         ======================================

      Funding payments expected to be paid to the pension plans during fiscal 2005 by MFL on behalf of the Company are estimated to be $204. As a result of the sale of the Company's business (note 20), the settlement of employee entitlements expected to be paid by MFL in fiscal 2006 are estimated to be $12,435.

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

9     Employee benefit plans (continued)

      The Company measures its accrued benefit obligations and the fair value of plan assets for accounting purposes as at June 30 each year. The last actuarial valuation date for funding purposes was June 2003. The plans are valued for funding purposes every three years.

      The Company's net benefit plan cost for the defined benefit plans is as follows:

                                                                                               Pensions plans
                                                                                  ----------------------------------------

                                                                                        2004           2003           2002
                                                                                           $              $              $

      Current service cost                                                               510            358            283
      Interest cost                                                                      757            600            596
      Actual return on plan assets                                                    (1,390)           (25)           274
      Actuarial (gains) losses on obligation                                             297            245           (533)
      Plan amendments                                                                     --             --             57
                                                                                  ----------------------------------------

      Benefit cost incurred before adjustments to recognize the
      long-term nature of employee future benefit costs                                  174          1,178            677

      Adjustments to recognize the long-term nature of employee future benefit costs:
           Difference between expected return and actual return on plan
           assets for the year                                                           719           (507)          (827)
           Difference between actuarial gain/loss recognized for the year
           and actual actuarial gain/loss for the year                                  (294)          (239)           533
           Difference between amortization of past service costs for the
           year and actual plan amendments for the year                                    5             --            (57)
                                                                                  ----------------------------------------

      Benefit cost recognized                                                            604            432            326
                                                                                  ========================================

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

9     Employee benefit plans (continued)

                                                                                                Other benefits
                                                                                  ----------------------------------------

                                                                                        2004           2003           2002
                                                                                           $              $               $

      Current service cost                                                                16             15             13
      Interest cost                                                                       17             17             15
      Actuarial gains on obligation                                                      (13)           (23)            --
                                                                                  ----------------------------------------

      Benefit cost incurred before adjustments to recognize the
      long-term nature of employee future benefit costs                                   20              9             28

      Adjustments to recognize the long-term nature of employee future benefit costs:
           Difference between actuarial gain/loss recognized for the year
           and actual actuarial gain/loss for the year                                    13             23             --
                                                                                  ----------------------------------------

      Benefit cost recognized                                                             33             32             28
                                                                                  ========================================

      Defined benefit pension plan assets consist of:

                                          2004          2003
                                             %             %

      Common equities                       69            72
      Bonds and preferred shares            30            28
      Cash and cash equivalents              1            --
                                    ------------------------

                                           100           100
                                    ========================

      Thomas Equipment Limited is a participating company in the Retirement Benefit Plan for the employees of McCain Canadian Employers (the "Pension Plan"). McCain Foods Limited, as administrator of the Pension Plan, has appointed several investment managers to manage the assets of the Pension Plan in accordance with its Statement of Investment Policies and Goals ("SIP&G"). Under the SIP&G, Pension Plan assets may be invested in cash and cash equivalents, common equities, bonds, preferred shares, and hedge funds. The asset mix guidelines are as follows:

                                            Market value
                                       ----------------------

                                       Minimum        Maximum
                                             %              %

      Cash and cash equivalents             --            60
      Common equities                       20            80
      Bonds and preferred shares            20            75
      Hedge funds                           --            10

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

9     Employee benefit plans (continued)

      Notwithstanding the above, the maximum cumulative investment in non-Canadian equities, cash, bonds or preferred shares (whether made directly or through the use of derivatives) is 60%. Investments need not be denominated in Canadian dollars as long as the total unhedged exposure of the Pension Plan to currencies other than the Canadian dollar is not more than 35% of the Pension Plan market value.

      Investments in real estate, commodities, commodity futures contracts, mortgages, gold or gold certificates, put or uncovered call options, clearing corporation put or call options, or securities of any issuer for the purpose of exercising control or management are prohibited. Notwithstanding this, a maximum of 10% of assets may be invested in units of pool funds that may make such investments that would otherwise be prohibited.

      Not more than 5% of plan assets can be invested in any security, the resale of which is restricted by law or contract, and not more than 10% of plan assets can be invested in any one security (except for securities issued by the Government of Canada or short-term securities and certificates of deposit issued or guaranteed by a major Canadian bank).

      The Investment Manager is permitted to deviate from the permitted investments provided that any such deviation does not substantially increase the risk of the investment portfolio, is considered to be a prudent act, justified by the prospect of increased return or enhanced diversification, and if notification of any such deviation is made to McCain Foods Limited within 30 days.

      The expected long-term rate of return on plan assets is 6.5% determined based on a target asset mix of 60% equities and 40% bonds and preferred shares, an underlying long-term inflation assumption of 2.5%, and an estimated real-return of 5% on equities and 2.5% on bonds and preferred shares.

      McCain Foods Limited matches the employee members' contributions on a monthly basis and any shortfall determined by the tri-annual actuarial valuation is funded at that time. For the executive employees plan, McCain Foods Limited makes a lump sum contribution each year based on an estimated wind up actuarial valuation of that Plan prepared by the Company's actuary.

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

9     Employee benefit plans (continued)

      The following table sets forth the status of the Company's principal defined benefit plans as of June 30, 2004 and 2003.

                                                                           Pension plans               Other benefits
                                                                  --------------------------    ---------------------------

                                                                          2004          2003              2004          2003
                                                                             $             $                 $             $
      Change in benefit obligation

      Accrued benefit obligation at beginning of year                   10,137         7,893               253          230
      Benefits paid by MFL                                                (341)         (350)              (10)         (13)
      Current service cost                                                 510           358                16           15
      Interest cost                                                        757           600                17           17
      Employee contributions                                               347           272                 -            -
      Actuarial experience (gains) losses                                  297           245               (13)         (23)
      Foreign exchange                                                     113         1,119                 4           27
                                                                  ---------------------------------------------------------

      Accrued benefit obligation at end of year                         11,820        10,137               267          253
                                                                  =========================================================

      Change in plan assets

      Fair value of plan assets at beginning of year                     8,310         7,065                 -            -
      Actual return on plan assets                                       1,390            25                 -            -
      Employer contributions by MFL                                      1,612           376                10           13
      Employee contributions                                               347           272                 -            -
      Benefits paid                                                          -             -               (10)         (13)
      Benefits paid by MFL                                                (341)         (350)                -            -
      Foreign exchange                                                     102           922                 -            -
                                                                  ---------------------------------------------------------

      Fair value of plan assets at end of year                          11,420         8,310                 -            -
                                                                  =========================================================

      Funded status - plan deficit                                        (400)       (1,827)             (267)        (253)

      Unamortized net actuarial (gains) losses                             716         1,131               (39)         (26)
      Unamortized past service cost                                         95            99                 -            -
      Net amount recognized by MFL                                        (411)          597                 -            -
                                                                  ---------------------------------------------------------

      Net amount recognized                                                  -             -              (306)        (279)
                                                                  =========================================================

      The net amount recognized is shown on the face of the consolidated balance sheet as an accrued benefit liability.

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

9        Employee benefit plans (continued)

      Estimated future benefits expected to be paid taking into account the sale of the Company's business on October 1, 2004 (note 21) are as follows:

                                   Pension
                                     plans    Other benefits       Total
                                         $                 $           $

      2005                             144                 5        149
      2006                               -                 4          4
      2007                               -                 4          4
      2008                               -                 4          4
      2009                               -                 4          4
      Five years thereafter              -                 9          9
                               -----------------------------------------

                                       144                30        174
                               =========================================

      Details of the Company's pension plans with accumulated benefit obligations in excess of plan assets and pension plans with plan assets in excess of accumulated benefit obligations are set out below:

                                                              2004                                      2003
                                           -----------------------------------------------------------------------------------

                                                   Assets      Accumulated                   Assets      Accumulated
                                                exceeding         benefits                exceeding         benefits
                                              accumulated        exceeding              accumulated        exceeding
                                                 benefits           assets     Total       benefits           assets     Total
                                                        $                $         $              $                $         $

      Accumulated benefit obligation                  349            9,744    10,093              -            8,186    8,186
      Effect of salary increase                       258            1,469     1,727              -            1,951    1,951
                                           -----------------------------------------------------------------------------------

      Accrued (projected) benefit
           obligation                                 607           11,213    11,820              -           10,137   10,137

      Fair value of plan assets                       686           10,734    11,420              -            8,310    8,310
                                           -----------------------------------------------------------------------------------

      Funded status - surplus (deficit)                79             (479)     (400)             -           (1,827)  (1,827)
                                           ===================================================================================

      No valuation allowance was required at June 30, 2004 (2003 - $nil)

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

9     Employee benefit plans (continued)

      The significant assumptions used in accounting for the Company's employee future benefits are as follows (weighted average):

                                                                 Pension benefit plans               Other benefits
                                                               ----------------------------     ------------------------

                                                                  2004      2003       2002       2004     2003     2002
                                                                     %         %          %          %        %        %
      Accrued benefit obligation as of June 30
           Discount rate                                           6.5       6.5        7.0        6.5      6.5      7.0
           Rate of compensation increase                           4.0       4.5        4.5        4.0      4.5      4.5

      Benefit costs for year ended June 30
           Discount rate                                           6.5       7.0        7.0        6.5      7.0      7.0
           Expected long-term rate of return on plan assets        6.5       7.5        8.0          -        -        -
           Rate of compensation increase                           4.5       4.5        4.5        4.5      4.5      4.5

      In determining the expected cost of health care benefit plans, it was assumed that health care costs would increase by 10% per annum for the next four years and 6% per annum thereafter.

10    Contingencies and commitments

      Contingencies

      The Company is involved in and potentially subject to various claims and litigation arising out of the ordinary course and conduct of its business including product liability, intellectual property, labour and employment, environmental and tax matters. Management does not consider the Company's exposure to such claims and litigation to be material to the consolidated financial statements.

      The Company's products are sold with a one year comprehensive bumper to bumper warranty except for loader sales in North America and Australia, which have a three year bumper to bumper warranty, followed by a powertrain warranty in years four and five. The Company generally determines its total warranty liability by applying historical claims rate experience to the estimated amount of equipment that has been sold and is still under warranty based on dealer inventories and retail sales. The historical claims rate is primarily determined by a review of past claims costs and current quality developments. A reconciliation of the changes in the warranty liability is as follows:

                                                Warranty liability
                                       ------------------------------------

                                           2004          2003          2002
                                              $             $             $

      Balance - beginning of year           637           411           417
      Payments                             (668)         (574)         (393)
      Accruals for warranties               947           730           388
      Foreign exchange                        8            70            (1)
                                       ------------------------------------

      Balance - end of year                 924           637           411
                                       ====================================

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

10    Contingencies and commitments (continued)

      Commitments

      At June 30, 2004, the Company had no capital commitments to purchase property, plant and equipment.

      The Company has operating leases for buildings and office equipment. The expense for the year ended June 30, 2004 was $154 (2003 - $82, 2002 - $70)
      and the future minimum lease payments at June 30, 2004 are as follows:

                                                $

      Year ending June 30, 2005               169
                           2006               147
                           2007                80
                           2008                72
                           2009                72
                     Thereafter                93
                                            -----

                                              633
                                            =====

      Guarantees

      The Company has entered into sales contracts with a dealer / distributor which include a guaranteed buy back value at the end of a three year period if that dealer / distributor has not sold the equipment to a retail customer. The total potential outstanding obligation under these arrangements at June 30, 2004 was $1,012 which is accrued by default within the deferred revenue of $1,242.

11    Capital Stock

                                                                          2004        2003
                                                                             $           $
      Authorized

            900,000 6% non-cumulative, non-voting Class A preferred shares with a par value of $1 each, redeemable at par at the option of the Company at any time

            1,000,000 9% non-cumulative , non-voting Class B preferred shares with a par value of $1 each, redeemable at par at the option of the Company at any time

            Unlimited common shares without nominal or par value

      Issued and fully paid
              746,322  Class A preferred shares                            496         496
            1,000,000  Class B preferred shares                            664         664
            8,643,000  (2003 - 2,643,000) common shares                 30,220       8,599
                                                                      --------------------

                                                                        31,380       9,759
                                                                      ====================

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

11    Capital Stock (continued)

      Each class of preferred shares is subject to certain rights, privileges, restrictions and conditions. The Class A and Class B shares rank on a parity with each other in all respects except as to dividend rate and in all respects rank in preference and priority to the common shares.

      On June 23, 2004, the Company issued 6,000,000 common shares without par value for proceeds of $21,621 to its parent, McCain Foods Limited. The proceeds were used to pay the preferred dividends on the Class E preferred shares and the balance was applied against the demand promissory note issued to Day & Ross Inc.

12       Mandatorily redeemable preferred stock

                                                                      2004          2003
                                                                         $             $
      Authorized
            25,000 (2003 - 100,000) cumulative, retractable,
            non-voting Class E preferred shares with a par
            value of $1,000 each, redeemable at par at the
            option of the holder and the Company at any
            time. Dividends are payable on issued shares at
            the Bank of Nova Scotia prime rate plus 4%

      Issued and fully paid
           Nil (2003 - 75,000,000) Class E preferred shares               -       55,659
                                                                  ======================

      On October 25, 2001 the Company issued at par, 75,000,000 Class E preferred shares to Day & Ross Inc., an affiliated company. On June 23, 2004 Day & Ross Inc. redeemed these shares for their par value. The Company paid the redemption price by way of a demand non-interest bearing promissory note (note 8).

      In the event of liquidation, dissolution or winding up of the Company or other distribution of assets or property, each holder of the Class E shares shall be entitled to receive from the assets and property of the Company, for each Class E share the redemption amount thereof together with all accrued but unpaid dividends thereon before any amount shall be paid or any assets or property of the Company distributed to the holders of any Class A or B preferred shares, or common shares which all rank junior to the Class E shares.

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

13    Related party transactions

      The Company is a member of the McCain Foods Limited group and has transactions with other members of the group in the normal course of business measured at the exchange amount as summarized below:

                                                                            2004               2003           2002
                                                                               $                  $              $

      Included in sales:
           McCain Foods Limited                                              167                183           226
           McCain Produce Inc.                                               227                 54            56
           McCain Fertilizer Ltd.                                             28                 55            40
           McCain South Africa (Pty) Ltd.                                    157                  -             -
           McCain Foods Inc.                                                   -                  -             9
           McCain Argentina S.A.                                              10                 16            55
                                                                       ------------------------------------------

                                                                             589                308           386
                                                                       ==========================================

      Included in cost of sales:
           Freight expense - Day & Ross Inc.                               2,057              1,958         1,688

      Included in general and administrative expenses:
           Management fees - McCain Foods Limited                            523                439           421

      Included in financial expenses:
           Interest expense - McCain Finance (Canada) Ltd.                   217                134         1,203
           Dividends paid on Class E preferred shares - Day & Ross Inc.    4,565              4,298         2,525
           Interest expense - Day & Ross Inc.                                 39                  -             -

      Details of capital transactions with affiliated companies are set out in notes 11 and 12.

      All forward foreign exchange contracts are entered into with McCain Eurocentre, the treasury centre for the McCain group. Back-to-back contracts are then entered into by McCain Eurocentre with third party financial institutions. Details of the outstanding forward foreign exchange contracts with McCain Eurocentre at June 30, 2004 are set out in note 19.

      At June 30, 2004, the Company had the following amounts due from affiliated companies.

                                                   2004               2003
                                                      $                  $

      Due from affiliated companies:
           McCain Fertilizer Limited                  -                  4
           McCain Foods Limited                      21                 22
           McCain Argentina S.A.                     18                 22
           McCain South Africa (Pty) Ltd.           120                168
           McCain Produce Company Inc.                2                  4
                                               ---------------------------

                                                    161                220
                                               ===========================

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

13    Related party transactions (continued)

                                                              2004        2003
                                                                 $           $

      Due to affiliated companies:

           McCain Fertilizer Limited                             4           -
           McCain International Inc.                           502           -
           Day & Ross Inc.                                      64         143
           McCain USA Inc.                                       -           5
           McCain Foods USA Inc.                               128         119
           McCain Foods (GB) Limited                            25          40
           McCain Foods Limited                                153         378
           McCain Finance (Canada) Ltd.                          4           -
                                                         ---------------------

                                                               880         685
                                                         ---------------------

      Advances from affiliated companies: (note 8)

           McCain Finance (Canada) Ltd.                     10,750       5,195
           Day & Ross Inc.                                  39,078           -
                                                         ---------------------

                                                            49,828       5,195
                                                         ---------------------

                                                            50,708       5,880
                                                         =====================

14    Net financial income (expense)

                                                                          2004      2003     2002
                                                                             $         $        $

      Dividends on Class E preferred shares                             (4,565)        -        -
      Interest charges from affiliated companies                          (256)     (134)  (1,203)
      Interest income on receivables                                        95       168      243
      Notional interest income on financing receivables at 6% p.a.         177         2        -
      Bank charges and other interest                                      (25)       (2)      (5)
                                                                      ---------------------------

                                                                        (4,574)       34     (965)
                                                                      ===========================

15    Other income (expense)

                                              2004          2003          2002
                                                 $             $             $

      Restructuring charges                   (886)            -             -
      Foreign exchange gains (losses)          106         3,061        (1,705)
      Other                                     78           (10)          153
                                          ------------------------------------

                                              (702)        3,051        (1,552)
                                          ====================================

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

15    Other income (expense) (continued)

      The restructuring charges in the year ended June 30, 2004 relate to severance costs associated with a decision to terminate the employment of 23 employees in connection with a restructuring of the Company's operations, which was completed in July 2004. These liabilities are expected to be settled within a two year period.

16    Income taxes

      Provision for income taxes comprises the following:

                          2004              2003              2002
                             $                 $                 $

      Current               65                72                67
      Future                 -                 -                 -
                     ---------------------------------------------

                            65                72                67
                     =============================================

      The following table reconciles income taxes calculated at the basic Canadian corporate income tax rates with the income tax provision.

                                                                      2004          2003          2002
                                                                         %             %             %

      Canadian federal income tax rate                                23.1          25.1          27.1
      Canadian provincial income tax rate                             12.9          13.6          15.8
      Manufacturing and processing credit                             (0.9)         (2.7)         (4.5)
      Large corporation taxes                                         (0.6)         (7.6)         (3.7)
      Dividends reported as interest expense                         (13.9)            -             -
      Effect of other permanent non-deductible items                  (0.3)         (2.9)         (0.9)
      Unrecognized benefit of losses and temporary differences       (21.4)       (106.2)        (56.7)
      Unrealized losses on financial instruments                       0.3          70.0          18.1
      Other                                                            0.3           3.1           1.1
                                                                 -------------------------------------

      Effective income tax rate                                       (0.5)         (7.6)         (3.7)
                                                                 =====================================

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

16    Income taxes (continued)

      The tax effects of temporary differences and net operating losses that give rise to future income tax assets and liabilities are as follows:

                                                                                                 2004                   2003
                                                                                                    $                      $

      Property, plant and equipment                                                             (1,134)                  (623)
      Net operating losses carried forward                                                      12,569                  9,304
      Employee future benefits                                                                     107                     98
      Foreign exchange contracts                                                                  (326)                   351
      Accruals                                                                                     774                    522
      Other                                                                                        158                    139
                                                                                      -----------------------------------------

      Net future income tax assets before valuation allowance                                   12,148                  9,791

      Valuation allowance                                                                      (12,148)                (9,791)
                                                                                      -----------------------------------------

      Net future income tax assets                                                                   -                      -
                                                                                      =========================================

      At June 30, 2004, the Company had available net operating loss carry forwards for income tax purposes of approximately $35,922 (2003 - $27,408). These potential future income tax benefits are available to be carried forward and applied against taxable income in future years and expire as follows:

                                                                  $

            Year ending of June 30, 2006                        2,221
                                    2007                        7,521
                                    2008                       10,620
                                    2009                        3,578
                                    2010                        3,749
                                    2014                        8,233
                                                               ------

                                                               35,922
                                                               ======

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

16    Income taxes (continued)

      As at June 30, 2004, the Company also had federal investment tax credits of approximately $1,148 (2003 - $1,055) available to be carried forward and used to reduce federal income tax payable in future years which expire as follows:

                                                                       $

           Year ending June 30, 2005                                  13
                                2006                                  44
                                2007                                  42
                                2008                                   -
                                2009                                  20
                                2010                                  19
                                2011                                 723
                                2012                                 186
                                2013                                  18
                                2014                                  83
                                                                --------

                                                                   1,148

           Valuation allowance                                    (1,148)
                                                                --------

           Investment tax credits recoverable                          -
                                                                ========

      Future taxable income of $39,961 is required to realize the net future income tax assets and investment taxes recoverable balances. The tax benefit of these assets has not been recognized in these financial statements as it is uncertain whether the Company will be able to utilize them before they expire.

17    Net change in non-cash working capital items related to operations


                                                                          2004                   2003                   2002
                                                                             $                      $                      $

      Accounts and financing receivables                                  1,138                  3,315                 1,768
      Foreign exchange contracts                                            672                 (3,168)               (1,844)
      Inventories                                                        (1,018)                  (301)                2,315
      Equipment on operating lease                                          (31)                  (813)                 (172)
      Due from affiliated companies                                          61                    669                   283
      Prepaid expenses                                                     (186)                   115                   (38)
      Income taxes recoverable / payable                                      1                     84                  (193)
      Accounts payable and accrued liabilities                            2,888                 (2,427)                2,622
      Deferred revenue                                                     (174)                 1,022                   225
      Due to affiliated companies                                           187                    (29)                   66
                                                                        ----------------------------------------------------

      Net change in non-cash working capital items                        3,538                 (1,533)                5,032
                                                                        ====================================================

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

18    Segment information

      The Company's principal operations relate to the manufacture, sale and distribution through a worldwide network of dealers, distributors and retailers of skid steer and mini skid steer loaders, attachments, parts, mobile screening plants and mini excavators for the industrial and construction industry and potato harvesting and handling equipment for the agriculture industry.

      Because of the integrated nature of the Company's sole manufacturing operation and common administrative and marketing support functions, the business is treated by management as a single operating segment for the purpose of making operations decisions and assessing performance.

      Revenues by destination and product group for the years ended June 30, were as follows:

                                                                          2004                   2003                   2002
                                                                             $                      $                      $

           Canada                                                        10,317                  9,042                 7,652
           USA                                                           31,862                 32,007                40,583
           Europe                                                         8,849                  6,701                 5,440
           Rest of world                                                  4,677                  1,524                   543
                                                                        ----------------------------------------------------

           Total sales to external customers                             55,705                 49,274                54,218
                                                                        ----------------------------------------------------

           Industrial and construction                                   52,149                 45,906                51,297
           Agriculture                                                    3,556                  3,368                 2,921
                                                                        ----------------------------------------------------

           Total sales to external customers                             55,705                 49,274                54,218
                                                                        ====================================================

      Sales to the USA include auction sales of Industrial and Construction products to the following major customers:

                                                                          2004                   2003                   2002
                                                                             $                      $                      $

           Customer A                                                     3,967                  6,414                11,316
           Customer B                                                     2,322                  6,027                 7,214
                                                                        ====================================================

      Capital assets by geographical area for the years ended June 30, were as follows:

                                                                                                 2004                   2003
                                                                                                    $                      $

           Canada                                                                               10,627                10,204
           USA                                                                                     178                   127
                                                                                                ----------------------------

           Total                                                                                10,805                10,331
                                                                                                ============================

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

19    Financial instruments

      Fair value

      The Company's financial instruments include cash and short-term deposits, bank advances, trade accounts and financing receivables, accounts payable, advances from affiliates and foreign exchange contracts.

      Due to the short-term maturity of cash and short-term deposits, bank advances, trade accounts receivable, accounts payable and accrued liabilities and advances from affiliates, the carrying values of these instruments are reasonable estimates of their fair value.

      The fair value of the long-term financing receivables cannot be determined due to the nature of the receivables and uncertainty as to the duration of the financing period.

      The fair value of forward foreign exchange contracts are estimated based on the amount that the Company would receive or be required to pay if forced to settle these contracts at the year-end using year-end forward rates. The Company has no intention to settle these contracts before maturity.

                                                              June 30
                                                   ----------------------------
                                                    2004                  2003
                                                       $                     $

      Financial assets                               197                  1,622
      Financial liabilities                         (459)                (1,212)
                                                   ----------------------------

                                                    (262)                   410
                                                   =============================

      Credit risk

      The Company's financial assets that are exposed to credit risk consist primarily of cash, trade accounts and financing receivables and derivative contracts. The Company does not believe it is subject to any significant concentration of credit risk.

      Cash is invested with major financial institutions.

      The Company is exposed to normal credit risk from customers. Trade accounts and financing receivables have significant concentrations of credit risk in the industrial and construction industry and on a geographical basis in the USA as disclosed in note 18. All auction sales are to two customers in the USA as disclosed in note 18.

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

19    Financial instruments (continued)

      The Company is exposed to credit risk in the event of non-performance by its counterparties on its foreign exchange contracts and swap contracts. The Company does not anticipate non-performance by any of the counterparties, as it deals through the treasury centre of its parent, McCain Foods Limited, which in turn deals with counterparties who are major financial institutions and have a minimum A rating. The Company anticipates the counterparties will satisfy their obligations under the contracts. The relative market positions with each external counterparty are monitored by McCain Foods Limited's treasury centre to ensure an adequate diversification of risk.

      Interest rate risk

      The Company is exposed to interest rate risk as future changes in the prevailing level of interest rates affects the cash flows associated with the financing receivables (note 5) and the advances from affiliated companies (note 8). The Company has not entered into any financial instrument contracts to hedge the interest rate exposure associated with these items.

      Currency risk

      The Company enters into contracts to purchase or sell foreign currencies in order to convert known foreign currency assets and liabilities and known or highly expected foreign currency revenues and expenses into domestic currencies to reduce the Company's exposure to fluctuations in foreign currencies.

      The contractual amounts of the Company's forward foreign exchange contracts at June 30, 2004 are as follows:

                                                          Nominal value
                                                                      $

            Maturing monthly in 2005                              15,426
                                2006                               8,911
                                2007                               7,009
                                                   ---------------------

                                                                  31,346
                                                   =====================

      The major foreign currencies exposures hedged relate to United States dollars and Euros.

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

20    Subsequent events


      On October 1, 2004, the Company entered into a definitive agreement to sell its business and certain assets, to Thomas Equipment 2004 Inc. (a Canadian corporation, wholly owned by Thomas Equipment Inc., a US publicly traded company), effective October 1, 2004. As a result of this sale, the Company is considered to be a predecessor (as defined by the U.S. Securities and Exchange Commission) of Thomas Equipment, Inc.


      This transaction closed on November 9, 2004. Details of the sale are as follows:

                                                                                                                          $

      Sale proceeds:
           Deposit received on entering into definite agreement                                                          198
           Cash received on closing                                                                                   15,396
           Redeemable, retractable, non-voting preferred shares in Thomas Equipment 2004 Inc.                          7,926
           Promissory note                                                                                             2,140
           Deferred consideration                                                                                      2,967
           Capital lease of property, plant and equipment                                                              4,776
                                                                                                                     -------

                                                                                                                      33,403

      Net assets disposed of:
           Property, plant and equipment                                                                              11,255
           Inventory                                                                                                  22,148
                                                                                                                     -------

      Gain on disposal                                                                                                     -
                                                                                                                     =======

      The preferred shares in Thomas Equipment 2004 Inc. are redeemable at par plus accrued but unpaid dividends at the option of that company at any time or by the holder on or after the eighteenth month anniversary of the issuance of the shares. These preferred shares carry a cumulative dividend of 8% per annum increasing to 12% after eighteen months. The Company sold these preferred shares to its parent, McCain Foods Limited on November 9, 2004 at par.

      The promissory note carries interest at 4% per annum and is receivable over two years in equal instalments commencing one year after closing.

      The deferred consideration is receivable in the three equal monthly payments of $989 commencing December 9, 2004.

      Under the terms of the sale agreement the Company entered into a two year capital lease agreement with Thomas Equipment 2004 Inc. to lease these properties for an annual lease payment of $476. Pursuant to the lease, Thomas Equipment 2004 Inc. has the right at any time prior to the expiration of the lease term to purchase the leased properties for $4,776 being their net book value as at September 30, 2004. In addition, the Company has a right to force Thomas Equipment 2004 Inc. to purchase the leased properties at the expiration of the lease for the same amount.

Thomas Equipment Limited (a predecessor of Thomas Equipment, Inc.) Notes to Consolidated Financial Statements (continued)
For the year ended June 30, 2004


(in thousands of United States dollars, except for number of shares and per share amounts)

21    Basic and diluted loss per common share

                                                                                 2004               2003                 2002
                                                                                    $                  $                    $

      Net loss available to common shareholders                               (11,555)             (1,020)             (1,902)

      Weighted average number of common shares outstanding                  2,774,507           2,643,000           2,560,808

      Basic and diluted loss per common shares                                  (4.16)              (0.39)              (0.74)

22    Provision for doubtful receivables

                                                                                  2004              2003                2002
                                                                                     $                 $                   $

      Balance at start of year                                                     888                772               2,246
      Receivables written off in year                                             (863)              (180)             (1,780)
      Increase in provision in year                                              1,657                197                 358
      Foreign exchange                                                              12                 99                 (52)
                                                                                ---------------------------------------------

      Balance at end of year                                                     1,694                888                 772
                                                                                =============================================

PNEUTECH INC.

Consolidated Financial Statements

As of October 31, 2004 and for the Years Ended October 31, 2004 and 2003



TABLE OF CONTENTS
                                                                          Page
                                                                         -------

Independent Auditors' Report                                              F-59

Balance Sheet                                                             F-60

Statements of Operations                                                  F-61

Statements of Stockholders' Equity                                        F-62

Statements of Cash Flows                                                  F-63

Notes to the Consolidated Financial Statements                            F-64

--------------------------------------------------------------------------------

                       [KINGERY & CROUSE P.A. LETTERHEAD]


INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Pneutech Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Pneutech Inc. and subsidiaries (the "Company"), as of October 31, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended October 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of October 31, 2004, and the consolidated results of its operations and cash flows for the years ended October 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.


Kingsery & Crouse P.A.
March 31, 2005
Tampa, FL

           2801 WEST BUSCH BOULEVARD, SUITE 200, TAMPA, FLORIDA 33618
           PHONE: 813.874.1280 o FAX: 813.874.1292 o WWW.TAMPACPA.COM

Pneutech Inc.
Consolidated Balance Sheet
(in thousands)

October 31                                                                    2004
-----------------------------------------------------------------------------------
Assets
Current
    Cash and cash equivalents                                               $     1
    Restricted cash (Note 6)                                                    364
    Accounts receivable, net of allowance for doubtful accounts of $397      12,712
    Other receivable                                                            204
    Inventories                                                               8,935
    Prepaid expenses and other current assets                                   841
                                                                            -------
                                                                             23,057

Property and equipment (Note 5)                                               6,764
Deferred finance charges, net of accumulated amortization of $81                326
Other assets                                                                    543
Goodwill                                                                      4,385
                                                                            -------

                                                                            $35,075
                                                                            =======

Liabilities
Current
    Bank indebtedness (Note 6)                                              $ 9,410
    Accounts payable and accruals                                             9,555
    Income taxes payable                                                         75
    Current portion of long term debt                                         2,711
                                                                            -------
                                                                             21,751

Long term debt (Note 8)                                                       2,359
Other financial liabilities (Note 9)                                          5,032
Other liabilities                                                               105
Payable to stockholder (Note 10)                                                901
Deferred income taxes                                                           546
                                                                            -------
                                                                             30,694
                                                                            -------

Commitments and Contingencies (Notes 12 and 13)

Stockholders' Equity
Capital stock (Note 11)                                                       3,396
Retained earnings                                                               307
Other comprehensive income                                                      678
                                                                            -------
                                                                              4,381
                                                                            -------

                                                                            $35,075
                                                                            =======


See accompanying notes to consolidated financial statements.

Pneutech Inc.
Consolidated Statements of Operations
(in thousands except share and per share data)

Years ended October 31                                     2004       2003
-----------------------------------------------------------------------------



Sales                                                   $ 49,040     $ 37,971

Cost of sales                                             38,158       29,774
                                                        --------     --------

Gross profit                                              10,882        8,197
                                                        --------     --------

Operating expenses:
Selling and marketing                                      3,576        3,282
General and administrative                                 5,457        3,771
                                                        --------     --------
                                                           9,033        7,053
                                                        --------     --------

Operating income                                           1,849        1,144

Financing expense                                          1,631        1,594
                                                        --------     --------

Income (loss) before income taxes                            218         (450)

Provision for income taxes (benefit)                          26         (122)
                                                        --------     --------

Net income (loss)                                       $    192     $   (328)
                                                        ========     ========

Net income (loss) per share:
   Basic and diluted                                    $   6.31     $ (13.27)
                                                        ========     ========

Weighted average number of shares:
   Basic and diluted                                      30,452       24,721


Reconciliation of Comprehensive Income:

Net income (loss)                                       $    192     $   (328)
Other comprehensive gain - foreign currency translation      330          335
                                                        --------     --------
Total comprehensive income                              $    522     $      7
                                                        ========     ========


See accompanying notes to consolidated financial statements.

Pneutech Inc.
Consolidated Statements of Stockholders' Equity
(in thousands)



--------------------------------------------------------------------------------------------------------------
                                                      Capital Stock                       Other
                                                  ----------------------     Retained  Comprehensive
                                                    Number        Amount     Earnings     Income        Total
                                                  ---------      -------     --------  -------------    ------

Balances, November 1, 2002                        24,721.12      $ 1,473      $   443      $    13     $ 1,929

Stock repurchased                                 (7,612.83)        (760)          --           --        (760)

Issuances of common stock to employees
  for cash                                           858.32          377           --           --         377

Debt discount related to warrants issued
  in connection with financing                           --          950           --           --         950

Foreign currency translation gain                        --           --           --          335         335

Stock issued for acquisition of subsidiary         3,045.19        1,356           --           --       1,356

Net loss for the year                                    --           --         (328)          --        (328)
                                                  ---------      -------      -------      -------     -------

Balances, October 31, 2003                        21,011.80        3,396          115          348       3,859

Foreign currency translation gain                        --           --           --          330         330

Net income for the year                                  --           --          192           --         192
                                                  ---------      -------      -------      -------     -------

Balances, October 31, 2004                        21,011.80      $ 3,396      $   307      $   678     $ 4,381
                                                  =========      =======      =======      =======     =======



See accompanying notes to consolidated financial statements.

Pneutech Inc.
Consolidated Statements of Cash Flows
(in thousands)


Years Ended October 31                                                        2004         2003
------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                           $   192      $  (328)
Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
     Deferred income taxes                                                     (210)        (198)
     Gain on sale of equipment                                                  (56)          --
     Depreciation and amortization                                            1,238          467
     Amortization of debt discount                                              190           --
   (Increase) decrease in non-cash working capital items, net (Note 15)          98         (700)
                                                                            -------      -------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                           1,452         (759)
                                                                            -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Cash paid to acquire net assets of subsidiaries                               --         (402)
   Purchase of property and equipment                                        (2,141)        (428)
   Purchase of long term investments                                           (336)          --
   Acquisition costs in excess of identifiable assets                           (15)        (120)
   Proceeds from sale of property and equipment                                 591           --
                                                                            -------      -------
NET CASH USED IN INVESTING ACTIVITIES                                        (1,901)        (950)
                                                                            -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from debt issuance                                                2,026        2,091
   Repayment of subordinated debt                                                --       (1,901)
   Proceeds from issuance of common shares                                       --          377
   Repurchase of common shares                                                   --         (760)
   Proceeds from issuance of preferred shares                                    --        1,901
   Proceeds from issuance of stock warrants                                      --          950
   Advances from stockholder                                                    111           (1)
   Repayment of long term debt                                               (1,876)        (583)
                                                                            -------      -------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                       261        2,074
                                                                            -------      -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           (188)         365
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS                     --         (176)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    189           --
                                                                            -------      -------
CASH AND CASH EQUIVALENTS, END OF YEAR                                      $     1      $   189
                                                                            =======      =======

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION
   Interest paid                                                            $ 1,246      $ 1,097
                                                                            =======      =======
   Income taxes paid                                                        $   209      $   101
                                                                            =======      =======

SUPPLEMENTARY DISCLOSURES OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES
   Debt discount and capital stock                                          $    --      $   950
                                                                            =======      =======
   Stock issued for acquisition                                             $    --      $ 1,356
                                                                            =======      =======



See accompanying notes to consolidated financial statements.

Pneutech Inc.
Notes to the Consolidated Financial Statements
October 31, 2004
--------------------------------------------------------------------------------
(in thousands)

1.    Organization and description of the business

Pneutech Inc. ("Pneutech") and its subsidiaries (together "we" or "our") are primarily distributors of hydraulic seals, sealing products, pneumatic equipment and components and processes as well as manufacturers of sealing products, gaskets and hydraulic cylinders.

We have operating locations in Mississauga, Windsor and Barrie, Ontario; Kitimat, British Columbia; Montreal, Quebec City, Chicoutimi, and Trois Rivieres, Quebec; Moncton, New Brunswick; and Busan, South Korea.

2.    Subsequent event

On December 22, 2004, as amended effective February 28, 2005, Pneutech entered into an Agreement and Plan of Amalgamation (the "Agreement"), with Thomas Equipment, Inc., a Canadian corporation ("Thomas"), and 4274458 Canada, Inc., a Canadian corporation wholly-owned by Thomas. Under the terms of the Agreement, which was completed on February 28, 2005 (the "Closing"), Thomas acquired 100% of the common stock of Pneutech, in exchange for the issuance by Thomas of 1,082,639 shares of Thomas' common stock, and warrants to purchase 211,062 shares of Thomas' common stock, exercisable at $3.00 per share.

Upon the Closing, Pneutech redeemed all of its outstanding 929 preference shares, 500,000 special preference shares and 30,000 special shares owned by 3156176 Canada, Inc., for an aggregate of $517, the stated value of the shares (see Note 9). Clifford Rhee, the President and a member of the Board of Directors of Thomas, is the beneficial owner of 3156176 Canada, Inc., which was the owner of approximately 47% of the common shares, and all of the outstanding preference shares, special preference shares and special shares of Pneutech. Mr. Rhee is also the President and a member of the Board of Directors of Pneutech. Upon the Closing of the acquisition of Pneutech by Thomas, Mr. Rhee continued to serve as President of both Thomas and Pneutech, and the members of Thomas' Board were appointed as members of the Pneutech Board.

Concurrently with the acquisition of Pneutech by Thomas, Thomas entered into financing agreements with Roynat Merchant Capital Inc. ("Roynat US"). Roynat Capital Inc. ("Roynat Capital") an affiliate of Roynat US, had provided financing to Pneutech (see Note 9) which was terminated upon the Closing. In connection therewith, the subordinated debenture and preferred shares held by Roynat Capital were redeemed for their face amounts, together with payment of accrued interest and dividends thereon (see Note 9). Warrants to purchase 9,440.08 common shares held by Roynat Capital were also redeemed (see Notes 9 and 11). In addition, Thomas issued 167,359 shares of its common stock to extinguish a note payable by Pneutech with an outstanding face amount of $503 (see Note 8).

3.    Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States of America.

Pneutech Inc.
Notes to the Consolidated Financial Statements (continued)
October 31, 2004
--------------------------------------------------------------------------------
(in thousands)

3.    Summary of significant accounting policies (continued)

Principles of consolidation

The accompanying consolidated financial statements include the accounts of all companies in which Pneutech has a controlling interest. All inter-company accounts and transactions have been eliminated in consolidation.

The companies included in the consolidated financial statements are as follows:

         Pneutech
         Rousseau Controls Inc. ("Rousseau")
         Samsung Industry Co., Ltd. ("Samsung")
         Hydramen Fluid Power Limited. ("Hydramen")

Rousseau was acquired as of October 29, 2002 and Samsung and Hydramen were acquired as of October 31, 2003. Accordingly, the Consolidated Statement of Operations for the year ended October 31, 2003 includes only the results of operations of Pneutech and Rousseau.

The 2003 results of operations for Samsung and Hydramen would not have been material to our 2003 results of operations or financial condition had they been included.

Use of estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions we are required to make.

These estimates include assessing the collectability of accounts receivable, the use and recoverability of inventory, the realization of deferred tax assets, the allocation of purchase price in acquisitions, tax contingencies, useful lives for depreciation and amortization periods of tangible and intangible assets, and long-lived asset impairments, among others. Management bases its estimates and judgements on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Translation of foreign currencies

Our functional currency is the Canadian dollar. Our foreign currency transactions and balances and our integrated operations are translated into Canadian dollars using the temporal method. Under this method, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at rates of exchange prevailing at the balance sheet date. Revenue and expenses are translated into Canadian dollars at the rate of exchange prevailing at the transaction date. The resulting foreign currency exchange gains and losses are included in earnings for the year.

Pneutech Inc.
Notes to the Consolidated Financial Statements (continued)
October 31, 2004
--------------------------------------------------------------------------------
(in thousands)

3.    Summary of significant accounting policies (continued)

Assets and liabilities are then translated into United States dollars (reporting currency) at the exchange rate in effect at each period end. Revenues, expenses, gains and losses are translated into United States dollars at the average rate of exchange prevailing during the year. All translation effects of exchange rate changes are included as a separate component ("cumulative translation adjustment") of stockholders' equity.

Revenue recognition

In accordance with Staff Accounting Bulletin 104 - Revenue Recognition in Financial Statements ("SAB 104"), revenue is generally recognized and earned when all of the following criteria are satisfied a) persuasive evidence of sales arrangements exist; b) delivery has occurred; c) the sales price is fixed or determinable, and d) collectibility is reasonably assured.

We make appropriate provisions based on experience for costs such as doubtful receivables, sales incentives and product warranty.

The allowance for doubtful accounts is evaluated on a regular basis and adjusted based upon management's best estimate of probable losses inherent in receivables, based on historical experience and factors affecting individual customers' accounts. Receivables are determined to be past due if they have not been paid by the payment due dates. Debts are written off against the allowance when deemed to be uncollectible. Subsequent recoveries, if any, are credited to the allowance when received. Adjustments to the allowance for doubtful accounts are reflected as a component of administration expenses.

Inventory

Inventory is valued at the lower of cost and net realizable value with cost being determined on an average cost basis. The cost of goods in process includes the cost of raw materials, direct labor and manufacturing overhead.

Shipping and handling costs


Shipping and handling costs related to finished goods are reported as a component of cost of sales in the consolidated statements of operations.


Other financial liabilities


Certain financial liabilities (see Note 9) have been classified in accordance with their substance rather than their form and as such, are being carried as financial liabilities rather than equity. All "dividends" on such items (which were $194 in 2004) are accrued and treated as financing expenses in the consolidated statements of operations.


Deferred finance charges

Deferred finance charges are amortized to interest expense over the life of the related debt using the effective interest rate method.

Pneutech Inc.
Notes to the Consolidated Financial Statements (continued)
October 31, 2004
--------------------------------------------------------------------------------
(in thousands)

3.    Summary of significant accounting policies (continued)

Cash and cash equivalents

Cash and cash equivalents include cash on hand and balances with banks and highly liquid investments with original maturities of 90 days or less, that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

Property and equipment

Property and equipment are carried at cost, less accumulated depreciation and amortization.

Rates and bases of depreciation applied to write-off the cost of property and equipment less estimated salvage value of property and equipment over their estimated lives are as follows:

    Buildings                         5%,         declining balance
    Computer equipment               30%,         declining balance
    Furniture and equipment          20%,         declining balance
    Machinery and equipment          20%,         declining balance and
                                     15 years,    straight-line
    Automotive equipment             30%,         declining balance

Leasehold improvements are amortized on a straight-line basis over the terms of the respective leases.

Goodwill

Goodwill is evaluated for impairment based on management's assessment as to actual results compared with budgeted efficiencies gained since the acquisition dates, prospects of future profitability, and evaluation of asset values. Based on this evaluation by management, it was determined that goodwill was not impaired as of October 31, 2004.

Long-lived assets

Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" requires that long-lived assets, including certain identifiable intangibles, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets in question may not be recoverable. The Company has reviewed long lived assets and determined that no impairment allowance was necessary.

Advertising costs

Advertising costs are expensed as incurred and reported as a component of selling and marketing expenses. These expenses were $100 and $89 for the years ended October 31, 2004 and 2003, respectively.

Pneutech Inc.
Notes to the Consolidated Financial Statements (continued)
October 31, 2004
--------------------------------------------------------------------------------
(in thousands)

3.    Summary of significant accounting policies (continued)

Research and development costs

Research and development expenses are expensed as incurred. These expenses, which are included in general and administrative expenses, were $186 and $181 for the years ended October 31, 2004 and 2003, respectively.

Income taxes

We utilize SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Net income (loss) per share

We compute net income (loss) per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net income per share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Common stock equivalents (warrants) that are exercisable for little or no cash consideration are considered outstanding common shares and included in the computation of basic net income per share, unless they would be anti-dilutive. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the number of common and common equivalent shares outstanding during the period. During the period when they would be anti-dilutive, common stock equivalents (consisting of common stock warrants) are not considered in the computations.

New pronouncements

FAS 123(R) 'Share-Based Payments'

In December 2004, the Financial Accounting Standards Board issued Statement No. 123 ("FAS 123 (R)"), Share-Based Payments. FAS 123 (R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. We will be required to apply FAS 123 (R) on a modified prospective method. Under this method, we are required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, we may elect to adopt FAS 123 (R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in the pro forma disclosures that had been required by FAS 123. FAS 123 (R) is effective for the first reporting period beginning after June 15, 2005. We do not believe that the adoption of FAS 123 (R) will have a material impact on our consolidated financial statements.

Pneutech Inc.
Notes to the Consolidated Financial Statements (continued)
October 31, 2004
--------------------------------------------------------------------------------
(in thousands)

3.    Summary of significant accounting policies (continued)

Recently adopted accounting standards

FIN 46 'Consolidation of Variable Interest Entities' (VIE's)

In January 2003, the FASB issued FASB Interpretation No. 46 (revised in December 2003 as FIN 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. The Company is required to apply FIN 46R to all variable interests in VIE's commencing in fiscal 2004. For variable interests in VIE's created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially are measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The application of FIN 46R to variable interests in VIE's had no effect on the Company's financial statements as the Company has no variable interests in VIE's.

SFAS 150 'Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity'

FASB Statement No. 150 was issued in May 2003 and establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity and includes required disclosures for financial instruments within its scope. This Statement is effective for instruments entered into or modified after May 31, 2003 and is otherwise effective as of July 1, 2003, except for mandatorily redeemable financial instruments of non-public companies. For such mandatorily redeemable financial instruments, the Statement is effective for the Company as of January 1, 2004. The application of Statement 150 resulted in the classification of the Class A preferred shares, special preference shares, special shares and preference shares as liabilities in the Consolidated Balance Sheet. Dividends paid or accrued on these shares in 2004 were treated as interest.

SFAS 143 'Accounting for Asset Retirement Obligations'

In June 2001, FASB Statement No. 143 was issued which requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company also would record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation would be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company was required to adopt Statement 143 on July 1, 2003. The adoption of Statement 143 had no effect on the Company's financial statements.

FIN 45 'Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34'

Pneutech Inc.
Notes to the Consolidated Financial Statements (continued)
October 31, 2004
--------------------------------------------------------------------------------
(in thousands)

3.    Summary of significant accounting policies (continued)

Recently adopted accounting standards (continued)

In November 2002, FASB Interpretation No. 45 was issued which enhances the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation were applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 had no effect on the Company's financial statements.

SFAS 132 'Employers' Disclosures about Pensions and Other Postretirement
Benefits'

In December 2003, FASB Statement No. 132 (revised) was issued which prescribes the required employers' disclosures about pension plans and other postretirement benefit plans; but it does not change the measurement or recognition of those plans. The Statement retains and revises the disclosure requirements contained in the original Statement 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement generally is effective for fiscal years ending after December 15, 2003. The application of Statement 132 had no effect on the Company's financial statements.

SFAS 146 'Accounting for Costs Associated with Exit or Disposal Activities'

In June 2002, FASB Statement No. 146 was issued which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity". The provisions of Statement 146 were effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The application of Statement 146 had no effect on the Company's financial statements.

SFAS 153 'Exchanges of Nonmonetary Assets an Amendment of APB Opinion No. 29'

In December 2004, FASB Statement No. 153 was issued amending APB Opinion No. 29 to eliminate the exception allowing nonmonetary exchanges of similar productive assets to be measured based on the carrying value of the assets exchanged as opposed to being measured at their fair values. This exception was replaced with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after the June 15, 2005. The adoption of this statement is not expected to have a material impact on the Company's financial statements.

Pneutech Inc.
Notes to the Consolidated Financial Statements (continued)
October 31, 2004
--------------------------------------------------------------------------------
(in thousands)

4.    Acquisition and consolidation

Effective October 31, 2003, Pneutech acquired 100% of the common shares of Samsung and of Hydramen. The following is a summary of the fair values assigned to the net assets acquired and the consideration paid.

                                                        Samsung         Hydramen
                                                        --------        --------

Working capital                                         $   591         $   438
Investments                                                 435              --
Property and equipment                                    1,634             228
Long term debt                                           (1,067)           (138)
                                                        -------         -------
                                                          1,593             528
                                                        -------         -------

Common shares issued (3,045.19)                           1,356              --
Cash paid, including transaction costs                      237             354
Notes payable to vendor                                      --             226
                                                        -------         -------
                                                          1,593             580
                                                        -------         -------

Amounts attributed to goodwill                          $    --         $    52
                                                        =======         =======


5.    Property and equipment

                                                        Accumulated
                                                        Depreciation/   Net Book
                                             Cost       Amortization      Value
                                           -------      ------------    --------

Land                                       $   948        $    --        $   948
Buildings                                    3,250            477          2,773
Computer equipment                           1,931          1,464            467
Furniture and equipment                      1,462            987            475
Leasehold improvements                         247            143            104
Machinery and equipment                      3,137          1,421          1,716
Automotive equipment                           527            246            281
                                           -------        -------        -------
                                           $11,502        $ 4,738        $ 6,764
                                           =======        =======        =======


6.    Bank indebtedness

We have revolving lines of credit totaling $10,869, of which $1,459 was unused at October 31, 2004. Interest rates on these lines of credit are generally at the bank's prime rate plus a spread ranging from 0.30% to 1.5% (4.55% to 5.75% at October 31, 2004). As security, we have pledged restricted cash (term deposits), property, general security agreements, inventories and accounts receivable, guarantees by stockholders and an assignment of fire and theft insurance.

Pneutech Inc.
Notes to the Consolidated Financial Statements (continued)
October 31, 2004
--------------------------------------------------------------------------------
(in thousands)

7.   Income taxes

Significant components of the Company's net non-current deferred income tax liability at October 31, 2004 are as follows:

Property, plant and equipment                           $ 716
Deferred financing costs                                  169
Premium paid on retirement of debt                       (159)
Investment tax credits                                   (116)
Unused capital losses                                     (64)
                                                        -----
                                                        $ 546
                                                        =====

The provision (benefit) for income taxes consists of the following as of October 31:


                                                      2004                 2003
                                                     -----                -----

Current                                              $ 236                $  75
Deferred                                              (210)                (197)
                                                     -----                -----
                                                     $  26                $(122)
                                                     =====                =====


The Company's federal investment tax credits are available to be carried forward and used to reduce federal income tax payable in future years; these credits expire as follows:



            2012                                   $  9
            2013                                     63
            2014                                     69

Pneutech Inc.
Notes to the Consolidated Financial Statements (continued)
October 31, 2004
--------------------------------------------------------------------------------
(in thousands)

8.    Long term debt


Demand term loan, prime rate plus 1.5% (5.75% at October 31, 2004), amortized to 2009,
  repayable in monthly instalments of principal of $5 plus interest. (a)                   $  251

Demand term loan, prime rate plus 1.5% (5.75% at October 31, 2004), amortized to 2006,
  repayable in monthly instalments of principal of $23 plus interest. (a)                     384

Vehicle loan, 7.9%, repayable monthly including interest, through 2007.                         9

Samsung Industries - various loans with interest rates ranging from 4.12% to 12.00%,
  repayable through 2012.                                                                   2,684

Private loan with interest rate of 6% with regular principal and interest payments
  providing for repayment by 2005. (b)                                                        503

Private loans with interest rate of 6%, providing for repayment in 2006. (c)                  394

Private loans with interest rates ranging from 3% to 8%, with regular principal and
  interest payments providing for repayment by 2006.                                          845
                                                                                           ------
                                                                                            5,070
Less: current portion                                                                       2,711
                                                                                           ------
                                                                                           $2,359
                                                                                           ======

(a) As security for the demand term loans, Pneutech has provided a General Security Agreement, an assignment of inventory and book debts, an assignment of fire and theft insurance, and a guarantee of stockholders.

(b) As described in Note 2, on February 28, 2005, the loan was extinguished by the issuance of 167,359 common shares of Thomas. The extinguishment of this debt will be accounted for as a capital contribution by Thomas to Pneutech. Accordingly, none of this amount has been classified as current in these financial statements.

(c) The notes were issued as part of the consideration for the acquisition of Rousseau. In addition to interest and repayment of principal, the notes permit the holders to convert the notes, or part thereof, at any time prior to maturity, into common stock of Pneutech or Rousseau, at a price to be determined by the Board of Directors of Pneutech or Rousseau, respectively.

Estimated principal repayments for each of the next five years are as follows:

            2005             $   2,711
            2006                   835
            2007                   179
            2008                   252
            2009                   169

Pneutech Inc.
Notes to the Consolidated Financial Statements (continued)
October 31, 2004
--------------------------------------------------------------------------------
(in thousands)

9.    Other financial liabilities

Subordinated debenture, net of unamortized discount of $506           $   2,778
         250  Class A preferred shares, net of unamortized
              discount of $315                                            1,737
     500,000  Special preference shares                                     410
      30,000  Special shares                                                 25
         929  Preference shares                                              82
                                                                      ---------
                                                                      $   5,032
                                                                      =========

Pneutech is authorized to issue an unlimited number of Class A preferred shares, special preference shares, special shares and preference shares, without par value.

      o Class A preferred shares are non-voting, entitled to cumulative dividends at a rate of 10% per year, and redeemable at their stated capital.
      o Special preference shares are non-voting, non-participating, and redeemable at their stated capital.
      o Special shares are non-voting and redeemable at their stated capital.
      o Preference shares are voting, entitled to cumulative dividends at a rate not to exceed 6% per year, and redeemable at their stated capital.


As described in Note 2, effective February 28, 2005, Pneutech was acquired by Thomas. In connection with that acquisition, all of the above obligations were repaid or redeemed from the proceeds of a capital contribution by Thomas. As described in Note 2, the 929 preference shares, 500,000 special preference shares and 30,000 special shares were owned by 3156176 Canada, Inc. For other amounts payable to this stockholder, see Note 10.


The subordinated debenture and the 250 Class A preferred shares were previously issued to RoyNat Capital. Prior to its repayment, the debenture bore interest at 10% payable monthly (effective interest rate of 17%), with principal repayments scheduled to commence on November 15, 2005, maturing October 15, 2008. Prior to their redemption, the Class A preferred shares were entitled to cumulative dividends of 10% per year (effective interest rate of 17%) and the Preference shares were entitled to cumulative dividends of 6% per year.

Concurrent with the issuance to Roynat Capital of the above subordinated debenture and Class A preferred shares, we sold to Roynat Capital warrants to purchase 9,440.08 shares of our common stock, equivalent to 31% of the common stock on a fully diluted basis. The warrants had an aggregate exercise price of one dollar.

The total proceeds received from Roynat Capital were allocated among the subordinated debenture, the Class A preferred shares and the warrants, based on their relative fair values. Before their redemption as discussed above, the resulting discount from the face amount of the subordinated debenture and the Class A preferred shares was being amortized over the estimated life of those obligations of five years. The total amortization for the year ended October 31, 2004 was $190.

Pneutech Inc.
Notes to the Consolidated Financial Statements (continued)
October 31, 2004
--------------------------------------------------------------------------------
(in thousands)

10.   Payable to stockholder


Subordinated debt, 15%, no set terms of repayment                        $  575

Note advances and payables to the stockholder,
  net, non-interest bearing, no set terms of repayment                      326
                                                                         ------
                                                                         $  901
                                                                         ======



Subordinated debt represents our direct unsecured obligations to a stockholder with no specified repayment date. The rights of the stockholder are subordinate to the claims of certain other creditors.

For the years ended October 31, 2004 and 2003, the stockholder received approximately $188 and $119, respectively, of interest, management fees and other expenses.


11.   Common stock and warrants to purchase common stock

We are authorized to issue an unlimited number of common shares without par value. At October 31, 2004, 21,011.80 common shares were issued and outstanding.

As described in Note 9, we issued 9,440.08 warrants to purchase common stock to Roynat Capital. Each warrant entitled the holder to receive one common share on or before October 15, 2008, at an aggregate exercise price for all warrants of one dollar. At October 31, 2004, no warrants had been exercised. As described in
Note 2, on February 28, 2005, the warrants were re-purchased for $1,026.

In connection with the purchase of Rousseau, we issued various notes to certain of the selling stockholders. As described in Note 8, certain of those notes, with an aggregate face amount of $394 at October 31, 2004, entitle the holder to purchase common stock of Pneutech or Rousseau, at a price to be determined by the Board of Directors of Pneutech or Rousseau, respectively, up to the face amount of the notes outstanding.

12.   Commitments

We have various operating lease agreements for premises, requiring a minimum rent plus realty taxes, maintenance, heat and certain other expenses. Minimum rent payable for the next five years is as follows:


       2005                    $   481
       2006                        459
       2007                        362
       2008                        360
       2009 and thereafter         238


In addition, we have other operating leases, with expected payments over the next five years as follows:

       2005                    $   254
       2006                        151
       2007                         60
       2008                          4
       2009                          0

Pneutech Inc.
Notes to the Consolidated Financial Statements (continued)
October 31, 2004
--------------------------------------------------------------------------------
(in thousands)

12.   Commitments (continued)

Rent expense during the years ended October 31, 2004 and 2003 was $748 and $568, respectively.


13.   Contingencies

Acquisition of subsidiaries

(a) In connection with the purchase of Rousseau on October 29, 2002, the following acquisition contingencies exist:

      o On the fourth anniversary of the closing date, the balance of any obsolete inventory identified at the closing date which has not been sold, together with interest at 6% per annum, shall be set off against the balance of payments on certain Notes issued to effect the acquisition. At October 31, 2004, the remaining obsolete inventory aggregated $113.

      o For each of the three years following the closing date, certain of the selling stockholders are entitled to an amount, payable annually, equal to 75% of the annual gross margin (as defined) of Rousseau in excess of $3,694 up to a maximum of $219 per year. For the years ended October 31, 2004 and 2003, no amounts were payable.

      o Any research and development tax credits that may be received by Rousseau with respect to applications it has made for the period up to May 1, 2002 shall be set off against any of the above adjustments.

(b) In connection with the purchase of Hydramen on October 31, 2003, a potential adjustment to the purchase price will be made for the following:

      o The selling stockholders are entitled to an amount, payable annually, equal to 25% of the annual gross margin (as defined) of Hydramen in excess of $1,149 per year, up to a maximum total adjustment of $205. For the year ended October 31, 2004, no amount was payable.

Litigation

We are potentially subject to various claims and litigation arising out of the ordinary course and conduct of our business including product liability, intellectual property, labor and employment, environmental and tax matters. Management does not consider our exposure to such claims and litigation to be material to the consolidated financial statements.

Pneutech Inc.
Notes to the Consolidated Financial Statements (continued)
October 31, 2004
--------------------------------------------------------------------------------
(in thousands)

14.   Financial instruments and risks

Our financial instruments include cash and cash equivalents, restricted cash, bank term deposits, bank advances, trade accounts receivable and accounts payable. Due to the short-term maturity of these instruments, their carrying values are reasonable estimates of their fair values.

Credit risk


We are exposed to normal credit risk from customers. Trade accounts receivable have significant concentrations of credit risk in the industrial and construction industry and on a geographical basis in Canada, the USA and Korea. We perform ongoing credit evaluations of our customers' financial condition and generally do not require collateral, with the exception of floor plan receivables as we believe we have measures in place to limit our exposure to loss. For the year ended October 31, 2004, ten customers accounted for 26% of our total revenues. At October 31, 2004, two of these customers accounted for 30% of our trade accounts receivable balance.


Interest rate risk

We are exposed to interest rate risk as future changes in the prevailing level of interest rates affects the cash flows associated with debt obligations. We have not entered into any financial instrument contracts to hedge the interest rate exposure associated with these items.

Foreign currency risk and forward exchange contracts

Our foreign currency translation policy is described in Note 3. We have not entered into any significant foreign currency futures and forward contracts to manage our exposure to foreign currency fluctuations, though we may do so in the future.


At October 31, 2004, restricted cash includes $364, receivables include $5,074, accounts payable include $5,101, bank indebtedness includes $426 and long term debt includes $2,684 which will be settled in currencies other than our functional currency, the Canadian dollar.

Pneutech Inc.
Notes to the Consolidated Financial Statements (continued)
October 31, 2004
--------------------------------------------------------------------------------
(in thousands)

15.   Net change in non-cash working capital items related to operations


                                                                   2004         2003
                                                                 --------     --------

(Increase) decrease in non-cash working capital assets:
   Accounts receivable                                           $(2,492)     $(1,052)
   Inventory                                                        (435)        (236)
   Prepaid expenses                                                 (298)          94
   Deferred costs                                                   (134)        (174)
                                                                 -------      -------
                                                                  (3,359)      (1,368)
                                                                 -------      -------

Increase (decrease) in non-cash working capital liabilities:
   Bank advances, net                                                751         (430)
   Accounts payable                                                2,566          771
   Income taxes payable                                               43          327
   Other payables and accrued liabilities                             97           --
                                                                 -------      -------
                                                                   3,457          668
                                                                 -------      -------

(Increase) decrease in non-cash working capital items, net       $    98      $  (700)
                                                                 =======      =======

                             THOMAS EQUIPMENT, INC.
                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                           Page


Description of Information Presented                                       F-80

Balance Sheet                                                              F-81

Statement of Operations                                                    F-82

Notes to Financial Statements                                              F-83


--------------------------------------------------------------------------------

                             THOMAS EQUIPMENT, INC.
                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

The following unaudited pro forma combined condensed financial statements include the historical and pro forma effects of the acquisition of Pneutech, Inc. and subsidiaries. These pro forma financial statements also include the historical and pro forma effects of the issuance of 1,250,000 shares of common stock and the related borrowings in connection with the acquisition.

The following unaudited pro forma combined condensed financial statements have been prepared by our management from our historical financial statements, the historical financial statements of our predecessor, Thomas Equipment Limited, and the historical financial statements of Pneutech, which are included in this form SB-2. The unaudited pro forma combined condensed statements of operations reflect adjustments as if the transactions had occurred on July 1, 2003. The unaudited pro forma combined condensed balance sheet reflects adjustments as if the transactions had occurred on the respective dates of the historical balance sheets included herein. See "Note 1 - Basis of Presentation." The pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that management believes are reasonable in the circumstances.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of what the financial position or results of operations actually would have been if the transaction had occurred on the applicable dates indicated. Moreover, they are not intended to be indicative of future results of operations or financial position. The unaudited pro forma combined condensed financial statements should be read in conjunction with our historical financial statements as of December 31, 2004, those of Thomas Equipment Limited for the year ended June 30, 2004 and Pneutech as of and for the year ended October 31, 2004 and related notes thereto, which are included in this form SB-2.

                             THOMAS EQUIPMENT, INC.
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             AS OF DECEMBER 31, 2004
                           (Unaudited - in thousands)


                                             Thomas          Pneutech,
                                         Equipment, Inc.        Inc.      Eliminations
                                          December 31,      October 31,       and
                                              2004             2004        Adjustments       Ref          Total
                                         ---------------    -----------    -----------                   ---------
                     Assets
Current assets:
  Cash and short term investments            $    741        $      1        $     --                     $    742
  Restricted cash                                  --             364              --                          364
  Accounts receivable, net of
     allowance for doubtful accounts           10,820          12,712            (327)         B            23,205
  Inventories                                  24,479           8,935              --                       33,414
  Prepaid and other                             1,013           1,045              --                        2,058
                                             --------        --------        --------                     --------
                                               37,053          23,057            (327)                      59,783

Deferred finance charges                        1,004             326           1,003          A             2,333
Goodwill                                           --           4,385           3,874          A             8,259
Property, plant and equipment                  12,376           6,764             748          A            19,888
Other assets                                      632             543              --                        1,175
                                             --------        --------        --------                     --------
                                             $ 51,065        $ 35,075        $  5,298                     $ 91,438
                                             ========        ========        ========                     ========
             Liabilities and Equity

Current liabilities:
  Credit facility                            $ 11,176        $  9,410        $ (2,592)         C          $ 17,994
  Trade payables                                7,188           9,555              49         A,B           16,792
  Other payables and accruals                   5,704              75              --                        5,779
  Current portion of long term debt             2,624           2,711              --                        5,335
                                             --------        --------        --------                     --------
                                               26,692          21,751          (2,543)                      45,900

Long term debt                                  4,088           8,397          (1,335)        A,C           11,150
Capital lease obligations                       5,088              --              --                        5,088
Deferred income taxes                              --             546              --                          546
Redeemable preferred stock                      8,303              --              --                        8,303

Stockholders' equity:
  Common stock                                    200           3,396          (3,383)         A               213

  Additional paid in capital                   15,075              --          13,870         A,C           28,945

  Retained earnings (deficit)                  (8,155)            307            (633)         A            (8,481)
  Accumulated other comprehensive loss           (226)            678            (678)         A              (226)
                                             --------        --------        --------                     --------
                                                6,894           4,381           9,176                       20,451
                                             --------        --------        --------                     --------

                                             $ 51,065        $ 35,075        $  5,298                     $ 91,438
                                             ========        ========        ========                     ========

                             THOMAS EQUIPMENT, INC.
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 2004
           (Unaudited - in thousands except share and per share data)

                                                                                                               Thomas
                                                           Pneutech        Pneutech,                         Equipment
                                          Pneutech,       Additions      Subtractions        Pneutech,         Limited
                                         Year Ended      July 1, 2003    July 1, 2004        Proforma       (Predecessor)
                                           October        to October      to October         June 30,      Year ended June
                                          31, 2004         31, 2003        31, 2004            2004            30, 2004
                                         ------------    ------------    -------------     ------------    ---------------
Sales                                    $     49,040    $     13,958     $    (17,290)    $     45,708     $     55,705
Cost of sales                                  38,158          11,982          (13,579)          36,561           47,559
                                         ------------    ------------     ------------     ------------     ------------

Gross profit                                   10,882           1,976           (3,711)           9,147            8,146
                                         ------------    ------------     ------------     ------------     ------------

General and administrative                      5,457           1,470           (1,809)           5,118            8,883
Selling                                         3,576             441           (1,095)           2,922            6,179
Stock based compensation                           --              --               --               --               --
                                         ------------    ------------     ------------     ------------     ------------
                                                9,033           1,911           (2,904)           8,040           15,062
                                         ------------    ------------     ------------     ------------     ------------
Income (loss) from operations                   1,849              65             (807)           1,107           (6,916)

   Net financial expense                        1,631             481             (557)           1,555            4,574
                                         ------------    ------------     ------------     ------------     ------------

Net income (loss) before income taxes             218            (416)            (250)            (448)         (11,490)

Income tax expense (benefit)                       26             (96)              71                1               65
                                         ------------    ------------     ------------     ------------     ------------

Net income (loss)                        $        192    $       (320)    $       (321)    $       (449)    $    (11,555)
                                         ============    ============     ============     ============     ============
Loss per share*                          $       0.15                                      $      (0.36)    $      (0.58)
                                         ============                                      ============     ============
Common shares outstanding*                  1,250,000                                         1,250,000       20,000,006
                                         ============                                      ============     ============



                                                                     Combined
                                             Elims.                  Proforma
                                               And                  Year ended
                                            Adjusts.      Ref      June 30, 2004
                                         -------------             -------------
Sales                                    $     (3,854)      B      $     97,559
Cost of sales                                  (3,779)     B,D           80,341
                                         ------------              ------------

Gross profit                                      (75)                   17,218
                                         ------------              ------------

General and administrative                         --                    14,001
Selling                                            --                     9,101
Stock based compensation                        6,431       E             6,431
                                         ------------              ------------
                                                6,431                    29,533
                                         ------------              ------------
Income (loss) from operations                  (6,506)                  (12,315)

   Net financial expense                        4,905     A,F,G          11,034
                                         ------------              ------------

Net income (loss) before income taxes         (11,411)                  (23,349)

Income tax expense (benefit)                       --                        66
                                         ------------              ------------

Net income (loss)                        $    (11,411)             $    (23,415)
                                         ============              ============
Loss per share*                                                    $      (1.10)
                                                                   ============
Common shares outstanding*                                           21,250,006
                                                                   ============

* Common shares outstanding used herein are those of the combined Thomas Equipment, Inc. and Pneutech as if the acquisition of Pneutech and Thomas Equipment Limited had occurred at the beginning of the periods presented. For Pneutech the number of shares used are the number which has been used to acquire Pneutech. For Thomas Equipment Limited the number of shares used are those of its successor, Thomas Equipment, Inc. No affects of dilutive shares are included as the proforma combined results of operations would have resulted in a net loss and therefore such shares would be antidilutive.

                             THOMAS EQUIPMENT, INC.
                          NOTES TO UNAUDITED PRO FORMA
                     COMBINED CONDENSED FINANCIAL STATEMENTS
                                 (in thousands)


1. BASIS OF PRESENTATION

      The accompanying unaudited pro forma combined condensed statements of operations present the historical results of operations for the year ended June 30, 2004 of our predecessor company, Thomas Equipment Limited, and Pneutech, Inc. and subsidiaries for the year ended October 31, 2004 with adjustments to bring the Pneutech statements of operations to those of Thomas Equipment Limited's year end, adjustments for certain expenses recorded for the October 1, acquisition of the business and certain assets of Thomas Equipment Limited and other pro forma adjustments as if these transactions had taken place on July 1, 2003. The unaudited pro forma combined condensed balance sheet presents our historical balance sheet as of December 31, 2004 (which included the Thomas Equipment Limited acquisition adjustments) and the historical balance sheet of Pneutech as of October 31, 2004 (as this is within 93 days) with pro forma adjustments as if the transaction had been consummated as of the end of those periods in a transaction accounted for as a purchase in accordance with accounting principles generally accepted in the United States of America.

      Certain reclassifications have been made to the historical financial statements to condense and conform to the pro forma combined condensed financial statement presentation.

2. PRO FORMA ADJUSTMENTS

      The following adjustments give pro forma effect to the transaction:

      (a) To record the step adjustments related to the issuance of 1,250,000 common shares and new financing for the Pneutech acquisition

            Deferred financing costs associated with debt costs       $ 1,329
            Deferred financing cost expensed upon refinancing            (326)
            Property, plant and equipment step-up to fair value (1)       748
            Goodwill (1)                                                3,874
            Accounts payable - payment of accrued interest                236
            Accounts payable for debt costs                              (612)
            Long-term debt for issuance of debt                        (7,611)
            Long-term debt for repayment of debt                        5,606
            Capital stock for shares issued at par value                  (13)
            Capital stock to eliminate Pneutech                         3,396
            Paid in capital for repayment of Pneutech warrants            983
            Paid in capital for fair value of shares issued (1)        (4,540)
            Paid in capital to eliminate Pneutech capital stock,
            retained earnings and comprehensive income                 (4,381)
            Retained earnings to eliminate Pneutech                       307
            Retained earnings and financing expense for deferred
            financing costs                                               326
            Accumulated comprehensive income                              678

                  (1) As a result of a minority owner, and director, of Thomas Equipment, Inc. having a controlling interest in Pneutech, the fair value increase and allocation to goodwill in Pneutech has been reduced by the proportionate share of this director's post combination ownership percentage.

      (b)   To eliminate inter-company transactions.

            Accounts receivable                                        $   (327)
            Accounts payable                                                327
            Sales                                                        (3,854)
            Cost of goods sold                                            3,854

      (c) To record warrants and options issued and beneficial conversion features resulting in debt discounts and debt related to the issuance of debt in connection with the acquisitions

            Credit facility debt discount                              $  2,592
            Long-term debt - debt discount                                3,290
            Long-term debt  - debt premium                                   50
            Paid in capital                                              (5,932)

      (d) To record additional depreciation expense of approximately $75 to cost of sales on the fair value increase to fixed assets as a result of the Pneutech and Thomas Equipment Limited acquisitions.

      (e) To record stock based compensation costs of $6,431 associated with the October 1, 2004 issuance of shares at a discount from the fair value of such shares issued to the founders of Thomas Equipment, Inc.

      (f) To record $6,548 in annual amortization of debt premium and discount costs related to the issuance of warrants related to the borrowings from the Pneutech and Thomas Equipment Limited acquisitions.

      (g) To record a reduction of $1,969 in annual financing costs. For fiscal year 2004, Thomas Equipment Limited had a financing expense of $4,574 for dividends on its preferred stock. Thomas Equipment, Inc recalculated its estimated interest for Thomas Equipment and Pneutech related to all new and existing debt and determined that additional costs would approximate $2,605.

------------------------------------------    ----------------------------------

You should rely only on the information
contained in this prospectus. We have
not authorized anyone to provide you with
information different from the information             26,985,000 SHARES
contained in this prospectus. This                           OF OUR
document may only be used where it is                     COMMON STOCK
legal to sell the securities.
The information in this document may only be accurate on the date of this document.




           TABLE OF CONTENTS
                                      Page

Prospectus Summary                      X
Risk Factors                            x
Use of Proceeds
Market for Common Equity and Related
  Stockholder Matters                   x            THOMAS EQUIPMENT, INC.
Dividend Policy                         X
Management's Discussion and Analysis    X
Business                                X
Management                              X
Executive Compensation                  X
Certain Relationships and
  Related Transactions                  X
Security Ownership of
  Certain Beneficial
  Owners and Management                 X
Description of Securities               X
Plan of Distribution                    X
Selling Stockholders                   39              ________________
Legal Matters                           X
Experts                                 X                 PROSPECTUS
Available Information                   X              ________________
Index to Financial Statements           X

                                                        ________, 2005

------------------------------------------    ----------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

      Our Articles of Incorporation limit, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors. Our Bylaws provide that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

       Nature of Expense                                            Amount
                                                                -------------
       SEC Registration fee                                      $  20,000.00
       Accounting fees and expenses                                *50,000.00
       Legal fees and expenses                                     *75,000.00
       Printing and related expenses                               *10,000.00
                                                                -------------
                             TOTAL                              *$ 155,000.00
                                                                =============
       * Estimated.

Item 26.  Recent Sales of Unregistered Securities.

      Except as set forth below, there were no sales of unregistered securities by Thomas Equipment, Inc. during the past three (3) years:

      On November 9, 2004, we issued 16,945,000 shares of our common stock in exchange for all of the issued and outstanding shares of Thomas Equipment 2004 Inc. and Thomas Ventures, Inc. The shares were issued to 15 accredited investors in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

      On November 9, 2004, we entered into agreements with Laurus Master Funds, Ltd, a Cayman Islands corporation, pursuant to which we sold convertible debt, an option and a warrant to purchase common stock of Thomas to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The agreements with Laurus were amended on January 26, 2005 and February 28, 2005. The securities sold to Laurus include the following:

      o A secured convertible minimum borrowing note with a principal amount of $8,000,000;
      o A secured revolving note with a principal amount not to exceed $20,000,000;
      o Secured convertible term notes with an aggregate principal amount of $7,900,000;
      o Common stock purchase warrants to purchase 2,750,000 shares of common stock of Thomas, at a purchase price of $2.25 per share, exercisable for a period of seven years;
      o An option to purchase 4,020,000 shares of common stock of Thomas Equipment Inc, at a purchase price equal to the par value of such shares, exercisable for a period of seven years; and
      o 1,980,000 shares of our common stock sold for a total purchase price of $19,800.

      On December 22, 2004, we entered into an Agreement and Plan of Amalgamation with 4274458 Canada, Inc., a corporation wholly-owned by us, and Pneutech, Inc., as amended effective February 28, 2005. Under the terms of the agreement which closed on February 28, 2005, we acquired 100% of the common stock of Pneutech, in exchange for the issuance by us of a total of 1,082,639 shares of our common stock and warrants to purchase 211,062 shares of common stock, exercisable at $3.00 per share issued to 27 stockholders in an offering exempt from registration pursuant to Regulation S. An additional 167,359 shares of common stock were issued as of the closing in exchange for the cancellation of approximately CD$612,000 of debt owed by Pneutech to 11 unrelated parties in an offering exempt from registration pursuant to Regulation S.


      On February 28, 2005, we entered into financing agreements with Roynat Merchant Capital Inc. In connection therewith, we sold a subordinated debenture to Roynat Merchant Capital with a principal amount of CDN $6,500,000 and we issued warrants to Roynat Merchant Capital to purchase 1,000,000 shares of common stock at an exercise price of $3.00 per share. The sales were made in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

      On April 19, 2005, we entered into agreements with 15 institutional accredited investors for the sale of an aggregate of 25,000 shares of series A preferred stock and warrants to purchase an aggregate of 2,083,333 shares of common stock exercisable at a price of $3.75 per share at any time during a period of five years. The securities were sold for an aggregate cash consideration of $25,000,000. The securities were issued in a private placement transaction pursuant to Section 4(2) and Regulation D under the Securities Act of 1933. We paid the placement agent of the offering a fee of 6% of the aggregate proceeds, together with warrants to purchase 500,000 shares of common stock at an exercise price of $3.00 per share for a period of five years.

Item 27.  Exhibits.

      The following exhibits are included as part of this Form SB-2. References to "us" in this Exhibit List mean Thomas Equipment, Inc., a Delaware corporation.

Exhibit
Number                              Description

3.1 Certificate of Incorporation of Thomas Equipment, Inc., incorporated by reference to Exhibit 3.1 of the Company's registration statement Form SB-2, filed August 25, 2000.

3.2               Bylaws of Thomas Equipment, Inc., incorporated by reference to
                  Exhibit 3.1 of the Company's registration statement Form SB-2, filed August 25, 2000.


3.3 Amended and Restated Certificate of Designation for Series A Preferred Stock, incorporated by reference to Exhibit 4.1 to Form 8-K filed on April 20, 2005.


4.1 Security and Purchase Agreement, dated as of November 9, 2004, by and among Laurus Master Fund, Ltd., Thomas Equipment, Inc. and Thomas Ventures, Inc.(1)

4.2 Security Agreement, dated as of November 9, 2004, between Laurus Master Fund, Ltd. and Thomas Equipment 2004 Inc.(1)

4.3 General Security Agreement, dated as of November 9, 2004, by Thomas Equipment 2004, Inc., in favor of Laurus Master Fund, Ltd.(1)

4.4 Guarantee, dated as of November 9, 2004, by Thomas Equipment 2004, Inc., in favor of Laurus Master Fund, Ltd.(1)

4.5 Intellectual Property Security Agreement, dated as of November 9, 2004, by and among Laurus Master Fund, Ltd., Thomas Equipment, Inc. and Thomas Ventures, Inc.(1)

4.6 Secured Revolving Note issued to Laurus Master Fund, Ltd., dated November 9, 2004.(1)

4.7 Secured Convertible Minimum Borrowing Note issued to Laurus Master Fund, Ltd., dated November 9, 2004.(1)

4.8 Secured Convertible Term Note issued to Laurus Master Fund, Ltd., dated November 9, 2004.(1)

4.9 Common Stock Purchase Warrant issued to Laurus Master Fund, Ltd., dated November 9, 2004.(1)

4.10              Option issued to Laurus Master Fund, Ltd., dated November 9,
                  2004.(1)

4.11 Registration Rights Agreement, dated as of November 9, 2004, by and between Laurus Master Fund, Ltd. and Thomas Equipment, Inc.(1)

4.12 Stock Pledge Agreement, dated as of November 9, 2004, by and between Laurus Master Fund, Ltd. and Thomas Equipment, Inc.(1)

4.13 Stock Pledge Agreement, dated as of November 9, 2004, by and between Laurus Master Fund, Ltd. and Thomas Equipment 2004 Inc.(1)

4.14 Shareholders' Agreement, dated as of October 1, 2004, by and among Thomas Equipment, Inc., Thomas Equipment 2004 Inc. and McCain Foods Limited(1)

4.15 Amendment Agreement, dated as of February 28, 2005, by and among Laurus Master Fund, Ltd., Thomas Equipment, Inc. and Thomas Ventures, Inc.(2)

4.16 Secured Convertible Term Note issued to Laurus Master Fund, Ltd., dated February 28, 2005.(2)

4.17 Common Stock Purchase Warrant issued to Laurus Master Fund, Ltd., dated February 28, 2005.(2)

4.18 Reaffirmation and Ratification Agreement, dated as of February 28, 2005, by Thomas Equipment, Inc., Thomas Ventures, Inc. and Thomas Equipment 2004 Inc. in favor of Laurus Master Fund, Ltd.(2)

4.19 Subordination and Intercreditor Agreement by and among by Thomas Equipment, Inc., Thomas Ventures, Inc. and Thomas Equipment 2004 Inc., Pneutech Inc., Rousseau Controls Inc., Hydraman Fluid Power Limited and Roynat Merchant Capital Inc. in favor of Laurus Master Fund, Ltd.(2)

4.20 Subscription Agreement between Roynat Merchant Capital Inc., Thomas Equipment, Inc., Thomas Equipment 2004 Inc., Thomas Ventures, Inc., Pneutech Inc., Rousseau Controls Inc. and Hydraman Fluid Power Limited, dated as of February 28, 2005
                  (2)

4.21 Debenture in the Amount of CD$6,500,000 in favor of Roynat Merchant Capital Inc., dated as of February 28, 2005(2)

4.22 Common Stock Purchase Warrant in favor of Roynat Merchant Capital Inc., dated as of February 28, 2005(2)

4.23              Registration Right Agreement between Thomas Equipment, Inc.
                  and Roynat Merchant Capital Inc., dated as of February 28, 2005(2)

4.24 General Security Agreement between Roynat Merchant Capital Inc., Thomas Equipment, Inc. and Thomas Ventures, Inc., dated as of February 28, 2005(2)

5.1 Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith).

10.1 Plan and Agreement of Reorganization, by and among Thomas Equipment, Inc., Thomas Ventures, Inc. and its shareholders, and Thomas Equipment 2004 Inc. and its shareholders, dated as of October 11, 2004 (3)

10.2 Agreement of Purchase and Sale of Assets, dated as of October 1, 2004, by and among Thomas Equipment 2004 Inc. and Thomas Equipment Ltd.(1)

10.3              Lease between Thomas Equipment Limited, Thomas Equipment, Inc.
                  and Thomas Equipment 2004 Inc. for Presque Isle, Maine property, dated as of October 1, 2004(1)

10.4              Lease between Thomas Equipment Limited, Thomas Equipment, Inc.
                  and Thomas Equipment 2004 Inc. for New Brunswick properties, dated as of October 1, 2004(1)

10.5 Employment Agreement between Thomas Equipment, Inc., Thomas Equipment 2004 Inc. and Clifford Rhee, effective as of October 1, 2004.(1)

10.6 Amended and Restated Agreement and Plan of Amalgamation, among Thomas Equipment, Inc., 4274458 Canada, Inc. and Pneutech, Inc., dated as of February 28, 2005(2)

10.7              Agreement by and between Hyundai Heavy Industries Co., Ltd.
                  and Thomas Equipment 2004 Inc., dated as of February 3,
                  2005(4)

10.8              Agreement between Thomas Equipment 2004 and Kubota
                  Europe S.A.S.

16.1              Letter from Kingery & Crouse, P.A., dated November 11,
                  2004.(1)

23.1              Consent of Kingery & Crouse, P.A.

23.2              Consent of PricewaterhouseCoopers LLP

23.3 Consent of Sichenzia Ross Friedman Ference LLP (included as part of Exhibit 5.1)

1. Filed as an exhibit to the Registrant's Form 8-K dated as of November 9, 2004, and incorporated herein by reference.

2. Filed as an exhibit to the Registrant's Form 8-K dated as of February 28, 2005, and incorporated herein by reference.

3. Filed as an exhibit to the Registrant's Form 8-K dated as of October 12, 2004, and incorporated herein by reference.

4. Filed as an exhibit to the Registrant's Form 8-K dated as of February 3, 2005, and incorporated herein by reference.

Item 28.  Undertakings.

      The undersigned registrant hereby undertakes to:

      (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

        (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of a prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

      (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains the form of a prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Milwaukee, State of Wisconsin, on April 21, 2005.

                                           THOMAS EQUIPMENT, INC.

                                           By: /s/ Clifford M. Rhee,
                                               President

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

      That the undersigned officers and directors of Thomas Equipment, Inc, a Delaware corporation, do hereby constitute and appoint Andrew Hidalgo the lawful attorney in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent, shall do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

      IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney and pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities on April 21, 2005.

      Signature                   Title                               Date
      ---------                   -----                               ----


/s/ Clifford M. Rhee
--------------------
By: Clifford M. Rhee    President and Director                    April 21, 2005
                        (Principal Executive Officer)

/s/ Luigi Lo Basso
--------------------
By: Luigi Lo Basso      Chief Financial Officer                   April 21, 2005
                        (Principal Financial Accounting
                        Officer)
/s/ David M. Marks
--------------------
By: David M. Marks      Chairman of the Board and Director        April 21, 2005

/s/ Kenneth Shirley
--------------------
By: Kenneth Shirley     Director                                  April 21, 2005

/s/ James E. Patty
--------------------
By: James E. Patty      Director                                  April 21, 2005